Exhibit 10.1

CREDIT AGREEMENT

among

RAPID7, INC.
and
RAPID7 LLC,
as Borrowers

The Several Lenders
from Time to Time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Dated as of June 25, 2025

____________________________

JPMORGAN CHASE BANK, N.A., First-Citizens Bank & Trust Company,
MUFG Bank, Ltd. and Wells Fargo Bank, N.A.,
as Joint Lead Arrangers and Bookrunners

and

BANK OF AMERICA, N.A. and GOLDMAN SACHS BANK USA,

as Co-Documentation Agents

Page

Section 1. DEFINITIONS	1
1.1. Defined Terms	1
1.2. Other Definitional Provisions	51
1.3. Currency Conversion	52
1.4. Terms Generally; Pro Forma Calculations	52
1.5. Classification of Loans and Borrowings	56
1.6. Interest Rates; Benchmark Notification	56
1.7. Letter of Credit Amounts	56
1.8. Divisions	56
1.9. Exchange Rates; Currency Equivalent	56
Section 2. AMOUNT AND TERMS OF LOANS AND COMMITMENTS	57
2.1. [Reserved].	57
2.2. [Reserved].	57
2.3. [Reserved].	57
2.4. Revolving Commitments	57
2.5. Procedure for Revolving Loan Borrowing	57
2.6. Commitment Fees	58
2.7. Termination or Reduction of Revolving Commitments	58
2.8. Fees, etc.	58
2.9. Swingline Loans	59
2.10. Optional Prepayments	60
2.11. Mandatory Prepayments	60
2.12. Continuation Options	60
2.13. Letters of Credit	61
2.14. Interest Rates and Payment Dates	66
2.15. Computation of Interest and Fees; Interest Elections	67
2.16. Inability to Determine Interest Rate	67
2.17. Pro Rata Treatment and Payments	69
2.18. Requirements of Law	70
2.19. Taxes	72
2.20. Indemnity	75
2.21. Change of Lending Office	76
2.22. Replacement of Lenders	76
2.23. [Reserved].	77
2.24. Extension of the Facilities	77
2.25. Incremental Loan Extensions	80
2.26. [Reserved].	84
2.27. Defaulting Revolving Lenders	84
2.28. Refinancing Facilities	86
Section 3. [RESERVED]	87

i

Section 4. REPRESENTATIONS AND WARRANTIES	87
4.1. Financial Condition	87
4.2. No Change	87
4.3. Existence; Compliance with Law	87
4.4. Power; Authorization; Enforceable Obligations	88
4.5. No Legal Bar	88
4.6. Litigation	88
4.7. No Default	88
4.8. Ownership of Property	88
4.9. Intellectual Property	89
4.10. Taxes	89
4.11. Federal Regulations	89
4.12. Labor Matters	89
4.13. ERISA	89
4.14. Investment Company Act; Other Regulations	89
4.15. Subsidiaries	90
4.16. Use of Proceeds	90
4.17. Environmental Matters	90
4.18. Accuracy of Information, etc.	90
4.19. Security Documents	91
4.20. Solvency	91
4.21. Anti-Corruption Laws; Sanctions and Patriot Act	91
4.22. Affected Financial Institutions	92
Section 5. CONDITIONS PRECEDENT	92
5.1. [Reserved].	92
5.2. Conditions to the Closing Date	92
5.3. Conditions to Extensions of Credit	94
Section 6. AFFIRMATIVE COVENANTS	94
6.1. Financial Statements	94
6.2. Certificates; Other Information	95
6.3. Payment of Taxes	95
6.4. Maintenance of Existence; Compliance	96
6.5. Maintenance of Property; Insurance	96
6.6. Inspection of Property; Books and Records; Discussions	96
6.7. Notices	96
6.8. Environmental Laws	97
6.9. Additional Collateral, etc.	97
6.10. Designation of Subsidiaries	100
6.11. [Reserved]	101
6.12. Post-Closing Obligations	101
6.13. Holding Company Reorganization	101
6.14. Use of Proceeds	101
Section 7. NEGATIVE COVENANTS	102
7.1. Financial Covenants	102
7.2. Indebtedness	102
7.3. Liens	105

7.4. Fundamental Changes	110
7.5. Disposition of Property	110
7.6. Restricted Payments	113
7.7. Investments	115
7.8. Transactions with Affiliates	119
7.9. Sales and Leasebacks	120
7.10. Changes in Fiscal Periods	121
7.11. Negative Pledge Clauses	121
7.12. Lines of Business	122
7.13. Optional Payments and Modifications of Subordinated Indebtedness	122
7.14. Use of Proceeds..	123
Section 8. EVENTS OF DEFAULT	123
Section 9. THE AGENTS	126
9.1. Appointment	126
9.2. Delegation of Duties	127
9.3. Exculpatory Provisions	127
9.4. Reliance by Administrative Agent	127
9.5. Notice of Default	127
9.6. Non-Reliance on Agents and Other Lenders	128
9.7. Indemnification	129
9.8. Agent in Its Individual Capacity	129
9.9. Successor Administrative Agent	129
9.10. Certain ERISA Matters	130
9.11. Agents	130
9.12. Credit Bidding	131
9.13. Erroneous Payments.	132
9.14. Posting of Communications	133
9.15. Borrower Communications	134
Section 10. MISCELLANEOUS	135
10.1. Amendments and Waivers	135
10.2. Notices.	137
10.3. No Waiver; Cumulative Remedies	138
10.4. Survival of Representations and Warranties	138
10.5. Expenses; Limitation of Liability; Indemnity, Etc.	138
10.6. Successors and Assigns; Participations and Assignments	140
10.7. Adjustments; Set-off	144
10.8. Counterparts	145
10.9. Severability	145
10.10. Integration	146
10.11. GOVERNING LAW	146
10.12. Submission To Jurisdiction; Waivers	146
10.13. Releases of Guarantees and Liens	147
10.14. Confidentiality	148
10.15. WAIVERS OF JURY TRIAL	149
10.16. Patriot Act	149
10.17. No Fiduciary Duty	150

10.18. Usury	150
10.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions	150
10.20. Conversion of Currencies	151
10.21. Several Obligations	151
10.22. MIRE Events	151
10.23. Acknowledgment Regarding Any Supported QFCs	151

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
1.1C	Loan Parties
1.1D	Excluded Subsidiary
4.6	Pending Litigation
2.13	Existing Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.19(a)	Financing Statements/Filing Offices
6.12	Post-Closing Obligations
7.2(c)	Existing Indebtedness
7.3(f)	Existing Liens
7.5	Dispositions
7.7(h)	Existing Investments
7.8	Transactions with Affiliates
7.11	Negative Pledge

EXHIBITS:

A-1	Form of Guarantee Agreement
A-2	Form of Collateral Agreement
B	Form of Compliance Certificate
C	Form of Assignment and Assumption
D-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
D-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
D-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
D-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
E	Form of Solvency Certificate
F	Form of First Lien Intercreditor Agreement
G	Form of Junior Lien Intercreditor Agreement

CREDIT AGREEMENT, dated as of June 25, 2025, among Rapid7, Inc., a Delaware corporation (the “Company”), Rapid7 LLC, a Delaware limited liability company (“Rapid7 LLC” and, together with the Company, the “Borrowers”, and each individually a “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent.

RECITALS

WHEREAS, the Borrowers have requested that the Lenders extend credit to the Borrowers in the form of a senior secured revolving credit facility in an aggregate amount of $200,000,000 the proceeds of which will be used, among other things, for working capital, capital expenditures, permitted acquisitions and other general corporate purposes.

WHEREAS, the Borrowers have requested that each Revolving Lender provide to the Borrowers the Revolving Facility on the terms and subject to the conditions set forth herein; and

WHEREAS, the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1.   DEFINITIONS

1.1.    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2027 Convertible Notes”: the Company’s 0.25% Convertible Senior Notes due 2027, incurred pursuant to that certain Indenture, dated March 19, 2021, by and between the Company and U.S. Bank National Association, as trustee.

“2027 Notes Maturity Date”: as defined in the definition of “Springing Maturity Date”.

“2029 Convertible Notes”: the Company’s 1.25% Convertible Senior Notes due 2029, incurred pursuant to that certain Indenture, dated September 8, 2023, by and between the Company and U.S. Bank Trust Company, National Association, as trustee.

“2029 Notes Maturity Date”: as defined in the definition of “Springing Maturity Date”.

“ABR”: when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender”: as defined in Section 2.25(b).

“Additional Refinancing Lender”: as defined in Section 2.28(a).

“Additional Term Loan Commitment”: any term loan commitment added hereunder pursuant to Sections 2.25 or 2.28.

“Additional Term Loans”: any term loan added hereunder pursuant to Sections 2.25 or 2.28.

“Administrative Agent”: JPMCB, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied from time to time by the Administrative Agent to the Borrowers or any Lender, as the context requires.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, at any time, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Lender”: as defined in Section 10.6(k).

“Agents”: the collective reference to the Arrangers, the Joint Bookrunners, the Co-Documentation Agents and the Administrative Agent.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Agreement Currency”: as defined in Section 10.20(b).

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Revolving Loans, (ii) the amount of such Lender’s unused Revolving Commitment, (iii) its LC Exposure and (iv) its Swingline Exposure, in each case at such time then in effect.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“All-in Yield”: with respect to any Indebtedness, the yield of such Indebtedness, whether in the form of interest rate, margin, commitment or ticking fees, original issue discount, upfront fees, index floors or otherwise, in each case, payable generally to the applicable lenders; provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity; provided further that “All-in Yield” shall exclude structuring, advisory, success, underwriting, commitment, arrangement, ticking, amendment, consent and similar fees payable in connection therewith that are not shared with all lenders providing such facility and any other fees not paid by the Borrowers generally to all lenders providing such facility ratably or, if only one lender (or affiliated group of lenders) is providing such facility, are fees of the type not customarily shared with lenders generally).

“Alternate Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.00% and (c) the Term SOFR Rate for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided, that for purposes of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.16 (for the avoidance of doubt, only until the applicable Benchmark Replacement has been determined pursuant to Section 2.16(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternative Currency” means Sterling, Euros, Swiss Francs, Yen, Canadian dollars, Indian Rupees, Czech Koruna and any additional currencies determined after the Closing Date by mutual agreement of the Borrowers, any applicable Issuing Bank and Administrative Agent; provided that each such additional currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into U.S. Dollars.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Creditor”: as defined in Section 10.20(b).

“Applicable Intercreditor Agreement”: a First Lien Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable.

“Applicable Margin”: the percentage, per annum, determined by reference to the Total Net Leverage Ratio of the Company and its Subsidiaries in effect from time to time as set forth below:

Level	Total Net Leverage Ratio	Term SOFR Loans	Base Rate Loans
III	> 5.00x	2.50%	1.50%
II	< 5.00x but > 2.50x	2.25%	1.25%
I	< 2.50x	2.00%	1.00%

For purposes of the foregoing,

(i)   Level II shall be deemed applicable for the period from the Closing Date until three (3) Business Days after the date that financial statements of the Company are required to be delivered pursuant to Sections 6.1(a) or (b), as applicable, for the first full fiscal quarter ended after the Closing Date;

(ii)   if at any time the Company fails to deliver the financial statements required to be delivered pursuant to Sections 6.1(a) or (b) on or before the date the such required financials are due pursuant to such Sections 6.1(a) or (b), Level III shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after such required financials are actually delivered, after which the Level shall be determined in accordance with the table above as applicable; and

(iii)   adjustments, if any, to the Level then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable financial statements required to be delivered pursuant to Sections 6.1(a) or (b) (it being understood and agreed that each change in Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Notwithstanding the foregoing, (i) the Applicable Margin in respect of any Class of Incremental Term Loans or Incremental Revolving Loans shall be the applicable percentages per annum set forth in the relevant Incremental Facility Amendment, (ii) the Applicable Margin in respect of any Class of Refinancing Term Loans or Revolving Loans of a given Refinancing Series shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment and (iii) the Applicable Margin in respect of any Class of Extended Term Loans or Revolving Loans of a given Extension Series shall be the applicable percentages per annum set forth in the relevant Extension Amendment.

“Applicable Parties”: as defined in Section 9.14(c).

“Approved Borrower Portal”: as defined in Section 9.15(a).

“Approved Electronic Platform” as defined in Section 9.14(a).

“Arrangers”: JPMCB, First-Citizens Bank & Trust Company, MUFG Bank, Ltd. and Wells Fargo Bank, N.A.

“Assignee”: as defined in Section 10.6(c).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.

“Assignor”: as defined in Section 10.6(c).

“Auto-Extension Letter of Credit”: as defined in Section 2.13(b).

“Available Amount”: at any time, an amount equal to, without duplication:

(a)   the sum of:

(i)   greater of (x) $66,000,000 and (y) 35% of Consolidated EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis; plus

(ii)   the CNI Growth Amount; plus

(iii)   the amount of any capital contributions to or other proceeds of any issuance of Qualified Capital Stock (other than any amounts received from the Company or any Subsidiary) received by the Company or any of its Subsidiaries, plus the fair market value (as determined by the Company in good faith) of Cash Equivalents, marketable securities or other property received by the Company or any Subsidiary as a capital contribution or in return for any issuance of Qualified Capital Stock (other than any amounts received from the Company or any Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time (and excluding amounts used to make payments pursuant to Section 7.13(c));; plus

(iv)   the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of the Company or any Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Company or any Subsidiary), which has been converted into or exchanged for Capital Stock of the Company or any Subsidiary that does not constitute Disqualified Capital Stock, together with the fair market value of any cash or Cash Equivalents (as determined by the Company in good faith) and the fair market value (as determined by the Company in good faith) of any property or assets received by the Company or such Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v)   the net proceeds received by the Company or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Company or any Subsidiary) of any Investment made pursuant to Section 7.7(l) in an amount, together with amounts added pursuant to clauses (vi) and (vii)(c), not to exceed the original Investment; plus

(vi)   to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Company or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans and interest payments on loans, in each case received in respect of any Investment made pursuant to Section 7.7(l) in an amount, together with amounts added pursuant to clauses (v) and (vii)(c), not to exceed the original Investment; plus

(vii)   an amount equal to the sum of (a) the amount of any Investments by the Company or any Subsidiary pursuant to Section 7.7(l) in any Unrestricted Subsidiary that has been redesignated as a Subsidiary, (b) the amount of any Investments by the Company or any Subsidiary pursuant to Section 7.7(l) in any Unrestricted Subsidiary or any Joint Venture that is not a Subsidiary that has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Company or any Subsidiary and (c) the fair market value (as determined by the Company in good faith) of the property or assets of any Unrestricted Subsidiary or any Joint Venture that is not a Subsidiary that have been transferred, conveyed or otherwise distributed to the Company or any Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time in an amount not to exceed, together with amounts added pursuant to clauses (v) and (vi), the Investments made in such Unrestricted Subsidiary or Joint Venture pursuant to Section 7.7(l); plus; minus

(b)   an amount equal to the sum of (i) Restricted Payments made pursuant to Section 7.6(e), plus (ii) Restricted Debt Payments made pursuant to Section 7.13(e), plus (iii) Investments made pursuant to Section 7.7(l), in each case, during the period from and including the day immediately following the Closing Date through and including such time.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect minus (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving

Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.6, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.16.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Level”: as defined in Section 7.1.

“Benchmark”: initially, with respect to any (i) RFR Loan, Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.16.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) with respect to the Term SOFR Rate only, Daily Simple SOFR;

(2) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Company, may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides, in consultation with the Company, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)   in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)   in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or

(2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification”: with respect to any Borrower, to the extent such Borrower is a “legal entity customer” as such term is defined in the Beneficial Ownership Regulation, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Benefitted Lender”: as defined in Section 10.7(a).

“BHC Act Affiliate”: in respect of a party, an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bona Fide Debt Fund” means any fund or investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course of business.

“Borrower”: has the meaning ascribed to such term in the preamble hereto and, as the context requires (to the extent not otherwise expressly stated), shall mean both Borrowers or the applicable Borrower in respect of a Loan or Letter of Credit.

“Borrower Communications”: as defined in Section 9.15(d).

“Borrowing”: any Loans of the same Class, Type and currency made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Date”: any Business Day specified by the applicable Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any Finance Lease, and for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction, and excluding for the avoidance of doubt any Permitted Convertible Indebtedness and any other Indebtedness convertible into or exchangeable for any of the foregoing.

“Cash” or “cash”: money, currency or a credit balance in any deposit account, in each case determined in accordance with GAAP.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or any United States branch of a foreign bank, in each case having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Financial Services LLC (together with any successor thereto, “S&P”), P-2 by Moody’s Investors Service, Inc. (together with any successor thereto, “Moody’s”) or F2 by Fitch, or carrying an equivalent rating by a nationally recognized rating agency, if all of the three named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated (i) in the case of any such state, commonwealth, territory, political subdivision or taxing authority, at least A by S&P, A by Moody’s or A by Fitch or (ii) in the case of a foreign government, at least BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA or Aaa, as applicable, by any two of S&P, Moody’s and Fitch and (iii) have portfolio assets of at least $5,000,000,000; (i) debt securities of an issuer rated at least A-1 by S&P, P-1 by Moody’s or F1 by Fitch, or carrying an equivalent rating by a nationally recognized rating agency; or (j) solely in respect of the ordinary course cash management activities of the Foreign Subsidiaries, (i) equivalents of the investments described in clause (a) above to the extent guaranteed by any member state of the European Union or the country in which the Foreign Subsidiary operates, (ii) equivalents of the investments described in clause (b) above issued, accepted or offered by any commercial bank organized under the laws of a member state of the European Union or the jurisdiction of organization of the applicable Foreign Subsidiary having at the acquisition thereof combined capital and surplus of not less than $250,000,000 and (iii) without limiting the foregoing sub-clauses (i) and (ii) of this clause (j), investments equivalent to those referenced in clauses (a) through (f) above denominated in foreign currencies and used by the Company for cash management purposes in the ordinary course of business consistent with past practice to the extent guaranteed, issued, accepted or offered by (x) any country in which such Foreign Subsidiary operates or is organized or (y) any commercial bank organized under the laws of the jurisdiction in which such Foreign Subsidiary operates or is organized, as applicable, in each case without regard to any minimum rating or capital requirement specified in clauses (a) through (i) above.

“Cash Management Obligations”: any obligation of the Company or any of its Subsidiaries in respect of (i) cash netting, overdrafts and related liabilities that arise from treasury, depositary or cash pooling or management services including in connection with any automated clearing house transfers of funds or any similar transactions including in connection with deposit accounts and (ii) credit, debit, travel and expense, corporate purchasing and/or other purchasing cards issued to or for the benefit or account of the Company or any of its Subsidiaries or their respective employees. For the avoidance of doubt, the parties agree that any Cash Management Obligation that was permitted to be entered into or designated as a Cash Management Obligation under this Agreement at the time such obligation was entered into or so designated shall continue to be secured by the Collateral even though a limitation under this Agreement may be exceeded solely as a result of a change in the currency exchange rates from the currency exchange rates applicable at the time such Cash Management Obligation was entered into or designated.

“CFC”: each Person that is a direct or indirect Subsidiary of a U.S. Person (to the extent such Subsidiary is treated as a corporation for U.S. federal income tax purposes) and a “controlled foreign corporation” as defined in Section 957(a) of the Code.

“CFC Holding Company”: a direct or indirect Domestic Subsidiary of the Company with no material assets other than Capital Stock or debt that is treated as equity for United States federal income tax purposes of (a) one or more CFCs or (b) one or more CFC Holding Companies.

“Change of Control”: means the earliest to occur of:

(a)   the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Closing Date), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Closing Date), but excluding (i) any Employee Benefit Plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor and (ii) one or more of the direct or indirect beneficial owners of a majority of the aggregate ordinary voting power of the Company (or, to the extent applicable, the Holding Company) on a fully diluted basis as of the Closing Date, of Capital Stock representing more than 35% of the total voting power of all of the outstanding voting Capital Stock of the Company (or, to the extent applicable, the Holding Company); and

(b)   Rapid7 LLC ceasing to be a direct or indirect Wholly Owned Subsidiary of the Company.

Notwithstanding the foregoing, a Change of Control shall be deemed not to have occurred pursuant to clause (a) above at any time if the Persons who directly or indirectly beneficial own a majority of the aggregate ordinary voting power of the Company on a fully diluted basis as of the Closing Date have, at such time, directly or indirectly, the right or the ability, by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board of Directors of the Company.

Notwithstanding the preceding clauses or any provision of Section 13d-3 of the Exchange Act as in effect on the Closing Date, (i) a Person or group shall be deemed not to beneficially own Capital Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock in connection with the transactions contemplated by such agreement,

(ii) if any group includes one or more of the direct or indirect beneficial owners of a majority of the aggregate ordinary voting power of the Company on a fully diluted basis, the issued and outstanding Capital Stock of the Company owned, directly or indirectly, by any direct or indirect beneficial owners of a majority of the aggregate ordinary voting power of the Company on a fully diluted basis that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred so long as one or more of the direct or indirect beneficial owners of a majority of the aggregate ordinary voting power of the Company on a fully diluted basis hold in excess of 50% of the issued and outstanding Capital Stock owned, directly or indirectly, by such group and (iii) a Person or group will not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of the Capital Stock or other securities of such other Person’s parent entity (or related contractual rights) unless (A) it owns 50% or more of the total voting power of the Capital Stock entitled to vote for the election of directors or board of managers of such parent entity and (B) such directors or managers elected by the Person or group have a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

Notwithstanding the foregoing, a Holding Company Reorganization shall not constitute a Change of Control.

“Charge”: any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Class”: (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Commitments, Extended Revolving Commitments of a given Extension Series, Extended Term Loans of a given Extension Series, Incremental Commitments or Refinancing Term Commitments of a given Refinancing Series and (c) when used with respect to Loans or a borrowing, refers to whether such Loans, or the Loans comprising such borrowing, are Revolving Loans, Incremental Revolving Loans, Revolving Loans under Extended Revolving Commitments of a given Extension Series, Revolving Loans under Other Revolving Commitments, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Extended Term Loans of a given Extension Series. Revolving Commitments, Extended Revolving Commitments, Incremental Commitments, Other Revolving Commitments or Refinancing Term Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.2 are satisfied or waived in accordance with Section 10.1.

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“CNI Growth Amount”: at any date of determination, an amount (which amount shall not be less than zero) equal to 50% of Consolidated Net Income for the cumulative period from the first day of the fiscal quarter of the Company during which the Closing Date occurs to and including the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 6.1 (treated as one accounting period).

“Co-Documentation Agents”: means Bank of America, N.A. and Goldman Sachs Bank USA.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is or is purported to be created by any Security Document.

“Collateral Account”: has the meaning assigned to it in Section 2.13(j).

“Collateral Agent”: JPMorgan Chase Bank, N.A.

“Collateral Agreement”: the Collateral Agreement dated as of the Closing Date executed and delivered by the Company, Rapid7 LLC and each Subsidiary Guarantor pursuant to this Agreement, a copy of which is attached hereto as Exhibit A-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Commitment”: as to any Lender, the Revolving Commitment of such Lender.

“Commitment Fee Rate”: the percentage, per annum, determined by reference to the Total Net Leverage Ratio of the Company and its Subsidiaries in effect from time to time as set forth below:

Level	Total Net Leverage Ratio	Commitment Fee Rate
III	> 5.00x	0.25%
II	< 5.00x but > 2.50x	0.225%
I	< 2.50x	0.20%

For purposes of the foregoing,

(i)   Level II shall be deemed applicable for the period from the Closing Date until three (3) Business Days after the date that financial statements of the Company are required to be delivered pursuant to Sections 6.1(a) or (b), as applicable, for the first full fiscal quarter ended after the Closing Date;

(ii)   if at any time the Company fails to deliver the financial statements required to be delivered pursuant to Sections 6.1(a) or (b) on or before the date the such required financials are due pursuant to such Sections 6.1(a) or (b), Level III shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after such required financials are actually delivered, after which the Level shall be determined in accordance with the table above as applicable; and

(iii)   adjustments, if any, to the Level then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable financial statements required to be delivered pursuant to Sections 6.1(a) or (b) (it being understood and agreed that each change in Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with any Loan Party within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

“Communications”: as defined in Section 9.14(d).

“Company”: as defined in the preamble hereto.

“Company Stock”: Capital Stock of the Company that constitutes “margin stock” within the meaning of Regulation U.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period; plus, without duplication and, to the extent deducted (and not added back) (or, in the case of clauses (g), (l) and (n), to the extent not included) in calculating Consolidated Net Income for such period, the sum of:

(a)   (x) income tax expense and (y) payroll tax expense related to stock options and other equity-based compensation expenses,

(b)   Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees, charges and expenses associated with Indebtedness (including with respect to the Loans and Indebtedness incurred in connection with the transactions contemplated herein),

(c)   depreciation and amortization expense and impairment charges,

(d)   all premiums and interest rate hedge termination costs in connection with any purchase or redemption of any Indebtedness and expenses associated with the equity component of, and any mark-to-market losses with respect to convertible notes (which amounts set forth in this clause (d) shall include all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP),

(e)   any other non-cash charges (excluding any such charge that constitutes an accrual of or a reserve for cash charges for any future period),

(f)   restructuring charges or reserves including write downs and write offs, including any one time charges incurred in connection with acquisitions or dispositions and costs related to the closure, consolidation and integration of facilities, information technology infrastructure and legal entities, and severance and retention bonuses;

(g)   (i) pro forma adjustments, “run rate” cost savings, operating expense reductions and cost synergies, in each case, related to any Specified Transaction consummated by the Company or any of its Subsidiaries and projected by the Company in good faith to result from actions taken or expected to be taken (in the good faith determination of the Company) within 18 months after the date any such Specified Transaction is consummated, and (ii) any pro forma adjustments, “run rate” cost savings, operating expense reductions and cost synergies projected by the Company in good faith to result from actions either taken or expected to be taken (including in connection with any restructuring initiative, cost savings initiative, new initiative, business optimization activities, cost rationalization programs and/or similar initiatives or programs) within 18 months after the date of determination to take such action (any such pro forma adjustments, “run rate” cost savings, operating expense reductions or synergies set forth in clauses (i) and (ii), “Expected Cost Savings”) (in each case, calculated on a Pro Forma Basis as though the full recurring benefit of such Expected Cost Savings had been realized in full on the first day of such period); provided that (A) such Expected Cost Savings are reasonably identifiable and factually supportable and (B) no Expected Cost Savings shall be added pursuant to this clause (g) to the extent of the amount of actual benefits realized from such actions and to the extent duplicative of any expenses or charges relating to such Expected Cost Savings that are included in clause (a) through (f) above or (h) through (s) below and (C) amounts added back in connection with such Expected Cost Savings, together with all New Contracts under clause (t) below in the aggregate, shall not exceed 30% of Consolidated EBITDA (before giving effect to such adjustments) for such period;

(h)   cash expenses relating to customary earn outs and similar obligations to the extent constituting Indebtedness;

(i)   fees and the amount of loss or discount on the sale of accounts receivables and related assets in connection with a Permitted Receivables Financing;

(j)   any charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy within the next four fiscal quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four fiscal quarters) or (ii) without duplication of amounts included in a prior period under the preceding clause (i), to the extent such charge is covered by insurance, indemnification or otherwise reimbursable by a third party (whether or not then realized so long as the Company in good faith expects to receive proceeds arising out of such insurance, indemnification or reimbursement obligation within the next four fiscal quarters) (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period);

(k)   unrealized net losses in the fair market value of any arrangements under Hedge Agreements;

(l)   the amount of any cash from operations actually received by such Person (or the amount of the benefit of any netting arrangement resulting in reduced cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that any non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA for any previous period and not added back;

(m)   the amount of any non-controlling interest or minority interest charge consisting of income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary;

(n)   any other adjustments, exclusions and add-backs reflected in the financial model delivered to the Arrangers on or about May 30, 2025 (the “Company Model”);

(o)   charges, expenses and costs in anticipation of, or preparation for, standalone compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges, expenses and costs in anticipation of, or preparation for, compliance with the provisions of the Securities Act of 1933, as amended, and the Exchange Act, as applicable to companies with equity or debt securities held by the public and the rules of national securities exchange for companies with listed equity or debt securities, including listing fees;

(p)   any costs (including any settlement costs), expenses, fees, fines, penalties, judgments, legal settlements and other amounts associated with any restructuring, litigation (including any pending or threatened litigation), claim, proceeding or investigation related to or undertaken by the Company or any of its Subsidiaries, together with any related provision for taxes;

(q)   [reserved];

(r)   costs and expenses incurred in connection with the preparation, negotiation and delivery of the Loan Documents;

(s)   any net charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Company, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of the Company, relating to assets or properties held for sale or pending the divestiture or discontinuation thereof) and/or (iii) any facility that has been closed during such period; and

(t)    without duplication of any increases in deferred revenues added back pursuant to the final paragraph of this definition, the amount of incremental contract value that the Company in good faith reasonably believes would have been realized or achieved as Consolidated EBITDA contribution from the entry into (and performance under) binding and effective new agreements with new customers or, if generating value, binding and effective new agreements (or amendments to existing agreements) with existing customers (collectively, “New Contracts”) during such period had such New Contracts been effective and had performance thereunder commenced as of the beginning of such period (including, without limitation, such incremental contract value attributable to New Contracts that are in excess of (but without duplication of) contract value attributable to New Contracts that has been actually realized as Consolidated EBITDA contribution during such period) as long as such incremental contract value is reasonably identifiable and factually supportable; provided that such value shall be calculated on a Pro Forma Basis as though the full run rate effect of such value had been realized as Consolidated EBITDA contributed on the first day of such period; provided further, that amounts added back in connection with such New Contracts, together with all Expected Cost Savings under clause (g) above, in the aggregate, shall not exceed 30% of Consolidated EBITDA (before giving effect to such adjustments) for such period;

minus, to the extent taken into account in calculating Consolidated Net Income for such period, the sum of (a) interest income, (b) any non-cash income and (c) unrealized net gains in the fair market value of any arrangement under Hedge Agreements, all as determined on a consolidated basis.  Notwithstanding anything herein to the contrary, (i) increases in deferred revenue for such period shall be added back to Consolidated Net Income in calculating Consolidated EBITDA for such period and (ii) decreases in deferred revenue for such period shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA for such period.

“Consolidated First Lien Debt”: as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a first priority Lien on the Collateral.

“Consolidated Interest Expense”: for any period, total cash interest expense of the Company and its Subsidiaries for such period determined in accordance with GAAP (excluding, to the extent otherwise included in such interest expense, (i) all premiums and interest rate hedge termination costs in connection with any purchase or redemption of any Indebtedness, (ii) any fees, including upfront fees, and any other fees and expenses associated or paid in connection with this Agreement or the consummation of the Transaction, (iii) annual agency fee, paid to the Administrative Agent, (iv) fees and expenses associated with any Investment permitted pursuant to Section 7.7 or any issuance of Capital

Stock or Indebtedness permitted hereunder (whether or not consummated), (v) any interest component relating to the accretion or accrual of discounted liabilities, (vi) any write-off of unamortized debt issuance costs upon any prepayment of any Indebtedness and (vii) any lease, rental or other expense in connection with a Non-Finance Lease Obligation), net of cash interest income. Notwithstanding the foregoing, in the event that Company or a Subsidiary has entered into a Finance Lease in connection with a Permitted Sale/Leaseback, then Consolidated Interest Expense for any period shall be deemed to be increased by the interest component of lease payments under such Finance Lease made during such period. For purposes of this definition, for the avoidance of doubt, unless already included in the calculation of interest expense, interest expense shall be calculated after giving effect to any payments made or received under any Hedge Agreement or any other derivative instrument with respect to Indebtedness.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication:

(a)   the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries;

(b)   the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions;

(c)   the undistributed earnings of any Subsidiary of the Company (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary;

(d)   any goodwill or other asset impairment charges, write-offs or write-downs or amortization of intangibles;

(e)   any gain or charge attributable to any asset Disposition (including asset retirement costs or sales or issuances of Capital Stock) or of returned or surplus assets outside the ordinary course of business (as determined in good faith by such Person);

(f)   (i) any unrealized or realized net foreign currency transactional gains or charges impacting net income (including currency re-measurements of Indebtedness, any net gains or charges resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk, any transactional gains or charges relating to assets and liabilities denominated in a currency other than a functional currency and those resulting from intercompany Indebtedness), (ii) any realized or unrealized gain or charge in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (iii) unrealized gains or losses in respect of any Hedge Agreement;

(g)   any net income or charge (including all fees and expenses related thereto) attributable to (i) the early extinguishment or cancellation of Indebtedness or (ii) any derivative transaction under a Hedge Agreement;

(h)   non-cash expenses resulting from any employee benefit or management compensation plan or grant of stock and stock options or other equity and equity-based interests to employees of the Company or any Subsidiary pursuant to a written plan or agreement (including expenses arising from the grant of stock and stock options prior to the Closing Date) or the treatment of such options or other equity and equity-based interests under variable plan accounting;

(i)   any charge that is established, adjusted and/or incurred (i) within 12 months after the closing of any acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP or (ii) as a result of any change in, or the adoption or modification of, accounting principles or policies;

(j)   any (i) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (ii) amortization of intangible assets and (iii) other amortization (including amortization of goodwill, software, deferred or capitalized financing fees, debt issuance costs, commissions and expenses and other intangible assets);

(k)   fees, costs and expenses incurred, or amortization thereof, in connection with, to the extent permitted hereunder, any Investment, any issuance of debt or equity, any Disposition, any casualty event or any amendments or waivers of the Loan Documents, and refinancing, refunding, renewals or extensions permitted hereunder in connection therewith, in each case, whether or not consummated;

(l)   non-cash compensation charges and/or any other non-cash charges arising from the granting of any stock, stock option or similar arrangement (including any profits interest) or the granting of any restricted stock, stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, restricted stock, stock appreciation right, profits interest or similar arrangement or the vesting of any warrant);

(m)   the effects of adjustments (including the effects of such adjustments pushed down to the Company and its subsidiaries) in component amounts required or permitted by GAAP (including, without limitation, in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, lease, rights fee arrangements, software, goodwill, intangible asset (including customer molds), deferred revenue, advanced billing and debt line items thereof), resulting from the application of recapitalization accounting or acquisition or purchase accounting, as the case may be, in relation to or any consummated acquisition or similar Investment or the amortization or write-off of any amounts thereof; and

(n)   any extraordinary, exceptional, one-time or nonrecurring gains or losses.

“Consolidated Total Assets”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date.

“Consolidated Total Debt”: at any date, the aggregate principal amount of debt of the Company and its Subsidiaries at such date in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any permitted Investment), consisting of Indebtedness for borrowed money, obligations evidenced by notes, bonds (excluding surety bonds), debentures or similar instruments (other than an operating lease, synthetic lease or similar arrangement), purchase money indebtedness and Capital Lease Obligations.

“Contingent Purchase Price Obligations”: any earnout obligations or similar deferred or contingent purchase price obligations of the Company or any of its Subsidiaries incurred or created in connection with any acquisition to the extent such obligations are a liability on the consolidated balance sheet of the Company in accordance with GAAP.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corresponding Tenor”: with respect to any Available Tenor, means as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Agreement”: as defined in Section 7.11(c).

“Covered Entity”: any of the following:

(i)   a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)   a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)   a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”: as defined in Section 10.23.

“Credit Agreement Refinancing Indebtedness”: Indebtedness constituting (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Lien Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that (i) such Indebtedness shall not have a greater principal amount than the principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 7.2 and, to the extent secured by a Lien, Section 7.3 (and, in each case, the applicable clause of Section 7.2 and Section 7.3 shall be deemed to be utilized by the amount so incurred), (ii) the other terms and conditions of such Indebtedness shall not be materially more restrictive (taken as a whole) on the Company and its Subsidiaries (as determined by the Company in good faith) than those applicable to the Refinanced Debt being refinanced or replaced (except for covenants or other provisions (I) that reflect market terms and conditions (taken as a whole) at the time of incurrence (as determined by the Company in good faith), (II) that are reasonably satisfactory to the Administrative Agent, (III) that are applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness, or (IV) that are also added for the benefit of each Facility remaining outstanding (provided that, in the case of each of clauses (I), (II) and (IV), if any financial maintenance covenant for the benefit of any Credit Agreement Refinancing Indebtedness is added or is more restrictive than the financial maintenance covenants then applicable to any then-existing Revolving Facility, such financial maintenance covenant shall be applied to any then-existing Revolving Facility) and (iii) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Party”: the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Czech Koruna”: the lawful currency of the Czech Republic.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is an U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right”: as defined in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, any Issuing Bank or any Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect company that has, (i) become the subject of any bankruptcy or insolvency proceeding, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity (but excluding any receiver, custodian, conservator, trustee, administrator or similar Person appointed by a regulatory authority under or based on the applicable law in the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Company, each Issuing Bank, the Swingline Lender and each Lender.  For the avoidance of doubt, any Defaulting Revolving Lender shall be deemed a Defaulting Lender

“Defaulting Revolving Lender”: as defined in Section 2.27.

“Designated Non-Cash Consideration”: the fair market value (as determined by the Company in good faith) of non-cash consideration received by the Company or any Subsidiary in connection with any Disposition pursuant to Section 7.5(h) that is designated as Designated Non-Cash Consideration by a Responsible Officer of the Company (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“Disposition”: with respect to any property or right, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (other than any transaction for purposes of collateral or security to the extent permitted hereunder). The terms “Dispose” and “Disposed of” shall have correlative meanings. For the avoidance of doubt, none of (w) the issuance or sale of any Permitted Convertible Indebtedness, (x) the sale of any Permitted Warrant Transaction, (y) the purchase or early termination or unwind (whether pursuant to its terms or otherwise) of any Permitted Bond Hedge Transaction or (z) the performance by the Company of its obligations under any Permitted Convertible Indebtedness, any Permitted Warrant Transaction or any Permitted Bond Hedge Transaction, shall constitute a “Disposition.”

“Disqualified Capital Stock”: any Capital Stock of the Company which is not Qualified Capital Stock. Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Borrowers or any of their Subsidiaries, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any Permitted Payee shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Lender”: (i) competitors of the Company and its Subsidiaries identified from time to time to the Administrative Agent, (ii) persons identified to the Arrangers prior to June 25, 2025 (the list of such Persons identified pursuant to clauses (i) and (ii), the “Disqualified Lenders List”) and (iii) in

each case of clauses (i) and (ii), any of such person’s Affiliates (other than any Bona Fide Debt Fund that would not be a Disqualified Lender but for this clause (iii)) that are (x) clearly identifiable solely by similarity of name or (y) identified in writing by the Company from time to time to the Administrative Agent; provided that, notwithstanding anything herein to the contrary, (A) in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in any Loans or Commitments under the Facilities that is otherwise permitted hereunder and (B) no supplements shall become effective until three Business Days after delivery by the Company to the Administrative Agent of such supplement by electronic mail to JPMDQ_Contact@jpmorgan.com.

“Disqualified Lenders List”: as defined in clause (ii) of the definition of “Disqualified Lender”, as the same may be supplemented from time to time pursuant to clauses (i) and (iii)(y) of the definition of “Disqualified Lender”.

“Dollar Equivalent”: for any amount, at the time of determination thereof, (a) if such amount is expressed in U.S. Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in U.S. Dollars determined by using the rate of exchange for the purchase of U.S. Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of U.S. Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Domestic Funding Office”: the Administrative Agent’s office as may be designated by the Administrative Agent by written notice to the Company and the Lenders.

“Domestic Subsidiary”: any Subsidiary of the Company organized under the laws of the United States or any state thereof or the District of Columbia.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws”: as to any Person, any and all Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning human health or safety (solely as it relates to exposure to hazardous toxic or otherwise dangerous or deleterious substances, wastes or materials), pollution or protection of the environment.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro”: the single currency of the Participating Member States.

“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Assets”: as defined in the Collateral Agreement.

“Excluded Subsidiary”: (i) any Foreign Subsidiary, (ii) any Subsidiary that is not a Wholly Owned Subsidiary, (iii) any Immaterial Subsidiary, (iv) any Finance Subsidiary or any Special Purpose Finance Subsidiary, (v) any CFC Holding Company, (vi) any Subsidiary of a CFC or a CFC Holding Company, (vii) any Unrestricted Subsidiary, (viii) any Subsidiary that is prohibited by applicable law existing on the Closing Date or by applicable law or contractual obligation existing on the Closing Date or at the time of the formation or acquisition by the Company (or any of its Subsidiaries) of such Subsidiary (including pursuant to Indebtedness permitted to be incurred hereunder as assumed Indebtedness if the terms of such Indebtedness prohibit such Subsidiary from guaranteeing the Obligations) (so long as such contractual obligation is not in favor of the Company or any subsidiary of the Company or entered into in contemplation of such formation or acquisition) from providing a guarantee under the Guarantee Agreement or from having a Lien on its Capital Stock to secure the Obligations, as the context may require, for so long as such prohibition exists, or if such guarantee or such Lien, as the context may require, would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained, it being understood that the Company shall have no obligation to obtain any such consent, approval, license or authorization), (ix) any Subsidiary that is a not-for-profit organization, broker dealer, captive insurance subsidiaries and other special purpose subsidiaries, (x) any Subsidiary whose provision of a guarantee would result in materially adverse tax consequences to the Company and its Subsidiaries as reasonably determined by the Company, (xi) any Subsidiary listed in Schedule 1.1D hereto on the Closing Date and (xii) any other Subsidiary with respect to which, in the reasonable judgment of the Company, the burden or cost (including any adverse tax consequence) of providing a guarantee under the Guarantee Agreement or a Lien on its Capital Stock to secure the Obligations, as the context may require, will outweigh the benefits to be obtained by the Lenders therefrom; provided that, notwithstanding the foregoing, in no event shall any Borrower be an Excluded Subsidiary.

“Excluded Swap Obligation”: with respect to any Guarantor (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Existing Letter of Credit”: means each letter of credit existing on the Closing Date and identified on Schedule 2.13 hereto.

“Existing Revolver Tranche”: as defined in Section 2.24(a)(II).

“Existing Term Loan Tranche”: as defined in Section 2.24(a)(I).

“Expected Cost Savings”: as defined in the definition of “Consolidated EBITDA”.

“Extended Revolving Commitments”: as defined in Section 2.24(a)(II).

“Extended Term Loans”: as defined in Section 2.24(a).

“Extending Revolving Lender”: as defined in Section 2.24(b).

“Extension Amendment”: as defined in Section 2.24(c).

“Extension Election”: as defined in Section 2.24(b).

“Extension Request”: as defined in Section 2.24(b).

“Extension Series”: as defined in Section 2.24(b).

“Facility”: each of (a) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (b) each other credit facility that may be added to this Agreement after the date hereof.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter”: the Fee Letter dated as of June 2, 2025 among the Administrative Agent and the Borrowers.

“Finance Lease”: as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in conformity with GAAP (but subject to Section 1.2(h)), is or should be accounted for as a capital or finance lease on the balance sheet of that Person; provided, that for the avoidance of doubt, the amount of obligations attributable to any Finance Lease shall be the amount thereof accounted for as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided, further, that the amount of obligations attributable to any Finance Lease shall exclude any capitalized operating lease liabilities resulting from the adoption of ASC 842, Leases.

“Finance Subsidiary”: any Subsidiary of the Company formed for the sole purpose of engaging in a Permitted Receivables Financing.

“Financial Covenants”: the covenants set forth in Section 7.1.

“First Lien Intercreditor Agreement”: an intercreditor agreement substantially in the form of Exhibit F, or otherwise in a form reasonably acceptable to the Administrative Agent and the Company, among the Loan Parties from time to time party thereto, the Collateral Agent and the Other Debt Representative for the holders of Indebtedness that is permitted under Sections 7.2 and 7.3 to be, and is intended to be, secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations.

“First Lien Net Leverage Ratio”: with respect to any date of determination, the ratio of (a) Consolidated First Lien Debt as of such date less Netted Cash as of such date to (b) Consolidated EBITDA of the Company and its Subsidiaries for the applicable Test Period.

“Fitch”: Fitch Ratings Inc., together with any successor thereto.

“Fixed Amount”: as defined in Section 1.4(e).

“Flood Laws”: collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the Term SOFR Rate and Daily Simple SOFR in respect of Revolving Loans shall be 0.00%.

“Foreign Subsidiary”: any Subsidiary of the Company that is not a Domestic Subsidiary.

“Funding Office”: the office of the Administrative Agent as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Company and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of the Financial Covenants, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1; provided that, if the Company notifies the Administrative Agent following the effectiveness of any applicable Accounting Change (as defined below) that the Company requests an amendment to any provision hereof to eliminate the effect of such Accounting Change or in the application thereof on the operation of such provision (or if the Required Lenders notify the Company following the effectiveness of any such Accounting Change that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such Accounting Change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. “Accounting Change” refers to a change after the date hereof in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners) and any applicable supranational bodies (such as the European Union or the European Central Bank).

“Guarantee Agreement”: the Guarantee Agreement dated as of the Closing Date executed and delivered by the Company and each Subsidiary Guarantor pursuant to this Agreement, a copy of which is attached hereto as Exhibit A-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which obligation the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guarantors”: the collective reference to the Company, the Subsidiary Guarantors and any other Person that guarantees payment of all or a portion of the Obligations, including, following any Holding Company Reorganization, the Holding Company.

“Hedge Agreements”: all interest rate swaps, caps, collar, forward, future or option agreements or similar arrangements dealing with interest rates, currency exchange rates, the exchange of nominal interest obligations or commodities, in each case either generally or under specific contingencies, or any other arrangement constituting a Swap Agreement (including, for the avoidance of doubt, any Lender Hedge Agreements).

“Holding Company”: a corporation or other legal entity organized under a state of the United States which becomes the direct owner of 100% of the Capital Stock of the Company pursuant to a Holding Company Reorganization.

“Holding Company Reorganization”: a transaction or series of transactions (a) pursuant to which the Company shall become a direct wholly-owned Subsidiary of the Holding Company and (b) that are in compliance with the requirements set forth in Section 6.13.

“Immaterial Subsidiaries”: at any time, Subsidiaries of the Company (i) having aggregate total assets (as determined in accordance with GAAP) in an amount of less than 2.5% of Consolidated Total Assets of the Company and its Subsidiaries as of the last day of the immediately preceding Test Period and (ii) contributing in the aggregate less than 2.5% to Consolidated EBITDA for the most recently ended Test Period. In the event that total assets of all Immaterial Subsidiaries exceed 10% of Consolidated Total Assets as of the last day of the immediately preceding Test Period or the total contribution to Consolidated EBITDA of all Immaterial Subsidiaries exceeds 10% of Consolidated EBITDA for the relevant period, as the case may be, the Company will designate Subsidiaries which would otherwise constitute Immaterial Subsidiaries to be excluded as Immaterial Subsidiaries until such 10% thresholds are met.

“Incremental Cap”:

(a)   the Shared Incremental Amount, plus

(b)   (i) the amount of any optional prepayment of any Loan (including any Incremental Loan that is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations) in accordance with Section 2.10 and/or the amount of any permanent reduction of any undrawn Revolving Commitment that is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations), (ii) the amount of any optional prepayment, redemption, repurchase or retirement of Incremental Equivalent Debt that is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, (iii) the amount of any optional prepayment, redemption, repurchase or retirement of any Refinancing Term Loans or Other Revolving Loans or any Credit Agreement Refinancing Indebtedness previously applied to the permanent prepayment of any Loan, Revolving Commitment or of any Incremental Equivalent Debt referred to in clauses (i) and (ii) above (with respect to any such Credit Agreement Refinancing Indebtedness, in an aggregate amount not to exceed the aggregate amount of Loans, Revolving Commitments or Incremental Equivalent Debt, as applicable, refinanced by such Credit Agreement Refinancing Indebtedness), and (iv) the aggregate amount of any Indebtedness referred to in clauses (i) through (iii) above that is (x) repaid or retired resulting from any assignment to or purchase by such Indebtedness (and/or assignment and/or purchase of such Indebtedness by) the Company and/or any Subsidiary or (y) terminated pursuant to Section 2.22, which shall be credited to the extent of the principal amount of the Indebtedness repaid, retired or terminated; provided that for each of clauses (i) through (iv), (x) the relevant prepayment, redemption, repurchase, retirement or assignment and/or purchase was not funded with the proceeds of any Long-Term Indebtedness and (y) in the case of any prepayment of Loans under any revolving facility, such prepayment shall be accompanied by a permanent reduction in the commitments in respect thereof, plus

(c)   an unlimited amount so long as, in the case of this clause (c), on the date of incurrence thereof on a Pro Forma Basis after giving effect to the incurrence of the Incremental Facility, the Incremental Equivalent Debt or Ratio Debt, as applicable, and the application of the proceeds thereof (without netting the cash proceeds thereof) and to any relevant Specified Transaction (and, in the case of any Incremental Revolving Facility, delayed draw Incremental Term Facility or any Incremental Equivalent Debt or Ratio debt in the form of a revolving facility or delayed draw term loan facility then being established, assuming a full drawing thereunder), (1) if such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, the First Lien Net Leverage Ratio does not exceed (i) 2.75 to 1.00, or (ii) to the extent such Incremental Facility, Incremental Equivalent Debt or Ratio Debt, as applicable, is incurred in connection with a permitted acquisition or other permitted Investment, the greater of (A) 2.75 to 1.00 and (B) the First Lien Net Leverage Ratio in effect immediately prior to such incurrence and such permitted acquisition or permitted Investment, (2) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, the Senior Secured Net Leverage Ratio does not exceed (i) 3.25 to 1.00 or (ii) to the extent such Incremental Facility, Incremental Equivalent Debt or Ratio Debt, as applicable, is incurred in connection with a permitted acquisition or other permitted Investment, the greater of (A) 3.25 to 1.00 and (B) the Senior Secured Net Leverage Ratio in effect immediately prior to such incurrence and such permitted acquisition or permitted Investment, and (3) if such Indebtedness is unsecured or secured solely by assets that do not constitute Collateral, either (I) the Total Net Leverage Ratio does not exceed (i) 4.00 to 1.00 or (ii) to the extent such Incremental Facility, Incremental Equivalent Debt or Ratio Debt, as applicable, is incurred in connection with a permitted acquisition or other permitted Investment, the greater of (A) 4.00 to 1.0 and (B) the Total Net Leverage Ratio in effect immediately prior to such incurrence and such permitted acquisition or permitted Investment or (II) the Interest Coverage Ratio is not less than (i) 2.00 to 1.00 or (ii) to the extent such Incremental Facility, Incremental Equivalent Debt or Ratio Debt, as applicable, is incurred in connection with a permitted acquisition or other permitted Investment, the lesser of (A) 2.00 to 1.00 and (B) the Interest Coverage Ratio in effect immediately prior to such incurrence and such permitted acquisition or permitted Investment (this clause (c), the “Ratio Based Amount”);

provided that: (1) any Incremental Facility, Incremental Equivalent Debt or Ratio Debt may be incurred under one or more of clauses (a) through (c) of this definition as selected by the Company in its sole discretion (provided that, in the case of clause (c), an Incremental Facility may be incurred only under clause (i) thereof), and (2) upon delivery of any financial statements pursuant to Section 6.1 following the initial incurrence or implementation of any Incremental Facility, Incremental Equivalent Debt or Ratio Debt, to the extent such Incremental Facility, Incremental Equivalent Debt or Ratio Debt or any portion thereof could, based on such financial statements, have been incurred or made in reliance on clause (c), unless otherwise elected by the Company, such Incremental Facility, Incremental Equivalent Debt, Ratio Debt or portion thereof shall automatically be reclassified (subject to clause (1) of this proviso and to any other applicable provision of clause (c)) as having been incurred under clause (c).

“Incremental Commitment”: as defined in Section 2.25(a)(i).

“Incremental Equivalent Debt”: Indebtedness in an amount not to exceed the Incremental Cap incurred by any Borrower or any Subsidiary consisting of the incurrence or issuance of one or more series of senior secured notes or loans, junior lien loans or notes, subordinated loans or notes or senior unsecured loans or notes (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise) or any bridge financing in lieu of the foregoing, or secured or unsecured “mezzanine” debt, in each case, to the extent secured, subject to (x) with respect to Incremental Equivalent Debt secured by a Lien on the Collateral that is junior to the Lien securing the Obligations, a Junior Lien Intercreditor Agreement and (y) with respect to Incremental Equivalent Debt secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, a First Lien Intercreditor Agreement; provided that such Incremental Equivalent Debt shall be subject to the requirements set forth in Sections 2.25(a) mutatis mutandis, except that (a) the requirements set forth in Section 2.25(a)(viii) shall not apply to such Indebtedness and (b) the requirements set forth in Section 2.25(a)(iv) and (v) shall not apply to a customary bridge facility which, subject to customary conditions, automatically convert into long-term debt satisfying the requirements of such clauses.

“Incremental Facility”: as defined in Section 2.25(a).

“Incremental Facility Amendment”: an amendment to this Agreement executed by each of (a) the Borrowers, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.25.

“Incremental Loans”: as defined in Section 2.25.

“Incremental Revolving Commitments”: as defined in Section 2.25(b).

“Incremental Revolving Facility”: as defined in Section 2.25(a).

“Incremental Revolving Loans”: as defined in Section 2.25(a).

“Incremental Term Facility”: as defined in Section 2.25(a).

“Incremental Term Loans”: as defined in Section 2.25(a).

“Incurred Acquisition Debt”: as defined in Section 7.2(m)(i).

“Incurrence-Based Amount”: as defined in Section 1.4(e).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than any such obligations incurred in the ordinary course of such Person’s business maturing less than one year from the creation thereof), including Contingent Purchase Price Obligations solely to the extent satisfying the definition thereof, (c) all obligations of such Person evidenced by notes, bonds (excluding surety bonds), debentures or other similar instruments (other than an operating lease, synthetic lease or similar arrangement), (d) for the purposes of Sections 7.2 and 8(e) only, all indebtedness created or arising under any conditional sale or other title retention agreement (other than an operating lease) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) for the purposes of Sections 7.2 and 8(e) only, all Capital Lease Obligations of such Person; (f) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person, contingent or otherwise, as an account party under acceptances, surety bonds or similar arrangements (other than obligations arising out of endorsements of instruments for deposit or collection in the ordinary course of business), (g) all unpaid reimbursement obligations of such Person in respect of drawings under letters of credit and surety bonds and, for purposes of Sections 7.2 and 8(e) only, the face amount of all letters of credit issued for the account of such Person, (h) for the purposes of Sections 7.2 and 8(e) only, all Guarantee

Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) without limitation of the foregoing, all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that the amount of any such obligation shall be deemed to be the lesser of the face principal amount thereof and the fair market value of the property subject to such Lien and (j) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person in respect of Hedge Agreements; provided that, for purposes of Sections 7.2 and 8(e), the amount of “Indebtedness” included with respect to any such Hedge Agreement shall be based on the net termination value thereof. Notwithstanding the foregoing, (I) overdrafts by the Company and its Subsidiaries in the ordinary course of business in connection with cash management (and not working capital) and trade letter of credit with a maturity of less than 180 days issued in the ordinary course of business shall not constitute Indebtedness and (II) the obligations of the Company or any of its Subsidiaries under any Permitted Warrant Transaction shall not constitute Indebtedness of the Company or any such Subsidiary so long as the terms of such Permitted Warrant Transaction provide for “net share settlement” (or substantially equivalent term) as the default “settlement method” (or substantially equivalent term) thereunder. For purposes hereof, the amount of any Permitted Convertible Indebtedness shall be the aggregate stated principal amount thereof without giving effect to any obligation to pay cash and/or deliver shares with value in excess of such principal amount.

“Indemnitee”: as defined in Section 10.5.

“Indian Rupee”: the lawful currency of the Republic of India.

“Ineligible Institution”: as defined in Section 10.6(b).

“Information”: as defined in Section 4.18(a).

“Inside Maturity Basket”: with respect to any Indebtedness incurred in reliance on the Inside Maturity Basket, an aggregate amount of such Indebtedness at any time outstanding not exceeding the greater of (x) $188,000,000 and (y) 100% of Consolidated EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: all rights, priorities and privileges, whether arising under United States, multinational or foreign laws or otherwise, relating to copyrights, patents, trademarks, technology, know-how and processes and other intellectual property, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Coverage Ratio”: as of any date of determination, the ratio for the most recently ended Test Period of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period; provided that, for purposes of calculating the Interest Coverage Ratio for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Interest Payment Date”: (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Revolving Termination Date, as applicable, (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Revolving Termination Date, as applicable, (c) with respect to any RFR Loan,  each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such RFR Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Revolving Termination Date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Revolving Termination Date.

“Interest Period”: as to any Term Benchmark Loan (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Benchmark Borrowing, and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter or a longer period agreed to by the Lenders, (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment) as selected by such Borrower in its Borrowing request or interest election request, as the case may be, given with respect thereto; (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending one, three or six months thereafter or a longer period agreed to by the Lenders (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as selected by such Borrower by irrevocable notice in an interest election request submitted to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)   if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b)   the Borrowers may not select an Interest Period under the Revolving Facility that would extend beyond the Revolving Termination Date;

(c)   any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and

(d)   no tenor that has been removed from this definition pursuant to Section 2.16(f) shall be available.

“Investment Policy” means that certain investment policy of Rapid7, Inc., provided to the Administrative Agent and the Lenders prior to the Closing Date, as the same may be amended, restated or otherwise supplemented;  provided that (x) any eligible investments thereunder are substantially similar in nature to Cash Equivalents and substantially similar to the eligible investments thereunder as of the Closing Date and (y) such updated policy is delivered to the Administrative Agent.

“Investments”: as defined in Section 7.7.

“Issuing Bank” means (i) with respect to Letters of Credit issued hereunder on or after the Closing Date, JPMorgan Chase Bank, N.A., First-Citizens Bank & Trust Company, MUFG Bank, Ltd.,

Wells Fargo Bank, N.A. and any other Lender that agrees to act as an Issuing Bank (in each case, through itself or through one of its designated affiliates or branch offices), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.13 and (ii) with respect to the Existing Letters of Credit, First-Citizens Bank & Trust Company, in its capacity as issuer thereof. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“Joint Venture”: any Person in which the Company and/or its Subsidiaries hold less than a majority of the Capital Stock, and which does not constitute a Subsidiary of the Company, whether direct or indirect.

“JPMCB”: JPMorgan Chase Bank, N.A.

“Judgment Currency”: as defined in Section 10.20(b).

“Junior Lien Intercreditor Agreement”: an intercreditor agreement substantially in the form of Exhibit G, or otherwise in a form reasonably acceptable to the Administrative Agent and the Company, among the Loan Parties from time to time party thereto, the Administrative Agent and an Other Debt Representative for the holders of Indebtedness that is permitted under Sections 7.2 and 7.3 to be, and is intended to be, secured by a Lien on the Collateral that is junior to the Liens securing the Obligations.

“Knowledge” or to the “Knowledge”: of any Loan Party or any Subsidiaries of any Loan Party, the actual knowledge, after reasonable good faith investigation, of a Responsible Officer of such Loan Party or such Subsidiary.

“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Aggregate Exposure Percentage of the LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lender Affiliate”: (a) with respect to any Lender (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Cash Management Obligations”: Cash Management Obligations owed to any Person who is, or was, the Administrative Agent or a Lender (or any Affiliate of the Administrative Agent or any Lender) (x) at the time the agreement governing such Cash Management Obligations was entered into, with respect to any Cash Management Obligations arising from any agreement entered into after the Closing Date or (y) as of the Closing Date, with respect to any Cash Management Obligations arising from any agreement existing on the Closing Date, in each case of clauses (x) and (y), regardless of whether such Person subsequently ceases to be the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender (each such Person, a “Lender Cash Management Counterparty”).

“Lender Hedge Agreements”: as defined in the Guarantee Agreement.

“Lenders”: as defined in the preamble hereto. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Issuing Banks.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and any Existing Letter of Credit. A Letter of Credit may be issued in U.S. Dollars or in any Alternative Currency.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.13.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 1.1A, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Closing Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction”: as defined in Section 1.4(d).

“Liquidity”: as of any date of determination, the sum of (a) unrestricted cash and Cash Equivalents of the Borrowers and their Subsidiaries as of such date, plus (b) the Revolving Commitments in effect as of such date, minus (c) the Aggregate Exposure as of such date.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Guarantee Agreement, the Security Documents and the Notes, as the same may be amended, modified or supplemented from time to time.

“Loan Parties”: the Company, each Borrower and each other Subsidiary of the Company that is a party to a Loan Document. For the avoidance of doubt, the Loan Parties as of the Closing Date are set forth on Schedule 1.1C hereto.

“Local Time”: New York City time.

“Long-Term Indebtedness”: any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability; provided that revolving indebtedness shall not constitute Long-Term Indebtedness.

“Majority Facility Lenders”: with respect to any Facility, the holders (other than Defaulting Lenders) of more than 50% of the aggregate unpaid principal amount of the Loans outstanding under such Facility (excluding Loans held by Defaulting Lenders) or in the case of (a) the Revolving Facility, prior to any termination of the Revolving Commitments, the holders (other than Defaulting Lenders) of more than 50% of the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders); provided that the “Majority Facility Lenders” shall not be fewer than two Lenders and, for purposes of this proviso, a Lender and its Affiliates shall be deemed to constitute one Lender.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders, taken as a whole, under this Agreement or any other Loan Document.

“Material IP” means any Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any substances, materials or wastes, in each case that are defined or regulated as such in or for which liability or standards of conduct may be imposed under any Environmental Law due to their dangerous or deleterious properties or characteristics, including asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances and urea-formaldehyde insulation.

“Maximum Rate”: as defined in Section 10.18.

“Moody’s”: as defined in the definition of “Cash Equivalents”.

“Mortgaged Properties”: the owned real properties subject to the Mortgages designated in part (a) of Schedule 1.1B (if any) and any other owned real properties required to be mortgaged pursuant to Section 6.9.

“Mortgages”: each mortgage, deed of trust, deed to secure debt, trust deed or any other security document entered into by the owner of a Mortgaged Property in favor of the Collateral Agent for the benefit of the Collateral Agent and the Secured Parties creating a lien on such Mortgaged Property in such form as reasonably agreed between the Company and the Collateral Agent, as the same may be amended, supplemented or otherwise modified from time to time; provided, however, in the event any Mortgaged Property is (x) located in a jurisdiction which imposes mortgage recording taxes or similar fees, the applicable Mortgage shall not secure an amount in excess of 100% of the fair market value of such Mortgaged Property or (y) located in the State of New York, the applicable Mortgage shall not secure Obligations that are revolving in nature.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.

“Netted Cash”: at any date of determination, the aggregate amount of all unrestricted cash and Cash Equivalents of the Company and its Subsidiaries as of such date provided that, for all purposes hereunder, Netted Cash shall not exceed 100% of Consolidated EBITDA for the most recently ended Test Period.

“Non-Consenting Lender”: as defined in Section 2.22.

“Non-Excluded Taxes”: Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Taxes that are (i) Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes (A) imposed as a result of the Administrative Agent or any Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced this Agreement or any other Loan Document, or sold or assigned an interest in any Loan or Loan Document), (ii) attributable to a Lender’s failure to comply with the requirements of paragraph (e) or (f) of Section 2.19, (iii) in the case of a Lender, U.S. withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement or changes its lending office, except to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor (if any) immediately before such Lender acquired such interest or to such Lender immediately before it changed its lending office, (iv) any withholding Taxes imposed pursuant to FATCA or (v) any U.S. withholding Taxes imposed or collected pursuant to, or as a result of the application of, Section 899 of the Code (as proposed in the One Big Beautiful Bill Act, H.R. 1, Report No. 119-106 (May 20, 2025)) or any substantially similar provision, in each case, as finally enacted, or any substantially similar amended or successor provision; provided that, for the avoidance of doubt, any amended or successor provision that limits or repeals any benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code shall not be considered a substantially similar amended or successor provision to the proposed Section 899 of the Code for purposes of this clause (v) solely to the extent of such limitation on or repeal of any benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code.

“Non-Extension Notice Date”: as defined in Section 2.13(b).

“Non-Finance Lease Obligation”: with respect to any Person, a lease obligation of such Person that is not an obligation in respect of a Finance Lease. A straight-line or operating lease shall be considered a Non-Finance Lease Obligation.

“Non-U.S. Lender”: as defined in Section 2.19(f)(ii).

“Notes”: the collective reference to any promissory note evidencing Loans.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender (or, in the case of Lender Hedge Agreements or Lender Cash Management Obligations, any Affiliate of the Administrative Agent or any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document (including, for the avoidance of doubt, any guarantee of Lender Cash Management Obligations and Lender Hedge Agreements in each case arising under the Guarantee Agreement), the Letters of Credit, Lender Cash Management Obligations, Lender Hedge Agreements or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

“Other Debt Representative”: with respect to any series of Indebtedness permitted to be incurred and secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with or junior to the Lien securing the Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Other Revolving Commitments”: one or more Classes of revolving credit commitments hereunder that result from a Refinancing Revolving Amendment.

“Other Revolving Loans”: one or more Classes of Revolving Loans that result from a Refinancing Revolving Amendment.

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or any other similar Taxes that arise from any payment made under, from the execution, delivery, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22) as a result of a present or former connection between the Administrative Agent or a Lender and the jurisdiction of the

Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced this Agreement or any other Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant”: as defined in Section 10.6(b).

“Participant Register”: as defined in Section 10.6(b).

“Participating Member State”: each state so described in any EMU legislation.

“Patriot Act”: as defined in Section 10.16.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Bond Hedge Transaction” means any bond hedge or call or capped call option (or similar transaction) on or linked to common stock of the Company (or other securities or property following a merger event, reclassification or other change of the common stock of the Company) and purchased by the Company in connection with the issuance of any Permitted Convertible Indebtedness, including as may be amended or replaced from time to time, including through a novation of the counterparty thereto; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Permitted Convertible Indebtedness.

“Permitted Convertible Indebtedness” means Indebtedness of the Company or any Subsidiary of the Company (which may be guaranteed by the Guarantors or any such Subsidiary) permitted to be incurred hereunder that is either (a) convertible into or exchangeable for common stock of the Company (or other securities or property following a merger event, reclassification or other change of the common stock of the Company) (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the price of such common stock or a market measure of such common stock), or a combination thereof or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Company (or other securities or property following a merger event, reclassification or other change of the common stock of the Company) or cash (in an amount determined by reference to the price of such common stock).  It is understood and agreed that the 2027 Convertible Notes and 2029 Convertible Notes shall each constitute Permitted Convertible Indebtedness hereunder.

“Permitted First Priority Refinancing Debt”: any Permitted First Priority Refinancing Notes and any Permitted First Priority Refinancing Loans.

“Permitted First Priority Refinancing Loans”: any Credit Agreement Refinancing Indebtedness in the form of secured loans incurred by the Company and/or the Subsidiary Guarantors in the form of one or more tranches of loans under this Agreement; provided that (i) such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations and (ii) such Indebtedness meets the Permitted Other Debt Conditions.

“Permitted First Priority Refinancing Notes”: any Credit Agreement Refinancing Indebtedness in the form of secured Indebtedness (including any Registered Equivalent Notes) incurred by the Company and/or the Subsidiary Guarantors in the form of one or more series of senior secured notes (whether issued in a public offering, Rule 144A, private placement or otherwise) or loans not under this Agreement; provided that (i) such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, (ii) such Indebtedness meets the Permitted Other Debt Conditions and (iii) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to a First Lien Intercreditor Agreement and, if required thereby, any other Applicable Intercreditor Agreement then in effect. Permitted First Priority Refinancing Notes will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Junior Lien Refinancing Debt”: Credit Agreement Refinancing Indebtedness constituting secured Indebtedness (including any Registered Equivalent Notes) incurred by the Company and/or the Subsidiary Guarantors in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, (ii) such Indebtedness meets the Permitted Other Debt Conditions and (iii) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement). Permitted Junior Lien Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Other Debt Conditions”: with respect to any Indebtedness, that such applicable Indebtedness (i) is issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans and Revolving Loans (or Commitments in respect to Revolving Loans), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”), (ii) has a maturity (it being understood that for purposes of this clause (ii), any conversion or exchange of Permitted Convertible Indebtedness, any repurchase of Permitted Convertible Indebtedness upon a “fundamental change” or otherwise, or any redemption of Permitted Convertible Indebtedness at the option of the Company or its applicable Subsidiary, as the case may be, shall not constitute a change in the stated maturity of such Permitted Convertible Indebtedness) no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the applicable Refinanced Debt (or, if the new Indebtedness is a Term Loan and the Refinanced Debt is not a Term Loan, the then existing Term Loans, or if there are no then existing Term Loans, shall not require any scheduled amortization or other scheduled prepayments other than customary amortization for a customary “term loan B” facility or a customary “term loan A” facility, as applicable); provided, that the foregoing limitation shall not apply to a customary bridge facility which, subject to customary conditions, automatically convert into long-term debt satisfying the requirements of this clause (ii) or to Indebtedness in the form of a revolving credit facility that is incurred in reliance on the Inside Maturity Basket, (iii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, and (iv) is not secured by any property or assets of the Company or any Subsidiaries other than the Collateral.

“Permitted Payee”: any future, current or former director, officer, member of management, manager, employee, independent contractor or consultant (or any Affiliate, immediate family member or transferee of any of the foregoing) of the Company (or any Subsidiary).

“Permitted Receivables Financing”: (a) any sale by the Company or a Subsidiary of accounts receivable and related assets to a Finance Subsidiary intended to be (and which shall be treated for the purposes hereof as) a true sale transaction with customary limited recourse based upon the collectability of the receivables sold and the corresponding sale or pledge of such accounts receivable and related assets (or an interest therein) by the Finance Subsidiary, in each case without any guarantee of the collectability of such accounts receivable by the Company or any other Subsidiary thereof (other than by such Finance Subsidiary) and (b) (i) any sale by the Company or a Subsidiary of accounts receivable and related assets under a factoring agreement that is intended to be (and which shall be treated for the purposes hereof as) a true sale transaction with customary limited recourse based upon collectability of the receivables sold, without any guarantee by the Company and any other Subsidiary thereof of the collectability of such accounts receivable and (ii) any sale or financing by any Foreign Subsidiary to or with local buyers or lenders of accounts receivable and related assets in the ordinary course of business, in each case without any guarantee by the Company or any Domestic Subsidiary. In addition to accounts receivables and their proceeds, the related assets transferred in a Permitted Receivables Financing may include (A) any collateral for transferred receivables (other than any interest in goods the sale of which gave rise to such receivables) and any agreements supporting or securing payment of transferred receivables, (B) any service contracts or other agreements associated with such receivables and records relating to such receivables, (C) any bank account or lock box maintained primarily for the purpose of receiving collections of transferred receivables and (D) proceeds of all of the foregoing.

“Permitted Refinancing”: with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension (collectively, a “Refinancing” and the Indebtedness being so Refinanced, the “Refinanced Indebtedness”) of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such modification, refinancing, refunding, renewal, replacement or extension, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 7.2 and, to the extent secured by a Lien, Section 7.3 (and, in each case, the applicable clause of Section 7.2 and Section 7.3 shall be deemed to be utilized by the amount so incurred), (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.2(d), such modification, refinancing, refunding, renewal, replacement or extension has a maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than the Refinanced Indebtedness (or, if the Permitted Refinancing is a Term Loan and the Refinanced Indebtedness is not a Term Loan, the then existing Term Loans or, if there are no then existing Term Loans, shall not require any scheduled amortization or other scheduled prepayments other than customary amortization for a customary “term loan B” facility or a customary “term loan A” facility, as applicable), (c) if such Refinanced Indebtedness is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness, (d) such modification, refinancing, refunding, renewal, replacement or extension has no different obligors, or greater guarantees or security than the Refinanced Indebtedness (provided that (i) Indebtedness of any Loan Party may be Refinanced to add or substitute as an obligor another Loan Party and (ii) any Indebtedness of any Subsidiary that is not a Loan Party may be Refinanced to add or substitute as an obligor another Subsidiary that is not a Loan Party, in each case to the extent then permitted under Section 7.2) and (d) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to an Applicable Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such

Indebtedness is secured) or their representative on their behalf shall become party to the Applicable Intercreditor Agreement(s).

“Permitted Sale/Leasebacks”: as defined in Section 7.9.

“Permitted Unsecured Refinancing Debt”: Credit Agreement Refinancing Indebtedness in the form of unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Company and/or the Subsidiary Guarantors in the form of one or more series of unsecured notes or loans; provided that such Indebtedness meets the Permitted Other Debt Conditions (to the extent applicable thereto). Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or similar transaction), on or linked to common stock of the Company (or other securities or property following a merger event, reclassification or other change of the common stock of the Company), regardless of the issuer or seller thereof, issued substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction, including as may be amended or replaced from time to time, including through a novation of the counterparty thereto.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any “employee benefit plan” (as defined by Section 3(3) of ERISA) that is subject to Title IV of ERISA and in respect of which any Loan Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations”: 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledged Stock”: collectively, “Pledged Stock”, as defined in the Collateral Agreement.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” or “pro forma effect”: with respect to any determination of the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, Consolidated EBITDA, Consolidated Net Income or Interest Coverage Ratio (including component definitions thereof), that each Specified Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which such calculation is being made and that:

(a)   (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Subsidiary or any division and/or product line of the Company or any Subsidiary or (B) any designation of a Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any permitted acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Subsidiary described in the definition of the term “Specified Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated EBITDA”,

(b)    any Expected Cost Savings shall be calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized on the first day of the applicable Test Period and as if such Expected Cost Savings were realized in full during the entirety of such period; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated EBITDA”,

(c)    any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made, and

(d)    any Indebtedness incurred by the Company or any of its Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any capital lease shall be deemed to accrue at an interest rate determined by a Responsible Officer of the Company in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Term Benchmark, an interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Company.

Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the Total Net Leverage Ratio for purposes of the Financial Covenants, the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Proceeding”: as defined in Section 10.5.

“Projections”: the financial projections for the Company and its Subsidiaries delivered to the Arrangers on or about May 30, 2025.

“Properties”: as defined in Section 4.17(a).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC”: as assigned to the term “qualified financial contract” in, and which shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support”: as defined in Section 10.23.

“Qualified Acquisition”: any acquisition permitted under this Agreement that (a) involves the payment of consideration (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) by the Company and its Subsidiaries in excess of $50,000,000 and (b) is designated as a “Qualified Acquisition” by any Borrower in a written notice to the Administrative Agent.

“Qualified Capital Stock”: Capital Stock of the Company in respect of which no scheduled, mandatory or required payments are due (other than payments in kind) prior to the Latest Maturity Date.

“Ratio Based Amount”: as defined in the definition of “Incremental Cap”.

“Ratio Debt”: as defined in Section 7.2(i)(i).

“Reclassifiable Item”: as defined in Section 1.4(a).

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if, following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate, such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting, or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt”: as defined in the definition of “Permitted Other Debt Conditions”.

“Refinanced Indebtedness”: as defined in the definition of “Permitted Refinancing”.

“Refinancing Amendment” a Refinancing Revolving Amendment or a Refinancing Term Amendment, as the context requires.

“Refinancing Series”: Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Term Amendment (or any subsequent Refinancing Term Amendment to the extent such Refinancing Term Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-in Yield and, in the case of Refinancing Term Loans or Refinancing Term Commitments, amortization schedule.

“Refinancing Revolving Amendment”: an amendment to this Agreement executed by each of (a)each Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Other Revolving Commitments in accordance with Section 2.28.

“Refinancing Term Amendment”: an amendment to this Agreement executed by each of (a) each Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans in accordance with Section 2.28.

“Refinancing Term Commitments”: one or more Classes of Term Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Term Amendment.

“Refinancing Term Loans”: one or more Classes of Term Loans hereunder that result from a Refinancing Term Amendment.

“Register”: as defined in Section 10.6(d).

“Registered Equivalent Notes”: with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the applicable Borrower to reimburse an Issuing Bank pursuant to Section 2.13 for amounts drawn under Letters of Credit.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body”: the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB, or, in each case, any successor thereto.

“Relevant Rate”: (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate or (ii) with respect to any RFR Borrowing, Daily Simple SOFR, as applicable.

“Relevant Screen Rate”: with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived.

“Required Lenders”: at any time, the holders (other than Defaulting Lenders) of more than 50.0% of the sum of (i) the aggregate unpaid principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) then outstanding and (ii) the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit (excluding Revolving Extensions of Credit held by Defaulting Lenders) then outstanding; provided that the “Required Lenders” shall not be fewer than two Lenders and, for purposes of this proviso, a Lender and its Affiliates shall be deemed to constitute one Lender.

“Required Revolving Lenders”: at any time, the holders (other than Defaulting Lenders) of more than 50.0% of the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit (excluding Revolving Extensions of Credit held by Defaulting Lenders)

then outstanding, provided that the “Required Revolving Lenders” shall not be fewer than two Revolving Lenders and, for purposes of this proviso, a Revolving Lender and its Affiliates shall be deemed to constitute one Lender..

“Requirement of Law”: as to any Person, any law (including common law), treaty, rule, regulation, ordinance, order or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Company or any other applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer, Treasurer and Controller of the Company or such Loan Party, as the case may be.

“Restricted Debt Payments”: as defined in Section 7.13.

“Restricted Payments”: as defined in Section 7.6.

“Revaluation Date”: with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month, (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof and (iv) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolver Extension Request”: as defined in Section 2.24(a)(II).

“Revolver Extension Series”: as defined in Section 2.24(a)(II).

“Revolving Commitment”: as to any Revolving Lender, the obligation of such Revolving Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The initial amount of the Total Revolving Commitments on the Closing Date is $200,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s LC Exposure and (c) such Lender’s Swingline Exposure.

“Revolving Facility”: as defined in the definition of the term “Facility”.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding).

“Revolving Termination Date”: the date which is the earliest to occur of (a) the fifth anniversary of the Closing Date, (b) the date on which the Revolving Commitments are terminated and (c) the Springing Maturity Date; provided, however, if such date is not a Business Day, the Revolving Termination Date shall be the next preceding Business Day.

“RFR Borrowing”: as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan”: a Loan that bears interest at a rate based on Daily Simple SOFR.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”: at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority of any other jurisdiction in which any Guarantor or Foreign Subsidiary is organized, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders for purposes of defining a Sanctioned Person).

“Sanctions”: all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority of any other jurisdiction in which any Guarantor or Foreign Subsidiary is organized.

“S&P”: as defined in the definition of “Cash Equivalents”.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Party”: as defined in the Collateral Agreement.

“Security Documents”: the collective reference to the Collateral Agreement, any Applicable Intercreditor Agreement, the Mortgages any intellectual property security agreements and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Secured Net Leverage Ratio”: with respect to any date of determination, the ratio of (x) Consolidated Total Debt that is secured by a Lien on the Collateral as of such date less Netted Cash as of such date to (y) Consolidated EBITDA of the Company and its Subsidiaries for the applicable Test Period.

“Shared Incremental Amount”: as of any date of determination, (a) the greater of (x) $141,000,000 and (y) 75% of Consolidated EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis minus (b) the aggregate principal amount of all Incremental Facilities, Incremental Equivalent Debt, Ratio Debt and/or Incurred Acquisition Debt incurred or issued in reliance on the Shared Incremental Amount outstanding on such date, in each case after giving effect to any reclassification of any such Indebtedness as having been incurred under the Ratio Based Amount or clauses (i)(i)(B) or (m)(i)(B) of Section 7.2, as applicable.

“Significant Subsidiary”: at any time any Subsidiary, which at such time would meet the definition of “significant subsidiary” in Regulation S-X promulgated by the SEC.

“Similar Business”: any Person the majority of the revenues of which are derived from a business that would be permitted by Section 7.12 if the references to “Subsidiaries” in Section 7.12 were deemed to refer to such Person.

“Single Employer Plan”: any Plan that is not a Multiemployer Plan.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature in the ordinary course of business.

“Special Purpose Finance Subsidiary”: a special purpose entity organized under the laws of any state of the United States of America that is formed by the Company or any of its Subsidiaries for the purpose of incurring Indebtedness the proceeds of which will be placed in escrow, pending the use of such proceeds, to effect transactions that at the time such proceeds are released from escrow are permitted hereunder.

“Specified Event of Default”: any of the Events of Default described in clause (a) or (f) of Section 8.

“Specified Transaction”: with respect to any period, any merger, Investment, Disposition, incurrence, assumption or repayment of Indebtedness (including the incurrence of Incremental Term Facilities),

Restricted Payment or designation of a Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Subsidiary or other event that by the terms of this Agreement requires “compliance on a Pro Forma Basis” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Springing Liquidity Condition”: on any date of determination, that the Liquidity of the Company and its Subsidiaries is less than $250,000,000 on such date (with Liquidity to be calculated for purposes of this definition pro forma for the repayment of (x) if such date is 91 or fewer days prior to the 2027 Springing Maturity Date, the 2027 Convertible Notes and (y) if such date is 91 or fewer days prior to the 2029 Springing Maturity Date, the 2029 Convertible Notes (it being understood, for the avoidance of doubt, that if any such date is 91 or fewer days prior to both the 2027 Springing Maturity Date and the 2029 Springing Maturity Date, such calculation of Liquidity shall be made pro forma for both the repayment of the 2027 Convertible Notes and the repayment of the 2029 Convertible Notes)).

“Springing Maturity Date”: the earliest of (x) the date that is 91 days prior to the scheduled maturity date of the 2027 Convertible Notes (as such scheduled maturity date may be extended, including pursuant to any refinancing of all of the 2027 Convertible Notes) (as of any date of determination, the then-applicable scheduled maturity date as so extended, the “2027 Notes Maturity Date”), (y) the date that is 91 days prior to the scheduled maturity date of the 2029 Convertible Notes (as such scheduled maturity date may be extended, including pursuant to any refinancing of all of the 2029 Convertible Notes) (as of any date of determination, the then-applicable scheduled maturity date as so extended, the “2029 Notes Maturity Date”) and (z) any date that is 91 or fewer days prior to either (A) the then-applicable 2027 Notes Maturity Date or (B) the then-applicable 2029 Notes Maturity Date, in each case in clauses (x)-(z) above, solely to the extent the Company is not in compliance with the Springing Liquidity Condition on such date.

“Sterling”: the lawful currency of the United Kingdom.

“Subordinated Indebtedness”: of any Person, any Indebtedness of such Person that is contractually subordinated in right of payment to any other Indebtedness of such Person.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified (i) all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company, including Rapid7 LLC, and (ii) Unrestricted Subsidiaries shall be deemed not to be Subsidiaries of the Company for any and all purposes of this Agreement and the other Loan Documents. The term “Subsidiary” shall not include any Special Purpose Finance Subsidiary for purposes of Section 7.1 only for so long as the proceeds of the Indebtedness incurred by such Special Purpose Finance Subsidiary are held in escrow.

“Subsidiary Guarantor”: each Subsidiary of the Company other than any Excluded Subsidiary.

“Subsidiary Holding Company”: as defined in Section 7.4(b).

“Supported QFC”: as defined in Section 10.23.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that (i) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries and (ii) no Permitted Convertible Indebtedness, Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, shall be a “Swap Agreement”.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.

“Swingline Borrowing” means a borrowing of a Swingline Loan.

“Swingline Commitment” means $20,000,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Aggregate Exposure Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is the Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.27 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

“Swingline Lender” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.9.

“Swiss Franc”: the lawful currency of Switzerland.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”: when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term Lenders”: any Lender which holds a Term Loan.

“Term Loan Extension Request”: as defined in Section 2.24(a).

“Term Loan Extension Series”: as defined in Section 2.24(a).

“Term Loans”: any term loans made under an Incremental Term Facility.

“Term SOFR Determination Day”: as defined in the definition of Term SOFR Reference Rate.

“Term SOFR Rate”: with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator. If the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period”: for any date of determination, the most recent period of four consecutive fiscal quarters of the Company ended prior to such date of determination in respect of which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1 (or, prior to the delivery of any financial statements pursuant to Section 6.1, the period of four consecutive full fiscal quarters most recently ended prior to the Closing Date).

“Title Company”: as defined in Section 6.9(b)(ii).

“Title Policy”: as defined in Section 6.9(b)(ii).

“Total Market Cap”: as at any date of determination, the value of the Company’s common shares on the principal national securities exchange on which the Company’s common shares are registered and listed for trading at the close of trading on the preceding Business Day multiplied by the aggregate number of common shares outstanding as of the close of trading on such day.

“Total Net Leverage Ratio”: with respect to any date of determination, the ratio of (x) Consolidated Total Debt as of such date less Netted Cash as of such date to (y) Consolidated EBITDA of the Company and its Subsidiaries for the applicable Test Period.

“Total Net Leverage Ratio Step Up Period”: as defined in Section 7.1.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The Total Revolving Commitments may be increased or reduced from time to time pursuant to Sections 2.25 and 2.7, respectively.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Alternate Base Rate or, if applicable, Daily Simple SOFR.

“U.S. Dollars” or “$”: dollars in lawful currency of the United States.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes”: as defined in Section 10.23.

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.”: the United States of America.

“Unrestricted Subsidiary”: (a) any Subsidiary of the Company that is designated as an Unrestricted Subsidiary by the Company pursuant to Section 6.10 subsequent to the Closing Date and (b) any subsidiary of an Unrestricted Subsidiary.

“Yen”: the lawful currency of Japan.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased, the effect of any amortization or prepayment prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance (including any conversion or exchange of Permitted Convertible Indebtedness, any repurchase of Permitted Convertible Indebtedness upon a “fundamental change” or otherwise, or any redemption of Permitted Convertible

Indebtedness at the option of the Company or its applicable Subsidiary, as the case may be) shall be disregarded.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2.    Other Definitional Provisions.

(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any subsidiary at “fair value,” as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial

Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) the application of Accounting Standards Codification 480, 815, 805 and 718 (to the extent these pronouncements under Accounting Standards Codification 718 result in recording an equity award as a liability on the consolidated balance sheet of the Company and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity).

(f)    Notwithstanding anything to the contrary herein, no Default shall arise as a result of any limitation set forth in U.S. Dollars in Section 7 (or in any defined term used therein) being exceeded solely as a result of changes in currency exchange rates from the currency exchange rates applicable at the time or times the related transaction was entered into or designated as a Cash Management Obligation provided that, for purposes of determining whether a new transaction or designation complies with any such limitation set forth in U.S. Dollars in Section 7 (or in any defined term used therein), the then current currency exchange rates shall be applied to all previous transactions or designations made in reliance on such limitation.

(g)    The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.

(h)    Notwithstanding anything to the contrary contained in the definition of “Finance Lease”, unless the Borrowers elect otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases (and not be treated as financing or Capital Lease Obligations or Indebtedness) for purposes of all financial definitions, calculations and deliverables under this Agreement or any other Loan Document (including the calculation of Consolidated Net Income) (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU or any other change in accounting treatment or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as financing or Capital Lease Obligations or otherwise accounted for as liabilities in financial statements.

1.3.    Currency Conversion.

(a)    If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent as it deems appropriate in its reasonable discretion.

(b)    If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent determines such amendment to be necessary to reflect the change in currency and to put the Lenders and the Loan Parties in the same position, so far as possible, that they would have been in if no change in currency had occurred.

1.4.    Terms Generally; Pro Forma Calculations.

(a)    For purposes of determining compliance at any time with Sections 7.2, 7.3, 7.4, 7.5, 7.6, 7.8 and 7.13, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment,

Disposition and/or Affiliate transactions or portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 7.2 (other than Section 7.2(a)), 7.3 (other than Section 7.3(j)), 7.4, 7.5, 7.6 and 7.13 (each of the foregoing, a “Reclassifiable Item”), the Company, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such Section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category; provided that, upon delivery of any financial statements pursuant to Section 6.1 following the initial incurrence or making of any such Reclassifiable Item, if such Reclassifiable Item could, based on such financial statements, have been incurred or made in reliance on any “ratio-based” basket or exception, such Reclassifiable Item shall automatically be reclassified as having been incurred or made under the applicable provisions of such “ratio-based” basket or exception, as applicable (in each case, subject to any other applicable provision of such “ratio-based” basket or exception, as applicable). It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction under Sections 7.2, 7.3, 7.4, 7.5, 7.6, 7.8 and 7.13, respectively, but may instead be permitted in part under any combination thereof or under any other available exception.

(b)    Notwithstanding anything to the contrary herein, but subject to Sections 1.4(c), (d) and (e) and the last paragraph of the definition of “Pro Forma Basis”, all financial ratios and tests (including the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Net Income and Consolidated EBITDA contained in this Agreement that are calculated with respect to any applicable Test Period during which any Specified Transaction occurs) shall be calculated with respect to such applicable Test Period and such Specified Transaction on a Pro Forma Basis. Further, if since the beginning of any such applicable Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Specified Transaction has occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Subsidiaries since the beginning of such applicable Test Period has consummated any Specified Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such applicable Test Period as if such Specified Transaction had occurred at the beginning of the applicable Test Period.

(c)    For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test (including any First Lien Net Leverage Ratio test, any Senior Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) and/or the amount of Consolidated EBITDA or Consolidated Net Income, such financial ratio, financial test or amount shall, subject to clause (d) below, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(d)    Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms of this Agreement require compliance with any financial ratio or financial test (including any First Lien Net Leverage Ratio test, any Senior Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated Net Income or Consolidated EBITDA, accuracy of any representation or warranty and/or the absence of a Default or Event of Default (or any type of default or event of default), in each case other than for purposes of the making of any Revolving Extension of Credit or compliance with any basket or other condition, as a condition to (A) the consummation of any acquisition, consolidation, business combination or similar Investment, the consummation of which by the Company is not conditioned on the availability of, or obtaining, third party financing, and/or (B) the redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness or any Restricted Payment, in each case, requiring irrevocable notice in advance of such redemption, repurchase, satisfaction and discharge, repayment or Restricted Payment (clauses (A) and (B), collectively, a “Limited Condition Transaction”), the determination of whether the relevant condition is satisfied may be made, at the election of the Company, (A) in the case of any such acquisition, consolidation, business combination or similar Investment, at the time of (or on the basis of the most recent financial statements delivered pursuant to Section 6.1) either (x) the execution of a letter of intent or the definitive agreement with respect to such acquisition, consolidation, business combination, similar Investment (or, solely in connection with an acquisition, consolidation or business combination to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 Announcement” of a firm intention to make an offer) or the establishment of a commitment with respect to such Indebtedness or (y) the consummation of such acquisition, consolidation, business combination or Investment and (B) in the case of any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness or Restricted Payment, in each case, at the time of (or on the basis of the most recent financial statements delivered pursuant to Section 6.1 at the time of) (x) delivery of irrevocable notice with respect to such redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness or Restricted Payment or (y) the redemption, repurchase, defeasance, satisfaction and discharge or repayment of such Indebtedness or Restricted Payment, in each case, after giving effect on a Pro Forma Basis to the relevant acquisition, consolidation, business combination or similar Investment and/or Restricted Debt Payment, incurrence of Indebtedness or other transaction (including the intended use of proceeds of any Indebtedness to be incurred in connection therewith) and any other acquisition, consolidation, business combination or similar Investment, redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, incurrence of Indebtedness or other transaction that has not been consummated but with respect to which the Company has elected to test any applicable condition prior to the date of consummation in accordance with this Section 1.4(d), and no Default or Event of Default shall be deemed to have occurred solely as a result of an adverse change in such test or condition occurring after the time such election is made (but any subsequent improvement in the applicable ratio, test or amount may be utilized by the Company or any Subsidiary). For the avoidance of doubt, if the Company shall have elected the option set forth in clause (x) of any of the preceding clauses (1) or (2) in respect of any transaction, then (i) the Company shall be permitted to consummate such transaction even if any applicable test or condition shall cease to be satisfied subsequent to the Company’s election of such option and (ii) any further determination with respect to incurrence tests prior to the earlier of the consummation of such Limited Condition Transaction and the termination of such Limited Condition Transaction will require the Company to comply with such tests on a Pro Forma Basis assuming the applicable Limited Condition Transaction has been consummated and the applicable acquisition debt has been incurred. The provisions of this paragraph (d) shall also apply in respect of the incurrence of any Incremental Term Facility.

(e)    Notwithstanding anything to the contrary herein, unless the Company otherwise notifies the Administrative Agent, with respect to any amount incurred (including under Section 2.25 (including the definition of Incremental Cap used therein)) or transaction entered into (or consummated) in reliance on a provision of any covenant in this Agreement that does not require compliance with a financial ratio or financial test (including any First Lien Net Leverage Ratio test, any Senior Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, including any amount drawn under the Revolving Facility or any other permitted revolving facility, and any cap expressed as a percentage of Consolidated EBITDA, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of such covenant that requires compliance with a financial ratio or financial test (including any First Lien Net Leverage Ratio test, any Senior Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that, solely for purposes of such covenant, (i) the incurrence of such Incurrence-Based Amount shall be calculated first without giving effect to such Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (ii) the incurrence of such Fixed Amount shall be calculated thereafter. Unless the Company elects otherwise, the Company shall be deemed to have used amounts under an Incurrence-Based Amount under any covenant then available to the

Company prior to utilization of any amount under a Fixed Amount under such covenant then available to the Company.

(f)    The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP.

(g)    The increase in any amount of Indebtedness or any increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall be deemed to be permitted Indebtedness for purposes of Section 7.2 and will be deemed not to be the granting of a Lien for purposes of Section 7.3.

(h)    For purposes of determining compliance with Section 7.2 or Section 7.3, if any Indebtedness or Lien is incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA, and any refinancing or replacement thereof would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing or replacement, such percentage of Consolidated EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness or other obligation being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 7.2 and, to the extent secured by a Lien, Section 7.3 (and, in each case, the applicable clause of Section 7.2 and Section 7.3 shall be deemed to be utilized by the amount so incurred).

(i)    For the avoidance of doubt, for purposes of determining compliance with Section 7.2(c), (d) (f), (g), (i), (k), (m), (n), (q), (x) and (hh) and any other comparable provision of Section 7.2, a Permitted Refinancing in respect of Indebtedness incurred pursuant to a U.S. Dollar-denominated or Consolidated EBITDA-governed basket shall not increase capacity to incur Indebtedness under such U.S. Dollar-denominated or EBITDA-governed basket, and such U.S. Dollar-denominated or EBITDA-governed basket shall be deemed to continue to be utilized by the amount of the original Indebtedness incurred unless and until the Indebtedness incurred to effect such Permitted Refinancing is no longer outstanding.

(j)    Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(k)    For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired (or, if such subsequent Person ceases to be a Subsidiary of the original Person, disposed of) on the first date of its existence by the holders of its Capital Stock at such time.

(l)    Upon the consummation of any Holding Company Reorganization, the second reference to the “Company” in the first paragraph of Section 7 shall be deemed a reference to the Holding Company.

1.5.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Term Loan Borrowing”).

1.6.    Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in U.S. Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.16(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.7.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

1.8.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

1.9.    Exchange Rates; Currency Equivalent.

(a)    The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any

Alternative Currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b)    Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

Section 2.     AMOUNT AND TERMS OF LOANS AND COMMITMENTS

2.1.    [Reserved].

2.2.    [Reserved].

2.3.    [Reserved].

2.4.    Revolving Commitments.

(a)    Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans denominated in U.S. Dollars (“Revolving Loans”) to any Borrower from time to time at such Borrower’s request during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding that will not result in such Revolving Lender’s Revolving Extensions of Credit exceeding such Revolving Lender’s Revolving Commitment. During the Revolving Commitment Period each Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and/or 2.12. Each Swingline Loan shall be an ABR Loan.

(b)    Each Borrower shall repay all outstanding Revolving Loans (including, for the avoidance of doubt, any Swingline Loans (subject to clause (c) below)) made to such Borrower on the Revolving Termination Date.

(c)    The applicable Borrower shall repay the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrowers shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

2.5.    Procedure for Revolving Loan Borrowing.

(a)    Each Borrower may borrow Revolving Loans under the Revolving Commitments during the Revolving Commitment Period on any Business Day prior to the Revolving Termination Date; provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (a) prior to 12:00 Noon, New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans, or (b) prior to 12:00 Noon, New York City time, one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and the Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Term Benchmark Loans, the initial Interest Period therefor. If any such Borrowing request requests a Term Benchmark Loan but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each such borrowing of Revolving Loans shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount); provided that an ABR Borrowing may be in an aggregate amount that is required to finance the reimbursement of a LC Disbursement as contemplated by Section 2.13(e) and (y) in the case of Term Benchmark Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof, respectively. Upon receipt of any such notice of borrowing under the Revolving Facility from the applicable Borrower, the Administrative Agent shall promptly notify each Lender under the Revolving Facility thereof. In the case of a borrowing under the Revolving Facility, each Revolving Lender will make the amount of its Revolving Percentage of such borrowing of Revolving Loans available to the Administrative Agent for the account of the applicable Borrower at the Domestic Funding Office prior to 2:00 p.m., New York City time, on the Borrowing Date requested by the applicable Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent. Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Swingline Loan may be in an aggregate amount that is required to finance the reimbursement of a LC Disbursement as contemplated by Section 2.13(e).

(b)    [Reserved].

(c)    Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.

2.6.    Commitment Fees. The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the fifteenth Business Day of each January, April, July and October (with respect to the amount of such fee accrued to and including the last day of such March, June, September or December, respectively) and on the Revolving Termination Date, commencing on the first of such dates to occur after the Closing Date.

2.7.    Termination or Reduction of Revolving Commitments. The Company shall have the right, upon not less than three Business Days’ notice (or shorter notice period approved by the Administrative Agent) to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments. Notwithstanding the foregoing, the Company may rescind or postpone any notice of termination of the Revolving Commitments if such termination would have resulted from a refinancing of all or any portion of any Facility or Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

2.8.    Fees, etc.. The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by any Borrower and the Administrative Agent, including pursuant to the Fee Letter.

2.9.    Swingline Loans. Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swingline Lender agrees to make Swingline Loans to the Borrower in an aggregate principal amount at any time outstanding that will not result in the aggregate principal amount of outstanding Swingline Loans made by the Swingline Lender the Swingline Commitment or any Lender’s Aggregate Exposure exceeding its Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(a)    To request a Swingline Loan, the applicable Borrower shall submit a written notice to the Administrative Agent by telecopy or electronic mail (or transmit by electronic communication including an Approved Borrower Portal, if arrangements for such transmission have been approved by the Administrative Agent) not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrowers. The Swingline Lender shall make the requested Swingline Loan available to each Borrower by means of a credit to an account of such Borrower with the Administrative Agent designated for such purpose by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(b)    [Reserved].

(c)    The Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Aggregate Exposure Percentage of such Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 1:00 p.m., New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lenders, such Lender’s Aggregate Exposure Percentage of such Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 with respect to Loans made by such Lender (and Section 2.5 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lenders the amounts so received by it from the Lenders. The Administrative Agent shall notify each Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lenders, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to such Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

(d)    The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.22. From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement but shall not be required to make additional Swingline Loans.

(e)    Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as the Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrowers and the Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.9(e) above.

2.10.     Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as set forth in Section 2.10(b)), upon notice delivered by the applicable Borrower to the Administrative Agent (a) at least three Business Days (or shorter notice period approved by the Administrative Agent) prior thereto in the case of Term Benchmark Loans and (b) on the same Business Day in the case of ABR Loans, which notice shall specify the date and amount of prepayment, the Class of Loans to be prepaid and whether the prepayment is of Term Benchmark Loans or ABR Loans; provided, that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid; provided that notwithstanding anything to the contrary contained in this Agreement, the Borrowers may rescind, or extend the date for prepayment specified in, any notice of prepayment under this Section 2.10(a), if such prepayment would have resulted from a refinancing of all or any portion of any Facility or Facilities which refinancing shall not be consummated or shall otherwise be delayed. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. Any optional prepayments of the Term Loans shall be applied to the remaining installments thereof as selected by the applicable Borrower (or absent any such selection in the direct order of maturity).

2.11.     Mandatory Prepayments. If at any time the Total Revolving Extensions of Credit exceed the Total Revolving Commitments, the Borrowers shall, within one Business Day of notice thereof from the Administrative Agent, prepay the Revolving Loans in an amount equal to the amount of such excess or, to the extent the principal amount of Revolving Loans outstanding is less than the amount of such excess, cash collateralize LC Exposure (in an amount equal to 103% of such LC Exposure) (or backstop or provide credit support reasonably acceptable to the applicable Issuing Bank), in each case to the extent necessary to eliminate any such excess. Each prepayment of the Loans under this Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.12.     Continuation Options.

(a)    The applicable Borrower may elect from time to time to convert Term Benchmark Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Term Benchmark Loans may only be made on the last day of an Interest Period with respect thereto. The applicable Borrower may elect from time to time to convert ABR Loans to Term Benchmark Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any interest election requests a Term Benchmark Loan but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(b)    Any Term Benchmark Loan shall be continued as such upon the expiration of the then current Interest Period with respect thereto unless the applicable Borrower give notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of a different length of the next Interest Period to be applicable to such Loans.

2.13.     Letters of Credit.

(a)    Subject to the terms and conditions set forth herein, any Borrower may request any Issuing Bank to issue Letters of Credit denominated in U.S. Dollars or any Alternative Currency as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to such Issuing Bank, at any time and from time to time during the Availability Period; provided that no Issuing Bank shall be under any obligation to issue a Letter of Credit that would result in more than a total of 20 Letters of Credit outstanding; provided further, that any Letter of Credit denominated in an Alternative Currency shall be issued by JPMorgan Chase Bank, N.A. in its capacity as an Issuing Bank.  As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and other Loan Documents, a Letter of Credit issued and outstanding hereunder and for all purposes hereof will be deemed to have been issued on the Closing Date.

(b)    To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), any Borrower shall hand deliver or telecopy (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three Business Days) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the applicable Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the respective Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrowers at such time shall not exceed its Letter of Credit Commitment, in each case, other than to the extent of any excess attributable to the Existing Letters of

Credit, (ii)  the LC Exposure shall not exceed $20,000,000 and (iii)  no Lender’s Aggregate Exposure shall exceed its Commitment. The Borrowers may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrowers shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iii) above shall not be satisfied.

If any Borrower so requests, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by such Borrower and the applicable Issuing Bank at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the applicable Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.13(c); provided, that such Issuing Bank shall not (i) permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation (including pursuant to Section 2.27(c) hereof), at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions set forth in Section 5.3 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

An Issuing Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if:

(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or request that such Issuing Bank refrain from issuing, amending or extending such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such Issuing Bank in good faith deems material to it; or

(ii)     the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c)    Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, one year after such extension) and the date that is five Business Days prior to the Revolving Termination Date.

(d)    By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Aggregate Exposure Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Bank, such Lender’s Aggregate Exposure Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by any Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason, including after the Maturity Date. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender acknowledges and agrees that its obligations to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(e)    If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in U.S. Dollars equal to the Dollar Equivalent of such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that such Borrower receive such notice, if such notice is not received prior to such time on the day of receipt; provided that (x) if such LC Disbursement is denominated in U.S. Dollars, such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5 or 2.9 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount or (y) if such LC Disbursement is denominated in an Alternative Currency the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5 that such payment be converted into an equivalent amount of an ABR Revolving Borrowing denominated in Dollars in an amount equal to the Dollar Equivalent of such Alternative Currency, and, in each case, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan, as applicable. If such Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Aggregate Exposure Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Aggregate Exposure Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.5 with respect to Loans made by such Lender (and Section 2.5 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from such Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f)    Each applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder or any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to each applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each applicable Borrower to the extent permitted by applicable law) suffered by each applicable Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy or electronic mail) of such demand for payment if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full in U.S. Dollars on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.

(i)    An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(l). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(i)    Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrowers and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.13(i)(i) above.

(j)    If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account or accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “Collateral Account”), an amount in cash equal to 103% of the Dollar Equivalent of the LC Exposure in U.S. Dollars as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to such Borrower described in Section 8(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remain outstanding after the expiration date specified in said paragraph (c), the Borrowers shall immediately deposit into the Collateral Account an amount in cash equal to 103% of such LC Exposure as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at such Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of such Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

(k)    Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the applicable Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of such Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Such Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)    The Borrowers agree to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in each outstanding Letter of Credit, which shall accrue on the daily maximum stated amount then available to be drawn under such Letter of Credit at the same Applicable Margin used to determine the interest rate applicable to Term Benchmark Revolving Loans, during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.125% per annum on the daily maximum stated amount then available to be drawn under such Letter of Credit, during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing bank relating the Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.14.     Interest Rates and Payment Dates.

(a)    Each Loan comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)    Each Loan comprising a Term Benchmark Borrowing shall bear interest during each Interest Period with respect thereto at a rate per annum equal to the Term SOFR Rate determined for such Interest Period plus the Applicable Margin.

(c)    Each RFR Loan (if applicable) shall bear interest for each day that is outstanding at a rate per annum equal to Daily Simple SOFR plus the Applicable Margin.

(d)    (i) If all or a portion of the principal amount of or interest on any Loan or Reimbursement Obligation shall not be paid when due and payable (whether at the stated maturity, by acceleration or otherwise and after giving effect to any grace or cure periods applicable thereto), such overdue amounts shall bear interest at a rate per annum equal to (x) in the case of overdue amounts in respect of any Loan, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of overdue amounts in respect of any Reimbursement Obligation, the rate applicable to ABR Loans under the Revolving Facility plus 2% and (ii) if all or a portion of any interest, commitment fee or other amount payable hereunder shall not be paid when due and payable (whether at the stated maturity, by acceleration or otherwise and after giving effect to any grace or cure periods applicable thereto), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(e)    Interest shall be payable in arrears on each Interest Payment Date.

2.15.     Computation of Interest and Fees; Interest Elections.

(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year except that interest and fees payable for ABR Loans on which is then based on the Prime Rate shall be computed on the basis of a 365 day year (or 366 day year in a leap year) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of each determination of the Term SOFR Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders absent manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

2.16.     Inability to Determine Interest Rate.

(a)    Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.16, if:

(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SOFR; or

(ii)     the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new interest election request in accordance with the terms of Section 2.5 or a new Borrowing request in accordance with the terms of Section 2.12, (1) any interest election request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing request that requests a Term Benchmark Borrowing shall instead be deemed to be an interest election request or a

Borrowing request, as applicable, for (x) an RFR Borrowing so long as Daily Simple SOFR is not also the subject of Section 2.16(a)(i) or (ii) above or (y) an ABR Borrowing if Daily Simple SOFR also is the subject of Section 2.16(a)(i) or (ii) above and (2) any Borrowing request that requests an RFR Borrowing shall instead be deemed to be a Borrowing request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 2.16(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new interest election request in accordance with the terms of Section 2.12 or a new Borrowing request in accordance with the terms of Section 2.5, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Daily Simple SOFR is not also the subject of Section 2.16(a)(i) or (ii) above or (y) an ABR Loan if Daily Simple SOFR also is the subject of Section 2.16(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.16), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)    The Administrative Agent will promptly notify the Borrowers and the Lenders of any occurrence of a Benchmark Transition Event, the implementation of any Benchmark Replacement, the effectiveness of any Benchmark Replacement Conforming Changes, the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and if a tenor that was removed pursuant to clause (i) above either is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.16, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

2.17.     Pro Rata Treatment and Payments.

(a)    Each borrowing by a Borrower from the Revolving Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Percentages of the Revolving Lenders.

(b)    Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders, except as otherwise provided in Section 2.27.

(c)    Each payment (including each prepayment) by a Borrower on account of principal of and interest on any Class of Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the applicable Lenders.

(d)    All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at its Domestic Funding Office, in U.S. Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average NYFRB Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive absent manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate, on demand, from the applicable Borrower.

(f)    Unless the Administrative Agent shall have been notified in writing by the applicable Borrower prior to the date of any payment being made hereunder that the applicable Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the applicable Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the applicable Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.

2.18.     Requirements of Law.

(a)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)    shall subject such Credit Party to any Tax (except for, without duplication, Non-Excluded Taxes and Taxes described in clauses (i) through (v) of the definition of Non-Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)     shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (including any insurance charge or other assessment, but other than any reserve requirement contemplated by Section 2.18(e)) against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Credit Party; or

(iii)    shall impose on such Credit Party or the London interbank or other relevant market any other condition, cost or expense affecting this Agreement or the Loans made by such Credit Party or any Letter of Credit or participation therein (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Credit Party, by an amount that such Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing, maintaining or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall pay such Credit Party, following thirty (30) days’ prior written demand and delivery of the calculation of such amount, any additional amounts necessary to compensate such Credit Party for such increased cost or reduced amount receivable. If any Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled together with a calculation of such amount claimed; provided that failure or delay on the part of any Credit Party to demand compensation pursuant to this Section 2.18(a) shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided further that the Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than 90 days prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such 90-day period shall be extended to include the period of such retroactive effect; provided further that in respect of clause (a)(i), the Company shall be required to make such payment only if the respective Lender certifies that it generally requires similarly situated borrowers in comparable syndicated credit facilities to which it is a lender to make similar payments.

(b)    If any Credit Party shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Credit Party, or any corporation controlling such Credit Party with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Credit Party’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Credit Party’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Credit Party to the Company (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such reduction; provided that the Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than 90 days prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such 90-day period shall be extended to include the period of such retroactive effect; and provided further that the Borrowers shall be required to make such payment only if the respective Lender certifies that it generally requires similarly situated borrowers in comparable syndicated credit facilities to which it is a lender to make similar payments.

(c)    Notwithstanding anything herein to the contrary (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.

(d)    A certificate as to any additional amounts payable pursuant to this Section submitted by any Credit Party to the Company (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)    [Reserved]

(f)    If, in any applicable jurisdiction, it becomes unlawful for a Revolving Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Revolving Loan or it becomes unlawful for any Affiliate of a Revolving Lender for that Revolving Lender to do so, that Revolving Lender shall promptly notify the Administrative Agent upon becoming aware of that event; upon the Administrative Agent notifying the Borrower, each Available Revolving Commitment of that Revolving Lender will be immediately cancelled; and to the extent that the Lender's participation has not been transferred pursuant to Section 2.22, the Borrowers shall repay that Revolving Lender's participation in the Revolving Loans made to the Borrower, together with any amounts otherwise payable pursuant to Section 2.18, on the last day of the Interest Period for each Revolving Loan occurring after the Administrative Agent has notified the Borrowers or, if earlier, the date specified by the Revolving Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Revolving Lender's corresponding Revolving Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

2.19.     Taxes.

(a)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is a Non-Excluded Tax or Other Tax, then the amount payable by the applicable Loan Party to the Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Credit Party receives an amount that would have received had no such deduction or withholding been made. Whenever any Taxes are payable by any Loan Party to a Governmental Authority pursuant to this Section 2.19, as soon as practicable thereafter the applicable Loan Party hall send to the Administrative Agent the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(b)    In addition, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    The Borrowers shall indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrowers shall not be obligated to indemnify such Credit Party pursuant to this Section 2.19 in respect of penalties, interest and other liabilities that are attributable to the bad faith, gross negligence or willful misconduct of such Credit Party. After a Credit Party learns of the imposition of Non-Excluded Taxes or Other Taxes, such Credit Party will act in good faith to promptly notify the Borrowers of their obligations hereunder. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for any Taxes (i) attributable to such Lender (but only to the extent that the Borrowers has not already indemnified the Administrative Agent for any such Taxes that are Non-Excluded Taxes or Other Taxes and without limiting the obligation of the Borrowers to do so) or (ii) attributable to such Lender’s failure to comply with the provisions of Section 10.6(b) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)    If any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Lender shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(i), (ii) or (iv)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f)    Without limiting the generality of the foregoing,

(i)    Each Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax.

(ii)     Each Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(A)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two properly completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, two properly completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)    in case of a Non-U.S. Lender claiming that its extension of credit will generate U.S. effectively connected income, two properly completed and duly signed copies of IRS Form W-8ECI;

(C)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D)    to the extent a Non-U.S. Lender is not the beneficial owner, two properly completed and duly signed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.

(iii)    Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), two properly completed and duly signed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made;

(iv)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(v)    The Administrative Agent shall deliver to the Borrowers two executed copies of whichever of the following is applicable:

(A)    if the Administrative Agent is a U.S. Person, IRS Form W-9 certifying to such Administrative Agent’s exemption from U.S. federal backup withholding; or

(B)    if the Administrative Agent is not a U.S. Person, (x) IRS Form W-8ECI with respect to payments received for its own account; and (y) IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the accounts of others, certifying that it is either (i) a “qualified intermediary” and that it assumes primary withholding responsibility under Chapters 3 and 4 of the Code and primary IRS Form 1099 reporting and backup withholding responsibility or (ii) a U.S. branch of a foreign bank or insurance company and that it is using such form as evidence of its agreement with the Borrowers to be treated as a U.S. Person with respect to such payments (and the Borrowers and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments) as contemplated by Treasury Regulations Section 1.1441-1(b)(2)(iv)(A).

(g)    The Administrative Agent and each Lender agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.19(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.19(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.19(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    For purposes of this Section 2.19, the term “applicable law” includes FATCA.

(j)    Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment or rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.20.     Indemnity. Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Term Benchmark Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Term

Benchmark Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment of Term Benchmark Loans (including pursuant to Sections 2.22 or 10.1(b)) on a day that is not the last day of an Interest Period with respect thereto. Such indemnification, which shall be payable within 30 days of written demand therefor, may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid or returned, or not so borrowed, converted or continued, for the period from the date of such prepayment or return or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market or other applicable interbank market. A certificate as to any amounts payable pursuant to this Section submitted to the applicable Borrower by any Lender shall be conclusive absent manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21.     Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.18 or 2.19 with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the good faith judgment of such Lender, (i) would eliminate or reduce the amounts payable pursuant to Section 2.18 or Section 2.19, as the case may be, in the future, (ii) would not subject such Lender to (A) any unreimbursed cost or expense or (B) significant investment of time or effort and (iii) would not otherwise be materially disadvantageous to such Lender, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

2.22.     Replacement of Lenders. The Company shall be permitted, at its sole expense and effort, with respect to any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or Section 2.19, (b) has become a Defaulting Lender hereunder or (c) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders or Required Revolving Lenders) with respect to which Required Lender or Required Revolving Lender consent, as applicable (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, is a non-consenting Lender (each such Lender, a “Non-Consenting Lender”) (1) to replace such Lender, with a replacement financial institution; provided that (i) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (ii) the applicable Borrower shall be liable to such replaced Lender under Section 2.20 for any losses suffered or expenses incurred by such Lender if any Term Benchmark Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iii) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent such consent is required pursuant to Section 10.6, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the applicable Borrower shall be obligated to pay the registration and processing fee referred to therein) or pursuant to other procedures agreed upon by the Company and the Administrative Agent including deemed assignments upon payment to the replaced Lender of amounts required to be paid to it pursuant to this Section 2.22, (v) until such time as such replacement shall be consummated, the applicable Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19, as the case may be, (vi) in the case of any Lender that requests reimbursement for amounts owing pursuant to Section 2.18 or Section 2.19, such replacement would eliminate or reduce the amounts payable pursuant to Section 2.18 or Section 2.19, as the case may be, in the future, and (vii) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender or (2) terminate the Commitment of such Lender and (a) in the case of a Lender, repay all Obligations of the Borrowers owing to such Lender relating to the applicable Loans, Commitments and participations held by such Lender as of such termination date and (b) in the case of an Issuing Bank, repay all Obligations of the Borrowers owing to such Issuing Bank relating to the applicable Loans, Commitments and participations held by such Issuing Bank as of such termination date and cancel or backstop on terms satisfactory to such Issuing Bank any Letters of Credit issued by it. No action by or consent of any Lender referred to in this Section 2.22, including any Defaulting Lender or Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of the amounts described in the immediately preceding sentence.

2.23.     [Reserved].

2.24.     Extension of the Facilities.

(a)    (I) The Borrowers may at any time and from time to time, request that all or a portion of the Term Loans of a given Class (or series or tranche thereof) (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms applicable thereto consistent with this Section 2.24. In order to establish any Extended Term Loans, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; the All-in Yield with respect to the Extended Term Loans may be different than the All-in Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment; and the Extended Term Loans may have prepayment premiums or call protection as may be agreed by the Borrowers and the Lenders thereof; provided that (A) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the maturity date of the applicable Existing Term Loan Tranche, (B) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (D) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Class of Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan

Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.24 shall be in an aggregate principal amount that is not less than $10,000,000 (or such lesser amount as to which the Administrative Agent may agree).

(II)   The Company may at any time and from time to time, in its sole discretion, request that all or a portion of the Revolving Commitments or commitments in respect of an Incremental Revolving Facility (“Incremental Revolving Commitments”) of a given Class (or series or tranche thereof) (each, an “Existing Revolver Tranche”) be amended to extend the maturity date with respect to all or a portion of any principal amount of such Revolving Commitments or Incremental Revolving Commitments (any such Revolving Commitments or Incremental Revolving Commitments which have been so amended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.24. In order to establish any Extended Revolving Commitments, the Company shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request” and together with a Term Loan Extension Request, an “Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Commitments under the Existing Revolver Tranche from which such Extended Revolving Commitments are to be amended, except that: (i) the maturity date of the Extended Revolving Commitments may be delayed to a later date than the maturity date of the Revolving Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; (ii) the All-in Yield with respect to extensions of credit under the Extended Revolving Commitments (whether in the form of interest rate margin, upfront fees, commitment fees, OID or otherwise) may be different than the All-in Yield for extensions of credit under the Revolving Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment; and (iv) all borrowings under the applicable Revolving Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (II) repayments required upon the maturity date of the non-extending Revolving Commitments); provided, further, that all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series” (and together with a Term Loan Extension Series, any “Extension Series”)) of Extended Revolving Commitments for all purposes of this Agreement; provided that any Extended Revolving Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Commitments incurred under this Section 2.24 shall be in an aggregate principal amount that is not less than $5,000,000 (or such lesser amount as to which the Administrative Agent may agree).

(b)    The Borrowers shall provide the applicable Extension Request at least three (3) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.24. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Commitments amended into Extended Revolving Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending

Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Lender (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive absent manifest error) based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election.

(c)    Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Company, the Administrative Agent and each Extending Term Lender or Extending Revolving Lender, as applicable, providing an Extended Term Loan or Extended Revolving Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.24(a) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 5.3 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Company may, at its election, specify as a condition to consummating any Extension Amendment that a minimum amount (to be determined and specified in the relevant Extension Request in the Company’s sole discretion and as may be waived by the Company) of Term Loans, Revolving Commitments or Incremental Revolving Commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments applicable to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension Election (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans), (iii) modify the prepayments applicable to the Term Loans to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 10.1 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.24, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(d)    No extension of Loans pursuant to any Extension Election in accordance with this Section 2.24 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(e)    This Section 2.24 shall supersede any provisions in Section 2.17(d) or 10.1 to the contrary.

2.25.     Incremental Loan Extensions.

(a)    Any applicable Borrower may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment (i) add one or more new Classes of term facilities and/or increase the principal amount of any Term Loans of any existing Class by requesting new term loan commitments to be added to such Loans (any such new Class or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) add one or more new Classes of revolving commitments and/or increase the aggregate amount of the Revolving Commitments of any existing Class (any such new Class or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”, or either or any thereof, an “Incremental Facility”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed the Incremental Cap; provided that:

(i)    no commitments in respect of Incremental Loans (“Incremental Commitment”) in respect of any Incremental Facility may be in an amount that is less than $10,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree),

(ii)     except as separately agreed from time to time between such Borrower and any Lender, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender (it being agreed that such Borrower shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Facility),

(iii)    no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of such Incremental Facility or Incremental Loan,

(iv)    the final maturity date of any Incremental Revolving Facility or any Incremental Term Facility shall be no earlier than the Latest Maturity Date and, without limiting the foregoing, the final maturity date of any Incremental Term Facility consisting of a tranche B term facility (i.e. a term loan facility having amortization, tenor and other terms customary for the term loan B market) (an “Incremental Tranche B Term Facility”) shall be no earlier than the Latest Maturity Date in respect of any other Incremental Tranche B Term Facility then outstanding; provided, that the foregoing limitation shall not apply to a customary bridge facility which, subject to customary conditions, automatically convert into long-term debt satisfying the requirements of this clause (iv) or to any Incremental Revolving Facility or any Incremental Term Facility incurred in reliance on the Inside Maturity Basket,

(v)    the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of any other Incremental Tranche B Term Facility then outstanding; provided, that the foregoing limitation shall not apply (x) to a customary bridge facility which, subject to customary conditions, automatically convert into long-term debt satisfying the requirements of this clause (v), (y) to the extent the Weighted Average Life to Maturity of any Incremental Term Facility is shorter than the Weighted Average Life to Maturity of such other Incremental Tranche B Term Facility solely to the extent necessary to make such Incremental Term Facility fungible with such then-existing Incremental Tranche B Term Facility or (z) to any Incremental Term Facility incurred in reliance on the Inside Maturity Basket,

(vi)    subject to clauses (iv) and (v) above, any Incremental Term Facility may otherwise have interest rates, call protection, mandatory prepayments and an amortization schedule (provided that such amortization schedule is customary for term facilities of the same type as the Incremental Term Facility) as determined by such Borrower and the lenders providing such Incremental Term Facility,

(vii)    to the extent applicable, the fees payable in connection with any Incremental Facility shall be determined by such Borrower and the arrangers and/or lenders providing such Incremental Facility,

(viii)     (A) no Incremental Facility may be guaranteed by any Subsidiaries (or other subsidiaries) other than Subsidiaries that are Guarantors, (B) each Incremental Facility shall either be (x) secured by a Lien on the Collateral that is pari passu (without regard for the control of remedies) with the Liens securing the Obligations, (y) secured by a Lien on the Collateral that is junior to the Liens securing the Obligations or (z) may be unsecured or secured solely by assets that do not constitute Collateral and (C) each Incremental Facility shall either rank pari passu with or junior to the Obligations in right of payment,

(ix)    any Incremental Term Facility may provide for the ability to participate (A) a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans, in each case, made pursuant to Section 2.10 and (B) on a pro rata or less than pro rata basis (but not on a greater than pro rata basis, other than in the case of prepayment with proceeds of Indebtedness refinancing such Incremental Term Loans) in any mandatory prepayment of Term Loans required hereunder,

(x)    subject to Section 1.4(d), (A) no Default or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of such Incremental Facility and (B) the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on and as of the date of effectiveness of such Incremental Facility (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) as of such earlier date,

(xi)    except as otherwise required or permitted in clauses (i) through (x) above and except in the case of any increase in the principal amount of Loans of any existing Class, all other terms of any Incremental Facility shall be as agreed between such Borrower and the Lenders providing such Incremental Facility; provided that, to the extent such terms are not consistent with the terms in respect of any existing Facility, they shall be not materially more restrictive (as determined by such Borrower in good faith), when taken as a whole, than those under such applicable Facility (except for covenants or other provisions (x) applicable only to periods after the Latest Maturity Date , (y) that are also added for the benefit of each applicable Facility or (z) that are reasonably satisfactory to the Administrative Agent); provided that, in the case of clauses (w), (y) and (z), if any financial maintenance covenant for the benefit of any Incremental Facility is added or is more restrictive than the financial maintenance covenant then applicable to any then-existing Revolving Facility, such financial maintenance covenant shall be applied to any then-existing Revolving Facility,

(xii)    the terms in respect of any Incremental Facility constituting an increase in the principal amount of an existing Class shall be the same as the terms of such existing Class;

(xiii)     the proceeds of any Incremental Facility may be used for working capital, Capital Expenditures and other general corporate purposes of the applicable Borrowers and their Subsidiaries (including permitted Restricted Payments, Investments, permitted acquisitions, Restricted Debt Payments) and any other purpose not prohibited by the terms of the Loan Documents, and

(xiv)     on the date of the making of any Incremental Term Loans that will be added to any Class of then existing Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.14, such Incremental Term Loans shall be added to each borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding borrowing of Term Loans of such Class; it being acknowledged that the application of this clause may result in new Incremental Term Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding Term Benchmark Loans of the relevant Class and which end on the last day of such Interest Period.

(b)    Incremental Commitments may be provided by any existing Lender or by any other Assignee (any such other Assignee being called an “Additional Lender”); provided that the Administrative Agent and, solely to the extent Incremental Commitments are in respect of an Incremental Revolving Facility, the Issuing Banks and Swingline Lenders, in each case, shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 10.6(c) for an assignment of Loans to such Additional Lender.

(c)    Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and such Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(d)    As a condition precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall have received reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall have received, from each Additional Lender, an Administrative Questionnaire and such other documents as it shall reasonably require from such Additional Lender and (iii) the Administrative Agent and applicable Additional Lenders shall have received all fees required to be paid in respect of such Incremental Facility or Incremental Loans.

(e)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document with the Company and/or such Borrower as may be necessary in order to establish new or any increase in any Classes or sub-Classes in respect of Loans or commitments pursuant to this Section 2.25 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and such Borrower in connection with the establishment of such Classes or sub-Classes, in each case on terms consistent with this Section 2.25 (including with respect to (i) establishing Incremental Revolving Commitments denominated in a foreign currency, (ii) the incorporation of customary agency provisions of the Administrative Agent required for the administration of a revolving credit facility, letter of credit facility and/or swing line loan facility established pursuant to any Class of Incremental Revolving Commitments (including provisions with respect to the inclusion of a customary base rate option for Borrowings under such revolving credit facility), (iii) the appointment of a letter of credit issuer and/or swing line lender pursuant to any Class of Incremental Revolving Commitments (iv) the appointment of one or more a Subsidiary Guarantors as a Borrower in respect of such Incremental Facility and/or changes required to make any Incremental Tranche B Term Facility hereunder “covenant-lite”).

(f)    Notwithstanding anything to the contrary in this Section 2.25 (including Section 2.25(d)) or in any other provision of any Loan Document, if the proceeds of any Incremental Term Facility are intended to be applied to finance an acquisition or other Investment and the lenders providing such Incremental Term Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality (including the making and accuracy of customary specified representations in connection with such acquisition or other Investment).

(g)    This Section 2.25 shall supersede any provision in Section 2.17 or 10.1 to the contrary.

(h)    Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.25:

(i)    if such Incremental Revolving Facility establishes Revolving Commitments of the same Class as any then-existing Class of Revolving Commitments, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Lender under such Incremental Revolving Facility, and each relevant Lender under such Incremental Revolving Facility will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Lender’s under such Incremental Revolving Facility) (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans shall be held on a pro rata basis on the basis of their respective Revolving Commitments (after giving effect to any increase in the Revolving Commitment pursuant to this Section 2.25) and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Revolving Commitments of such Class (after giving effect to any increase in the Revolving Commitment pursuant to this Section 2.25); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and

(ii)     if such Incremental Revolving Facility establishes Revolving Commitments of a new Class, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Revolving Facility, (B) repayments required upon the maturity date of any Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of any Revolving Commitments (subject to clause (3) below)) of Incremental Revolving Loans after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis with any then-existing Revolving Facility, (2) all Swingline Loans and/or Letters of Credit made or issued, as applicable, under such Incremental Revolving Facility shall be participated on a pro rata basis by all Revolving Lenders and (3) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Commitments under, any Revolving Facility after the effective date of any Incremental Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, except that the applicable Borrowers shall be permitted to permanently repay Revolving Loans and terminate Revolving Commitments of any Revolving Facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later maturity date than such Revolving Facility or (II) with the proceeds of Indebtedness refinancing such Revolving Facility.

2.26.     [Reserved].

2.27.     Defaulting Revolving Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender (a “Defaulting Revolving Lender”), then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Revolving Lender:

(a)    commitment fees shall cease to accrue on the Available Revolving Commitment (if any) of such Defaulting Revolving Lender pursuant to Section 2.6;

(b)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Revolving Lender, then:

(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Revolving Lender (other than, in the case of a Defaulting Revolving Lender that is the Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Aggregate Exposure Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Revolving Lender, cause such non-Defaulting Revolving Lender’s Aggregate Exposure to exceed its Commitment;

(ii)     if the reallocation described in clause (i) above cannot, or can only partially, be effected, each applicable Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only any Borrower’s obligations corresponding to such Defaulting Revolving Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.13(j) for so long as such LC Exposure is outstanding;

(iii)    if and so long as a Borrower cash collateralizes any portion of such Defaulting Revolving Lender’s LC Exposure pursuant to clause (ii) above, then such Borrower shall not be required to pay any fees to such Defaulting Revolving Lender pursuant to Section 2.13(l) with respect to such Defaulting Revolving Lender’s LC Exposure during the period such Defaulting Revolving Lender’s LC Exposure is cash collateralized;

(iv)    if the LC Exposure of the non-Defaulting Revolving Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.6 and Section 2.13(l) shall be adjusted in accordance with such non-Defaulting Revolving Lenders’ Applicable Percentages; and

(v)    if all or any portion of such Defaulting Revolving Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.13(l) with respect to such Defaulting Revolving Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(c)    so long as such Lender is a Defaulting Revolving Lender, no Swingline Lenders shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Revolving Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Revolving Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with Section 2.27(b), and Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Revolving Lenders in a manner consistent with Section 2.27(b)(i) (and such Defaulting Revolving Lender shall not participate therein); and

(d)    the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Revolving Lender shall not be included in determining whether the Required Lenders or the Majority Facility Lenders under the Revolving Facility have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (d) shall not apply in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby; and

(e)    any amount payable to such Defaulting Revolving Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Revolving Lender pursuant to Section 10.7 but excluding Section 2.22) shall, in lieu of being distributed to such Defaulting Revolving Lender and without duplication, be retained by the Administrative Agent in a segregated interest-bearing account reasonably satisfactory to the Administrative Agent and the applicable Borrower(s) and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Revolving Lender to the Administrative Agent hereunder, (ii) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Revolving Lender to any Issuing Bank or Swingline Lender hereunder, (iii) third, to cash collateralize LC Exposure with respect to such Defaulting Revolving Lender in accordance with this Section, (iv) fourth, to the funding of any Revolving Loan in respect of which such Defaulting Revolving Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, unless such Defaulting Revolving Lender has no remaining unutilized Revolving Commitment, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Revolving Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Revolving Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section, (vi) sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Revolving Lender as a result of such Defaulting Revolving Lender’s breach of its obligations under this Agreement or under any other Loan Document, (vii) seventh, to the payment of any amounts owing to the applicable Borrower(s) as a result of any judgment of a court of competent jurisdiction obtained by such Borrower(s) against such Defaulting Revolving Lender as a result of such Defaulting Revolving Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Revolving Lender or as otherwise directed by a court of competent jurisdiction, provided, that, with respect to this clause (viii), if such payment is (A) a prepayment of the principal amount of any Revolving Loans or Reimbursement Obligations as to which a Defaulting Revolving Lender has funded its participation and (B) made at a time when the conditions set forth in Section 5.3 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of, and Reimbursement Obligations owed to, all Revolving Lenders that are not Defaulting Revolving Lenders under the Revolving Facility pro rata prior to being applied to the prepayment of any Revolving Loans of, or Reimbursement Obligations owed to, any Defaulting Revolving Lender. On the Revolving Termination Date, any remaining amounts not previously applied (except for amounts in connection with clause (vii) above) shall be returned to the applicable Defaulting Revolving Lender.

In the event that each of the Administrative Agent, the Company, the Swingline Lender and each Issuing Bank agrees that a Defaulting Revolving Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Revolving Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the

Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Revolving Percentage.

The provisions of this Agreement relating to funding, payment and other matters with respect to the Revolving Facility may be adjusted by the Administrative Agent, with the consent of the Borrowers (such consent not to be unreasonably withheld), to the extent necessary to give effect to the provisions of this Section 2.27. The provisions of this Section 2.27 may not be amended, supplemented or modified without, in addition to consents required by Section 10.1, the prior written consent of the Administrative Agent, the Swingline Lenders, the Issuing Banks, the Borrowers and any Defaulting Revolving Lenders.

Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Revolving Lender arising from such Lender becoming a Defaulting Revolving Lender, including any claim of a non-Defaulting Revolving Lender as a result of such non-Defaulting Revolving Lender’s increased exposure following such reallocation.

2.28.     Refinancing Facilities.

(a)    On one or more occasions after the Closing Date, the applicable Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor (other than an Ineligible Institution) that agrees to provide any portion of Refinancing Term Loans or Other Revolving Commitments pursuant to a Refinancing Amendment in accordance with this Section 2.28 (each, an “Additional Refinancing Lender”) (provided that the Administrative Agent, the Swingline Lender and each Issuing Bank, if applicable, shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Refinancing Lender’s providing such Refinancing Term Loans or Other Revolving Commitments to the extent such consent, if any, would be required under Section 10.6(c) for an assignment of Revolving Commitments or Loans to such Lender or Additional Refinancing Lender), Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class, as selected by the applicable Borrower in its sole discretion, of Term Loans or Revolving Loans (or unused Commitments in respect thereof) then outstanding under this Agreement, in the form of Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Commitments, or Other Revolving Loans; provided that notwithstanding anything to the contrary in this Section 2.28 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, (2) all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Commitments in respect of Revolving Loans, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments in respect of Revolving Loans, except that the Company shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans.

(b)    The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 5.3 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c)    Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.28(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d)    Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.1 (without the consent of the Required Lenders called for therein) and effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.28, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e)    This Section 2.28 shall supersede any provisions in Sections 2.17 or 10.1 to the contrary.

Section 3.     [RESERVED]

Section 4.     REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Company, as to itself, and each other Borrower each hereby represent and warrant to the Administrative Agent and each Lender on the Closing Date and on each other date required by Section 5.3(a), that:

4.1.    Financial Condition. The financial statements of the Company delivered to the Arrangers prior to the Closing Date and the financial statements of the Company delivered pursuant to Section 6.1 present fairly in all material respects the financial condition of the Company as at the date referenced therein, and the combined results of its operations and its combined cash flows for the applicable periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2.    No Change. Since December 31, 2024, there has not occurred any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

4.3.    Existence; Compliance with Law. Each of the Company and its Subsidiaries (a) is (except in the case of any Immaterial Subsidiary) duly organized, validly existing and in good standing (to the extent such concept is relevant in the applicable jurisdiction) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other entity and in good standing (to the extent such concept is relevant in the applicable jurisdiction) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) excluding environmental matters, which are separately addressed in section 4.17, is in compliance with all Requirements of Law except, in the case of clauses (a) (except with respect to any Borrower), (b), (c) and (d), to the extent that the failure to be qualified or comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4.    Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or will have been obtained or made and be in full force and effect on the Closing Date or (ii) where the failure to obtain such consent or authorization, or failure to file or provide notice would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5.    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate (a) the Certificate of Incorporation and By-Laws or other organizational or governing documents of the Company or any of its Subsidiaries or (b) any other Requirement of Law or any Contractual Obligation of the Company or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents), except to the extent, in this clause (b), such violation would not reasonably be expected to have a Material Adverse Effect.

4.6.    Litigation. Except as described in Schedule 4.6 hereto, there is no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.7.    No Default.

(a)    Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect.

(b)    No Default has occurred and is continuing.

4.8.    Ownership of Property. Each of the Company and its Subsidiaries (other than Foreign Subsidiaries, as to which no representation is made) has title in fee simple to, or a valid leasehold interest in, all its material real property, including the Mortgaged Properties, and good title to, or a valid leasehold interest in, all its other property and rights, except where such failure would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.9.    Intellectual Property. To the Knowledge of the Company, the Company and each of its Subsidiaries owns, or has a license or right to use, all material Intellectual Property necessary for the conduct of its business as currently conducted, and no claim has been asserted and is pending, or to the knowledge of the Company, threatened in writing, by any Person challenging or questioning the use of any such material Intellectual Property or the validity of any such material Intellectual Property owned by the Company or any of its Subsidiaries, nor does the Company know of any valid basis for any such claim, except, in each of the foregoing cases, as would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the Company, no use of Intellectual Property by the Company and its Subsidiaries infringes, misappropriates or otherwise violates the valid and enforceable Intellectual Property rights of any Person, except where such use would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.10.    Taxes. Except as would not be expected to result in a Material Adverse Effect, each of the Company and each of its Subsidiaries has filed or caused to be filed all Federal, state and other tax returns that are required to be filed and has paid all Taxes imposed on it or any of its property by any Governmental Authority (whether or not shown to be due and payable on said returns) and any assessments made against it or any of its property (other than any Taxes or assessments the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or such Subsidiary, as the case may be).

4.11.    Federal Regulations. No part of the proceeds of any Loans or any Letter of Credit will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.

4.12.    Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened and (b) hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters.

4.13.    ERISA. During the five-year period prior to the date on which this representation is made, except as would not reasonably be expected to have a Material Adverse Effect, (a) neither a Reportable Event nor an “accumulated funding deficiency” or “failure to meet the minimum funding standards” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred with respect to any Single Employer Plan, (b) each Single Employer Plan has complied with the applicable provisions of ERISA and the Code, (c) no termination of a Single Employer Plan under Section 4041(c) of ERISA has occurred, and (d) no Lien in favor of the PBGC or a Plan has arisen. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by an amount which would reasonably be expected to have a Material Adverse Effect. No Loan Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect to the Loan Parties, no such Multiemployer Plan is Insolvent.

4.14.    Investment Company Act; Other Regulations. No Loan Party is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.15.    Subsidiaries. Schedule 4.15 sets forth the name and jurisdiction of formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by the Company or any Subsidiary, in each case, on the Closing Date.

4.16.    Use of Proceeds. The proceeds of the Revolving Loans shall be used to finance the working capital needs, capital expenditures, permitted acquisitions and general corporate purposes of the Company and its Subsidiaries or for any other purpose not prohibited under this Agreement.  The proceeds of the Swingline Loans and the Letters of Credit shall be used for general corporate purposes or for any other purpose not prohibited under this Agreement.

4.17.    Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)    the facilities and real properties owned, leased or operated by the Company or any of its Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern under circumstances or in an amount that constitute a violation of, or would reasonably be expected to give rise to liability under, any Environmental Law;

(b)    neither the Company nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding Environmental Laws with regard to the Company or any of its Subsidiaries, any of the Properties or the business operated by the Company or any of its Subsidiaries (the “Business”), nor does the Company have Knowledge of any such threatened notice;

(c)    Materials of Environmental Concern have not been transported or disposed of from the Properties or by the Company or any Subsidiary in violation of, or in a manner or to a location that would be reasonably expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties or by the Company or any Subsidiary in violation of, or in a manner or amount that would reasonably be expected to give rise to liability under, any Environmental Law;

(d)    no judicial, governmental or administrative proceeding or action is pending or, to the Knowledge of the Company, threatened, under any Environmental Law to which the Company or any Subsidiary is or, to the knowledge of the Company, will be named as a party, including with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders or administrative orders or other orders in effect under any Environmental Law with respect to the Company or any Subsidiary, the Properties or the Business;

(e)    there has been no release or threatened release of Materials of Environmental Concern at or from the Properties in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws; and

(f)    the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, including with respect to any licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

4.18.    Accuracy of Information, etc.

(a)    (i) Written factual information, other than the Projections, forward-looking statements, estimates and information of a general economic or industry specific nature (the “Information”), that has been made available to the Administrative Agent or the Arrangers in connection with the transactions contemplated by this Agreement, concerning the Company, its Subsidiaries and the other transactions contemplated by this Agreement, when taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (ii) the Projections have been prepared in good faith based upon assumptions believed by the Company to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Company’s control and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).

(b)    As of the Closing Date, to the best Knowledge of the Company, the information included in the Beneficial Ownership Certification and any Declaration of Beneficiaries and Controlling Parties provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.

4.19.    Security Documents.

(a)    The Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally) security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock, when the Administrative Agent (or its designee or agent) obtains control of stock certificates representing such Pledged Stock, in the case of the other Collateral described in the Collateral Agreement (other than any Intellectual Property constituting Collateral), when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are or have been filed in the offices specified on Schedule 4.19(a), and, in the case of Intellectual Property constituting Collateral, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are or have been filed in the appropriate offices and, to the extent UCC filings are insufficient under applicable Law to perfect the security interest therein, appropriate filings have been filed with the United States Patent and Trademark Office or United States Copyright Office, as applicable, the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party thereto in such Collateral and the proceeds thereof to the extent a security interest can be perfected by filings or other action required thereunder as security for the Obligations (as defined in the Collateral Agreement), in each case prior and superior in right to any other Person (except, Liens permitted by Section 7.3).

(b)    [reserved].

(c)    Each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are or have been filed or recorded in the appropriate offices, each such Mortgage shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person subject only to permitted Liens described in Section 7.3 hereof. As of the Closing Date, Schedule 1.1B lists each of the real properties in the United States owned in fee simple by the Company or any of its Subsidiaries having a fair market value, in the reasonable opinion of the Company, in excess of $10,000,000.

4.20.    Solvency. As of the Closing Date, each Loan Party is, and after giving effect to the transactions contemplated hereby and the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent.

4.21.    Anti-Corruption Laws; Sanctions and Patriot Act. The Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and, to the Knowledge of the Company, its directors, officers, employees and agents, acting in their capacity as such, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or, to the Knowledge of the Company, any of the Company’s directors, officers, or employees, or (b) to the Knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Loan or Letter of Credit, direct or, to any Borrower’s Knowledge, indirect use of proceeds, or other transaction by any Borrower contemplated by this Agreement will violate the Patriot Act, Anti-Corruption Laws or applicable Sanctions.

4.22.    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 5.    CONDITIONS PRECEDENT

5.1.    [Reserved].

5.2.    Conditions to the Closing Date. The effectiveness of this Agreement is subject to the prior or concurrent satisfaction of the following conditions precedent:

(a)    Loan Documents and Certificates. The Administrative Agent shall have received the following, each dated the Closing Date:

(i)    counterparts of this Agreement executed by each of the Lenders and a Responsible Officer of the Company and Rapid7 LLC;

(ii)    the Guarantee Agreement, executed and delivered by each Loan Party and the Administrative Agent;

(iii)    the Collateral Agreement, executed and delivered by each Loan Party, the Administrative Agent and the Collateral Agent; and

(iv)    (A) a certificate of a Responsible Officer of the Company certifying satisfaction of the conditions set forth in Sections 5.2(f), (i) and (j) and (B) a certificate of each Loan Party, dated as of the Closing Date, executed by a secretary, assistant secretary or other senior officer (as the case may be) thereof, which shall (I) certify that attached thereto is a true and complete copy of the resolutions or written consents of its shareholders, board of directors, board of managers, members or other governing body authorizing the entry into the Loan Documents to which it is a party and, in the case of the Borrower, the borrowings, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect, (II) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is a party on the Closing Date, (III) certify (x) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association or other equivalent thereof) of such Loan Party (or articles of association or other equivalent thereof) and a true and correct copy of its by-laws or operating, management, partnership or similar agreement and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and (IV) attach a recent good standing certificate (or the equivalent in the jurisdiction of organization of such Loan Party) with respect to such Loan Party.

(b)    Legal Opinion. The Administrative Agent shall have received the executed legal opinions, each in a form reasonably acceptable to the Administrative Agent of (i) Davis Polk & Wardwell LLP, special New York counsel to the Loan Parties and (ii) Morris, Nichols, Arsht & Tunnel LLP, Delaware counsel to the applicable Loan Parties.

(c)    KYC. (A) The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information as has been reasonably requested in writing at least ten Business Days prior to the Closing Date by the Administrative Agent or the Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and (B) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three Business Days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrowers at least ten Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to any Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (B) shall be deemed to be satisfied).

(d)    Fees. The Administrative Agent shall have received all fees, interest and other amounts due and payable as of the Closing Date to the Administrative Agent and the Lenders under the Loan Documents and pursuant to any fee or similar letters (including the Fee Letter) executed by the Company in connection herewith shall be paid, including reimbursement or payment of all out-of-pocket expenses required thereunder to be reimbursed or paid by the Company and its subsidiaries, in each case solely to the extent invoiced in writing to the Company in reasonable detail at least three business days prior to the Closing.

(e)    Historical Financial Statements. The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows of the Company and its subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows of the Company and its subsidiaries for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date if such period is one of the first three fiscal quarters of a fiscal year.

(f)    Material Adverse Effect. Since December 31, 2024, there has not occurred any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(g)    Collateral. Except to the extent set forth in Section 6.12, all documents and instruments necessary to create and perfect a first priority security interest (subject to liens permitted under the Loan Documents) in the Collateral shall have been delivered by the Loan Parties.

(h)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate dated as of the Closing Date in substantially the form of Exhibit E from a Responsible Officer of the Company (or, at the option of the Borrower, a third party opinion as to the solvency of the Borrowers and their subsidiaries on a consolidated basis issued by a nationally recognized firm).

(i)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on and as of the Closing Date as if made on and as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) as of such earlier date).

(j)    No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date.

5.3.    Conditions to Extensions of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (other than any continuation or conversion of any Loan pursuant to Section 2.12) is subject to the satisfaction of the following conditions precedent:

(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on and as of such date as if made on and as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) as of such earlier date.

(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by any Borrower of Revolving Loans and each issuance of a Letter of Credit on behalf of any borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.3 have been satisfied.

Section 6.    AFFIRMATIVE COVENANTS

From and after the Closing Date, the Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Bank) or any Loan or other amount is due and owing to any Lender or the Administrative Agent hereunder, the Company shall and shall cause each of its Subsidiaries to:

6.1.    Financial Statements. Furnish to the Administrative Agent and each Lender:

(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Company (or such later date for filing as may be permitted for the Company pursuant to the Exchange Act; provided that the Company shall deliver prompt notice to the Administrative Agent of any such delivery extension, which shall include detail as to  the reason for the delay), a copy of the audited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than any such exception, explanatory paragraph or qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under Indebtedness permitted to be incurred under Section 7.2 that is scheduled to occur within one year from the time such audit report is delivered, (ii) any actual or potential inability to satisfy the Financial Covenants or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

(b)    as soon as available, but in any event not later than 45 days after the end of each fiscal quarter of the Company (other than the fourth fiscal quarter of any fiscal year) (or such later date for filing as may be permitted for the Company pursuant to the Exchange Act; provided that the Company shall deliver prompt notice to the Administrative Agent of any such delivery extension, which shall include detail as to  the reason for the delay), the unaudited consolidated or combined, as applicable, balance sheet of the Company and its consolidated or combined, as applicable, Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated or combined, as applicable, statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Company and its subsidiaries (subject to normal year-end audit adjustments).

All such financial statements shall be prepared in reasonable detail and in accordance in all material respects with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Financial statements and reports required to be delivered pursuant to this Section 6.1 and Section 6.2(d) shall be deemed to have been delivered on the date on which (a) such financial statements or reports have been included in the Company’s annual report on Form 10-K or Form 20-F or quarterly report on Form 10-Q, as the case may be, as filed with the SEC, and such report has been posted on the SEC website on the Internet at sec.gov/edaux/searches.htm (or any successor website), on the Company’s IntraLinks site at intralinks.com or on the Company’s website or (b) the Company provides notice to the Administrative Agent (which notice the Administrative Agent shall promptly provide to the Lenders) that such financial statement or report has been posted at another relevant website identified in such notice and accessible by the Lenders without charge.

6.2.    Certificates; Other Information. Furnish to the Administrative Agent and each Lender:

(a)    simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.1(a) and Section 6.1(b) above, the related consolidating financial information (which may be unaudited) reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(b)    within 5 Business Days after the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be;

(c)    [reserved];

(d)    promptly upon the mailing thereof, copies of all financial statements and reports (except to the extent previously delivered pursuant to Section 6.1) that the Company sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Company may make to, or file with, the SEC;

(e)    promptly following any reasonable request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” regulations and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

(f)    promptly, such additional financial information as any Lender (through the Administrative Agent) may from time to time reasonably request.

6.3.    Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all Tax obligations, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be, or except where failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.4.    Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the Business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of each of clause (i) (other than with respect to the existence of the Borrowers) and (ii) above, to the extent that failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (c) maintain in effect and apply policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5.    Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where such failure would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are customarily insured against in the same general area by companies engaged in the same or a similar business and (c) if any improved portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Laws, then Borrower shall, or shall cause the applicable Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Laws, (ii) cooperate with the Administrative Agent and provide information reasonably required by the Administrative Agent to comply with the Flood Laws and (iii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance upon request by the Administrative Agent.

6.6.    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in conformity in all material respects with GAAP and (b) permit representatives of the Administrative Agent (which, following the occurrence and during the continuance of an Event of Default, may be accompanied by representatives of any Lender), upon reasonable prior written notice, to make reasonable visits to and inspections of any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial condition of the Company and its Subsidiaries with officers of the Company and its Subsidiaries; provided that with respect to clause (b), prior to the occurrence and continuation of an Event of Default, no more than one such visit shall be made per year.

6.7.    Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a)    the occurrence of any Default or Event of Default upon obtaining Knowledge thereof;

(b)    any (i) default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries that, would reasonably be expected to have a Material Adverse Effect or (ii) litigation, investigation or proceeding affecting the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(c)    the following events, as soon as possible and in any event within 30 days after the Company has Knowledge: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Plan; provided, that in each case of clauses (i) and (ii), except as would not reasonably be expected to have a Material Adverse Effect; and

(d)    any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the relevant Subsidiary proposes to take with respect thereto.

6.8.    Environmental Laws. Except, in each case with respect to this Section 6.8, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply with, and take commercially reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and take all actions required under Environmental Laws to investigate, remediate or otherwise address any release of Materials of Environmental Concern, provided however that no such investigation, remediation or other action to address any release shall be required to the extent the obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained in accordance with GAAP.

6.9.    Additional Collateral, etc..

(a)    With respect to any property or rights acquired after the Closing Date by the Company or any of its Subsidiaries that is a Loan Party (or is required to be a Loan Party pursuant to the terms of this Agreement and the other Loan Documents) (other than any property described in paragraph (b), (c) or (d) below) as to which the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, does not have a perfected Lien, promptly (and, in any event within (x) 30 days following such acquisition for any Intellectual Property constituting Collateral and (y) 60 days following such acquisition for all other Collateral) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Collateral Agreement or such other documents as the Administrative Agent or the Collateral Agent reasonably request to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a security interest in such property and (ii) take all actions as the Administrative Agent or Collateral Agent reasonably request to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code or other applicable financing statements in such jurisdictions as may be required by the Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(b)    With respect to any fee interest in any real property having a fair market value, as determined in the reasonable opinion of the Company, (together with improvements thereof) of at least $10,000,000 acquired after the Closing Date by the Company or any of its Subsidiaries that is a Loan Party (or is required to be a Loan Party pursuant to the terms of this Agreement and the other Loan Documents) promptly (and in any event within 90 days following such acquisition or such real property becoming a Mortgaged Property, or such longer period as may be agreed by the Administrative Agent) deliver the following documents:

(i)    Mortgages. A Mortgage such real property in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent;

(ii)    Title Insurance Policies. With respect to each Mortgage, a policy of title insurance (or marked up unconditional title insurance commitment having the effect of a policy of title insurance) issued by a nationally recognized and financially stable title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property in an amount not less than the fair market value of such Mortgaged Property determined in the reasonable opinion of the Company, which policy (or such marked up unconditional title insurance commitment) (each, a “Title Policy”) shall (x) to the extent necessary, include such co-insurance and reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (y) have been supplemented by such endorsements as shall be reasonably requested by the Administrative Agent, and (z) contain no exceptions to title other than Liens permitted pursuant to Section 7.3; evidence reasonably acceptable to the Collateral Agent of payment by the applicable Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies; and such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policies and endorsements;

(iii)    Surveys. A survey of the applicable Mortgaged Property for which all necessary fees (where applicable) have been paid (a) prepared by a surveyor reasonably acceptable to the Administrative Agent, (b) dated or re-certificated not earlier than three months prior to the date of such delivery or such other date as may be reasonably satisfactory to the Administrative Agent in its sole discretion, (c) for Mortgaged Property situated in the United States, certified to the Collateral Agent, and the Title Company, which certification shall be reasonably acceptable to the Administrative Agent and (d) in such form as shall be required by the Title Company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the Title Policies and endorsements provided, however, that a new survey shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” is delivered to the Collateral Agent and the Title Company and (y) the Title Policy for such Mortgaged Property does not contain the standard survey exception and includes customary survey related endorsements and other coverages in the applicable Title Policy (including, but not limited to public road access, survey, contiguity and so-called comprehensive coverage);

(iv)    Opinions. Favorable written opinions, addressed to the Administrative Agent, the Collateral Agent and the Secured Parties, of local counsel to the Loan Parties in each jurisdiction (i) where a Mortgaged Property is located and (ii) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authority, execution, delivery, perfection and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Loan Party, and such other matters as may be reasonably requested by the Collateral Agent, each in form and substance reasonably satisfactory to the Collateral Agent;

(v)    Flood Insurance. (a) “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property; and (b) in the event any improvement on such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area,” (x) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Company, (y) evidence of flood insurance with a financially sound and reputable insurer, naming the Collateral Agent, as mortgagee and lender loss payee, in an amount and otherwise in form and substance reasonably satisfactory to the Administrative Agent, Agent, Lenders and otherwise in compliance with the Flood Laws and (z) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing, the Collateral Agent shall not enter into any Mortgage in respect of any real property acquired by any Loan Party after the Closing Date until the date that is (a) if such real property is not located in a “special flood hazard area”, ten (10) Business Days or (b) if such real property is located in a “special flood hazard area”, thirty (30) days, after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance.

(c)    With respect to any new Subsidiary (other than any Excluded Subsidiary) (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary (to the extent not a Loan Party)), promptly (and, in any event within 60 days after the acquisition or formation thereof or the cessation to be an Excluded Subsidiary) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Collateral Agreement or such other documents as the Administrative Agent or the Collateral Agent reasonably request to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Company or any of its Subsidiaries that is a Loan Party (or is required to be a Loan Party pursuant to the terms of this Agreement and the other Loan Documents), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary, as the case may be, and take such other action as may be required or the Administrative Agent reasonably requests to perfect the Collateral Agent’s security interest therein, (iii) cause such new Subsidiary to become a party to the Guarantee Agreement and the Collateral Agreement and (iv) if reasonably requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(d)    With respect to any new CFC or CFC Holding Company (other than any Excluded Foreign Subsidiary (as defined in the Collateral Agreement)) of a Loan Party created or acquired after the Closing Date by the Company or any other Loan Party, promptly (and, in any event within 60 days after the creation or acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Collateral Agreement or such other documents as the Administrative Agent or the Collateral Agent reasonably request to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary that is a CFC or a CFC

Holding Company be required to be so pledged); provided, further, that no Loan Party shall be obligated to pledge the Capital Stock of a Foreign Subsidiary to the extent such pledge would violate the laws of the jurisdiction of such Foreign Subsidiary’s organization, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent or the Collateral Agent, desirable to perfect the Collateral Agent’s security interest therein and (iii) if reasonably requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(e)    In addition, within 60 days of the Closing Date, the Company shall deliver to the Administrative Agent and the Collateral Agent insurance certificates and endorsements naming the Collateral Agent as additional insured or mortgagee and lender loss payee (in accordance with customary practice in the jurisdiction where the applicable insurance policy is maintained) under the insurance policies of the Company and its Subsidiaries in accordance with the Collateral Agreement.

(f)    For the avoidance of doubt, references in this Section 6.9 to any asset, property, right or Capital Stock of any Subsidiary created or acquired after the Closing Date do not include Excluded Assets (as defined in the Collateral Agreement).

(g)    The Administrative Agent shall have the right to extend any of the time periods set forth in this Section 6.9 in its reasonable discretion.

(h)    Notwithstanding anything to the contrary in any Loan Document, no Loan Party shall be required, nor shall the Administrative Agent be authorized, (A) to perfect any pledge, security interest or mortgage by any means other than through (x) any filing pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant State(s) or pursuant to any applicable real estate records in the United States with respect to any Mortgaged Property or any fixture relating to any Mortgaged Property, (y) any filing in the United Stated Copyright Office or the United States Patent and Trademark Office with respect to Intellectual Property or (z) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of stock certificates of the Company and its wholly-owned pledged subsidiaries and certain instruments with a fair market value in excess of $5,000,000, (B) to enter into any account control agreement or lockbox or similar arrangement with respect to any deposit account, securities account or commodities account or (C) to take any action in or required by a jurisdiction other than the United States or with respect to any asset located or titled outside of the United States (and there shall be no guarantee, security agreement or pledge agreement governed by the laws of any jurisdiction other than a state in the United States).

6.10.    Designation of Subsidiaries. The Company may at any time designate any Subsidiary (other than Rapid7 LLC) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary by delivering to the Administrative Agent a certificate of a Responsible Officer of the Company specifying such designation and certifying that the conditions to such designation set forth in this Section 6.10 are satisfied; provided that:

(a)    both immediately before and immediately after any such designation, no Event of Default shall have occurred and be continuing or would result therefrom;

(b)    in the case of a designation of a Subsidiary as an Unrestricted Subsidiary, each subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 6.10; and

(c)    in no event shall any Subsidiary be designated an Unrestricted Subsidiary if such Subsidiary or any subsidiary of such Subsidiary (i) owns any Equity Interest of any Borrower or (ii) owns or exclusively licenses or exclusively sublicences Material IP.

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company in such Subsidiary on the date of designation in an amount equal to the fair market value of the Company’s or its Subsidiary’s (as applicable) Investment therein (as determined reasonably and in good faith by a Responsible Officer of the Company). The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

6.11.    [Reserved].

6.12.    Post-Closing Obligations. The Company and each applicable Loan Party shall comply with each requirement set forth on Schedule 6.12 on or before the date specified for such requirement (or such later date as the Administrative Agent may agree in its reasonable discretion); provided that this Section 6.12 shall be deemed to qualify the representations, warranties, covenants and other agreements in the Loan Documents such that no inaccuracy or breach thereof shall arise in respect of the matters set forth on Schedule 6.12 prior to the time by which such actions are required to be taken..

6.13.    Holding Company Reorganization. The Company at any time may consummate a Holding Company Reorganization, provided that (i) immediately after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing, (ii) the Company shall cause the Holding Company to (A) become a party to the Guarantee Agreement as a Guarantor, (B) deliver to the Administrative Agent any certificates representing the Collateral consisting of all Capital Stock owned by the Holding Company (other than Excluded Assets) and such joinder agreements, amendments and supplements to the applicable Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Credit Parties, a Lien on all Collateral owned by the Holding Company (other than Excluded Assets) and take all such actions necessary to cause such Lien to be duly perfected to the extent required by the Security Documents and (C) expressly assume all obligations of the Company under this Agreement and the other Loan Documents pursuant to supplements hereto and thereto or other documents or instruments, in each case in form and substance reasonably satisfactory to the Administrative Agent, and shall take all actions as may be required to preserve the enforceability of the Loan Documents, (iii) each Guarantor shall have confirmed in writing that its Guarantee shall apply to the Obligations of the Borrower notwithstanding the occurrence of the Holding Company Reorganization, (iv) the Administrative Agent shall have received such officers’ certificates and opinions of counsel as it may reasonably request in connection with such transaction, (v) the direct or indirect holders of the Capital Stock of the Holding Company immediately following such Holding Company Reorganization are substantially the same as the holders of the Company’s Capital Stock immediately prior to such Holding Company Reorganization, (vi) the revised organizational structure of the Holding Company, the Company and the Subsidiaries shall be reasonably satisfactory to Administrative Agent and (vii) the Administrative Agent and each Lender shall receive all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

6.14.    Use of Proceeds . The Company shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of directly or, to the Company’s Knowledge, indirectly funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.    NEGATIVE COVENANTS

From and after the Closing Date, the Company hereby agrees that, so long as any Loan or other amount is due and owing to any Lender or the Administrative Agent hereunder, any Commitment remains in effect or any Letter of Credit remains outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Bank), the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1.    Financial Covenants.

(a)    Permit the Total Net Leverage Ratio as at the last day of any Test Period (commencing with the last day of the first full fiscal quarter to end after the Closing Date) to exceed (i) prior to the Test Period ending March 31, 2026, 6.50 to 1.00, (ii) beginning with the Test Period ending March 31, 2026 and prior to the Test Period ending March 31, 2027, 5.75 to 1.00 and (iii) beginning with the Test Period ending March 31, 2027 and thereafter, 4.25 to 1.00 (clauses (i) through (iii), the “Base Level”); provided that the Borrowers shall be permitted, solely in connection with a Qualified Acquisition, to elect to increase such maximum Total Net Leverage Ratio by 0.50:1.00 for the fiscal quarter during which such Qualified Acquisition is consummated and for the three (3) fiscal quarters immediately thereafter (such period of four consecutive fiscal quarters, the “Total Net Leverage Ratio Step Up Period”); provided that (i) the maximum Total Net Leverage Ratio shall revert to the applicable Base Level at the end of such Total Net Leverage Ratio Step Up Period, (ii) subsequent to any Total Net Leverage Ratio Step Up Period, the Borrowers may not designate another acquisition as a Qualified Acquisition unless the maximum Total Net Leverage Ratio required to be maintained pursuant to this Section 7.1 has been at the Base Level for at least one (1) full fiscal quarter and (iii) there shall only be two (2) Total Net Leverage Ratio Step Up Periods during the term of this Agreement.

(b)    Permit the Interest Coverage Ratio as at the last day of any Test Period to be below 3.00 to 1.00.

7.2.    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)    Indebtedness of any Loan Party pursuant to any Loan Document;

(b)    Indebtedness of the Company to any of its Subsidiaries and of any Subsidiary to the Company or any other Subsidiary of the Company; provided that any Indebtedness of any Subsidiary that is not a Loan Party to the Company or to any of its Subsidiaries that are Loan Parties is permitted pursuant to Section 7.7 (other than Sections 7.7(c)(i) and 7.7(cc));

(c)    Indebtedness existing on the Closing Date (or which may have been incurred pursuant to commitments existing on the Closing Date) listed, to the extent in excess of $5,000,000 on Schedule 7.2(d) and any Permitted Refinancing in respect thereof;

(d)    (i) Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 7.3(i) in an aggregate principal amount not to exceed the greater of (x) $57,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period and (ii) and any Permitted Refinancing in respect thereof;

(e)    Hedge Agreements as long as such agreements are not entered into for speculative purposes;

(f)    (i) Incremental Equivalent Debt; provided that the aggregate principal amount of such Indebtedness incurred pursuant to this clause (i) by Subsidiaries that are not Loan Parties, together with the aggregate amount of Incurred Acquisition Debt and Ratio Debt incurred or guarantees by Subsidiaries that are not Loan Parties, shall not exceed the greater of (x) $47,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing in respect thereof;

(g)    (i) additional Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount (for all incurrences by the Company and all Subsidiaries pursuant to this clause (g)) which when incurred does not exceed the greater of (x) $76,000,000 and (y) 40% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing in respect thereof;

(h)    Capital Lease Obligations arising from Permitted Sale/Leasebacks;

(i)    (i) Indebtedness of the Company or any Subsidiary (“Ratio Debt”) in an aggregate principal amount not to exceed (A) the Shared Incremental Amount plus (B) an unlimited amount equal to the Ratio Based Amount; provided that the requirement set forth in Sections 2.25(a)(iv) and (v) (except with respect to any Ratio Debt consisting of a customary bridge facility so long as, subject to customary conditions, such bridge facility automatically converts into long-term debt satisfying the requirements set forth in Sections 2.25(a)(iv) and (v)), as applicable, shall apply mutatis mutandis as if such Ratio Debt were Incremental Facilities and (ii) the aggregate amount of Indebtedness incurred or guarantees by Subsidiaries that are not Loan Parties under this clause (i), together with the aggregate amount of Incurred Acquisition Debt and Incremental Equivalent Debt incurred or guaranteed by Subsidiaries that are not Loan Parties, shall not exceed the greater of (x) $47,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing thereof;

(j)    Indebtedness in respect of Cash Management Obligations, or guarantees thereof, including the guarantee set forth in the Guarantee Agreement;

(k)    (i) additional Indebtedness of Subsidiaries that are not Loan Parties in an aggregate principal amount not to exceed the greater of (x) $57,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing thereof;

(l)    Guarantee Obligations by the Company of Indebtedness otherwise permitted hereunder of any Subsidiary and by any Subsidiary of Indebtedness otherwise permitted hereunder of the Company or any other Subsidiary; provided that any guarantee by any Loan Party of any Indebtedness of any Subsidiary that is not a Loan Party is permitted pursuant to Section 7.7 (other than Sections 7.7(c)(i) and 7.7(cc));

(m)    (i) Indebtedness incurred in connection with any acquisition or other Investment permitted hereunder (“Incurred Acquisition Debt”) in an amount not to exceed (A) the Shared Incremental Amount plus (B) an unlimited amount equal to the Ratio Based Amount; provided that the requirement set forth in Sections 2.25(a)(iv) and (v) (except with respect to any Incurred Acquisition Debt consisting of a customary bridge facility so long as, subject to customary conditions, such bridge facility automatically converts into long-term debt satisfying the requirements set forth in Sections 2.25(a)(iv) and (v)), as applicable shall apply mutatis mutandis as if such Incurred Acquisition Debt were Incremental Facilities and (ii) the aggregate amount of Indebtedness incurred by Subsidiaries that are not Loan Parties under this clause (m), together with the aggregate amount of Ratio Debt and Incremental Equivalent Debt incurred by Subsidiaries that are not Loan Parties, shall not exceed the greater of (x) $47,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing thereof;

(n)    (i) Indebtedness under a Permitted Receivables Financing in an aggregate principal amount not to exceed the greater of (x) $94,000,000 and (y) 50% of Consolidated EBITDA for the most recently ended Test

Period and (ii) any Permitted Refinancing in respect thereof (provided that such Permitted Refinancing constitutes a Permitted Receivables Financing);

(o)    to the extent constituting Indebtedness, obligations (including reimbursement obligations with respect to guaranties, letters of credit or other similar obligations) in respect of tenders, statutory obligations, leases, governmental contracts, stay, performance bid, customs, appeal and surety bonds and performance and/or return of money bonds and completion guarantees or other obligations of a like nature issued for the account of, or provided by, the Company and its Subsidiaries in the ordinary course of business;

(p)    Indebtedness incurred by a Special Purpose Finance Subsidiary;

(q)    Credit Agreement Refinancing Indebtedness (including successive Permitted Refinancings thereof) and Guarantee Obligations by the Guarantors in respect thereof;

(r)    Indebtedness arising from agreements providing for indemnification, purchase price adjustments or similar obligations incurred by the Company or its Subsidiaries in connection with any acquisition or Disposition in each case permitted by this Agreement;

(s)    Indebtedness consisting of obligations of the Company or any Subsidiary under deferred compensation (e.g., earn-outs, indemnifications, incentive non-competes and other contingent or deferred obligations) or other similar arrangements incurred by such Person in connection with any acquisition or other Investment in each case permitted under Section 7.7 (other than Section 7.7(cc));

(t)    Indebtedness of a Person which becomes a Subsidiary or is merged into any Subsidiary after the Closing Date in each case to the extent such acquisition or merger is permitted under this Agreement; provided that (i) such Indebtedness was in existence on the date such Person became a Subsidiary of, or merged into, such Subsidiary, (ii) such Indebtedness was not created in contemplation of such Person becoming a Subsidiary, (iii) such Indebtedness is not guaranteed in any respect by or secured by the assets of the Company or any of its Subsidiaries (other than by any such person that so becomes a Subsidiary) and (iv) immediately after giving effect to the acquisition of or merger with such Person by such Subsidiary, no Event of Default shall have occurred and be continuing;

(u)    Indebtedness incurred by the Company or its Subsidiaries in respect of banker’s acceptances, bank guarantees, letters of credit, warehouse receipts or similar instruments entered into in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims, in each case in the ordinary course of business or consistent with past practice;

(v)    Indebtedness consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements or (iv) obligations owing under supply, customer, distribution, license, lease or similar agreements, in each case with respect to clauses (i) through (iv), entered into in the ordinary course of business;

(w)    Indebtedness supported by a letter of credit issued by any Person (other than the Company or any of its Affiliates) for the account of the Company or any of its Subsidiaries pursuant to another clause of this Section 7.2, the availability of which is subject to a stated quantum in a principal amount not in excess of the stated amount of such letter of credit;

(x)    (i) Indebtedness related to any letter of credit issued in the ordinary course of business or created by or for the account of the Company or any of its Subsidiaries, in an aggregate principal amount not in excess of the greater of (x) $19,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing in respect thereof;

(y)    Indebtedness incurred in the ordinary course of business or consistent with past practice under travel and expense cards, corporate purchasing cards and car leasing programs, and Guarantee Obligations of the Company and its Subsidiaries with respect to any such Indebtedness;

(z)    Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business;

(aa)    Indebtedness (other than debt for borrowed money) of the Company and/or any Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business or consistent with past practice;

(bb)    endorsement of instruments or other payment items for collection or deposit in the ordinary course of business or consistent with past practice;

(cc)    unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Company and/or any Subsidiary in the ordinary course of business or consistent with past practice to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 8(g);

(dd)    customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods and services purchased in the ordinary course of business;

(ee)    Indebtedness of any Joint Venture, Indebtedness of the Company or any Subsidiary incurred on behalf of any Joint Venture, and any guarantees by the Company or any Subsidiary of Indebtedness of any Joint Venture in an aggregate outstanding principal amount for all such Indebtedness not to exceed at any time the greater of $19,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period;

(ff)    obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of the Company or any Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(gg)    all premiums, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 7.2; and

(hh)    Indebtedness arising under (i) the 2027 Convertible Notes or 2029 Convertible Notes and (ii) any Permitted Refinancing of the 2027 Convertible Notes or 2029 Convertible Notes.

7.3.    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)    Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company or any Subsidiary, as the case may be, in conformity with GAAP or in the case of a Subsidiary located outside of the United States, general accounting principles in effect from time to time in its jurisdiction of incorporation;

(b)    statutory liens of landlords and carriers, warehousemen, mechanics, materialmen, repairmen or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, governmental contracts, customs, stay, surety and appeal bonds, performance and/or return of money bonds and completion guarantees or other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business or consistent with industry practice;

(e)    easements, rights-of-way, restrictions and other similar encumbrances that are or would be reflected on a survey or by inspection of any real property or that, in the aggregate, are not substantial in amount and that do not in the aggregate materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries taken as a whole;

(f)    (i) Liens in existence on the Closing Date, to the extent the obligations secured by such Liens are in excess of $5,000,000, listed on Schedule 7.3(f) securing Indebtedness permitted by Section 7.2(c) or other obligations not prohibited hereunder and (ii) Liens replacing the Liens set forth on Schedule 7.3(f) securing a refinancing, refunding, renewal or extension of Indebtedness that is permitted pursuant to Section 7.2(c) or such other obligations; provided that such Lien shall not encumber any additional property after the Closing Date unless otherwise permitted by another provision of this Section 7.3 (in which case, for the avoidance of doubt, such Lien encumbering any additional property shall be incurred in reliance on such other provision of this Section 7.3) and that the amount of Indebtedness or such other obligation secured thereby is not increased;

(g)    Liens on the Collateral to secure Indebtedness permitted under Sections 7.2(i) or 7.2(m); provided that an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to (i) if such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, a First Lien Intercreditor Agreement as a “Senior Representative” (or similar term, in each case, to be defined in the First Lien Intercreditor Agreement) or (ii) if such Indebtedness is secured by the Collateral that is junior to the Liens securing the Obligations, a Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement);

(h)    Liens arising solely by virtue of any contractual, statutory or common law provisions related to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts and securities accounts;

(i)    Liens securing Indebtedness of the Company or any Subsidiary incurred pursuant to Section 7.2(d) to finance the acquisition of fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (other than after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.2(d)) and (ii) the amount of Indebtedness secured thereby is not increased;

(j)    Liens created pursuant to the Security Documents;

(k)    Liens consisting of judgment or judicial attachment Liens and Liens securing contingent obligations on appeal and other bonds in connection with court proceedings, settlements or judgments; provided that (i) such Liens would not result in the occurrence of an Event of Default hereunder and (ii) such Liens are being contested in good faith by appropriate proceedings;

(l)    Liens consisting of any (i) interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, license, sublicense or similar arrangement of real estate or other property (including Intellectual Property) permitted hereunder, (ii) landlord lien arising by law or permitted by the terms of any lease, sub-lease, license, sub-license or similar arrangement, (iii) restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, sub-lease, license, sub-license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) deposit of cash with the owner or lessor of premises leased and operated by the Company or any Subsidiary in the ordinary course of business or consistent with past practice to secure the performance of obligations under the terms of the lease for such premises;

(m)    Liens on assets subject to a Permitted Receivables Financing securing such Permitted Receivables Financing;

(n)    additional Liens so long as the aggregate outstanding principal amount of the obligations secured thereby at the time such Lien is incurred does not exceed the greater of (x) $76,000,000 and (y) 40% of Consolidated EBITDA for the most recently ended Test Period; provided that if any such Liens encumber Collateral, such Liens shall be junior to the Liens securing the Obligations and an Other Debt Representative acting on behalf of the holders of such obligations shall have become a party to a Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement);

(o)    Liens on the Collateral securing Incremental Equivalent Debt; provided that an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to (i) if such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, a First Lien Intercreditor Agreement as a “Senior Representative” (or similar term, in each case, to be defined in the First Lien Intercreditor Agreement) or (ii) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, a Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement);

(p)    Liens on cash, Cash Equivalents, deposit accounts and similar items of Subsidiaries that are not Loan Parties securing Cash Management Obligations of Subsidiaries that are not Loan Parties, and guarantees by any Subsidiary that is not a Loan Party of such Cash Management Obligations of other Subsidiaries that are not Loan Parties or such similar obligations of other Subsidiaries that are not Loan Parties;

(q)    Liens on assets of Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness or other obligations of Subsidiaries that are not Loan Parties permitted pursuant to Section 7.2 (or not prohibited under this Agreement);

(r)    Liens on Company Stock;

(s)    Liens on assets of a Special Purpose Finance Subsidiary to secure Indebtedness incurred by such Special Purpose Finance Subsidiary;

(t)    Matters expressly listed as exceptions to title or subordinate matters in the Administrative Agent’s title insurance policies for such Mortgaged Properties;

(u)    Liens on the Collateral securing obligations in respect of Credit Agreement Refinancing Indebtedness and any Permitted Refinancing in respect thereof, and any Guarantee Obligations by the Guarantors in respect thereof; provided that an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to (i) if such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, a First Lien Intercreditor Agreement as a “Senior Representative” (or similar term, in each case, to be defined in the First Lien

Intercreditor Agreement) or (ii) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, a Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement);

(v)    Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or consistent with past practice or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(w)    Liens (i) on cash or Cash Equivalents advanced in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.7 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.5 (or, to dispose of any property in a transaction not constituting a Disposition hereunder to the extent such transaction is otherwise permitted under this Agreement);

(x)    Liens on property or assets acquired by a Loan Party or on property or assets of any Person which becomes a Subsidiary of a Loan Party, in any such case existing at the time of the acquisition thereof (including acquisition through merger or consolidation) and not incurred in contemplation of such acquisition;

(y)    Liens arising on any real property as a result of any eminent domain, condemnation or similar proceeding being commenced with respect to such real property;

(z)    (i) Liens on the Capital Stock of a Joint Venture securing obligations of such Joint Venture that are otherwise permitted under this Agreement and (ii) customary options, put and call arrangements, rights of first refusal and similar rights relating to such Joint Venture under its joint venture agreement;

(aa)    (i) deposits made or other security provided to secure liabilities to insurance brokers, insurance carriers under insurance or self-insurance arrangements in the ordinary course of business or consistent with past practice and (ii) Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto to the extent permitted hereunder;

(bb)    Liens that are contractual rights of set-off or netting or pledge relating to (A) the establishment of depositary relations with banks or other financial institutions not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Company and/or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with past practice of the Company and/or any Subsidiary, (C) purchase orders and other agreements entered into with customers of the Company and/or any Subsidiary in the ordinary course of business or consistent with past practice and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, Liens encumbering reasonable customary initial deposits and margin deposits, bankers Liens and rights and remedies as to deposit accounts or similar accounts, Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC (or any similar Requirement of Law of any jurisdiction) on items in the ordinary course of business, Liens (including rights of set-off) in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and Liens on the proceeds of any Indebtedness permitted hereunder incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction or on cash or Cash Equivalents set aside at the time of the incurrence of such

Indebtedness to the extent such cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in escrow pending application for such purpose;

(cc)    Liens in favor of any Governmental Authority to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(dd)    Liens in connection with a Permitted Sale/Leaseback; provided that any such Lien shall encumber only the property interest subject to such Permitted Sale/Leaseback; and

(ee)    Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business or consistent with past practice of the Company and/or its Subsidiaries;

(ff)    Liens on securities or other assets that are the subject of repurchase agreements constituting Investments permitted under Section 7.7 arising out of such repurchase transaction;

(gg)    Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 7.2(o) and (u);

(hh)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property and bailee arrangements in the ordinary course of business and permitted by this Agreement or by operation of law under Article 2 of the UCC (or any similar Requirement of Law of any jurisdiction);

(ii)    Liens (i) in favor of any Loan Party and/or (ii) granted by any Subsidiary that is not a Loan Party in favor of any Subsidiary that is not a Loan Party, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 7.2 or Section 7.7 or securing other intercompany obligations not prohibited hereunder;

(jj)    Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(kk)    undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or, if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(ll)    security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(mm)    receipt of progress payments and advances from customers in the ordinary course of business or consistent with past practice to the extent the same creates a Lien on the related inventory and proceeds;

(nn)    Liens on property or assets of Subsidiaries that are not Loan Parties securing Indebtedness of Subsidiaries that are not Loan Parties incurred pursuant to Section 7.2(k);

(oo)    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Company or any Subsidiary in the ordinary course of business; and

(pp)    Liens arising solely in connection with rights of dissenting equity holders pursuant to any Requirement of Law in respect of any acquisition or other similar Investment permitted hereunder.

7.4.    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or Dispose of all or substantially all of its property or business, except that:

(a)    (i) any Subsidiary of the Company (other than Rapid 7, LLC) may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any other Subsidiary of the Company (other than Rapid 7, LLC); provided that if any such transaction is between a Guarantor and a Subsidiary that is not a Guarantor or, such Guarantor shall be the continuing or surviving entity and (ii) Rapid 7, LLC may be merged or consolidated with or into any other Subsidiary; provided that Rapid 7, LLC shall be the continuing or surviving entity.

(b)    (i) any Subsidiary of the Company (other than Rapid 7, LLC) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or any other Loan Party, (ii) any Subsidiary that is not a Loan Party may Dispose of all or substantially all of its assets upon voluntary liquidation or otherwise to the Company or any Subsidiary and (iii) any Subsidiary of the Company (other than Rapid 7, LLC) may Dispose of all or substantially all of its assets pursuant to a Disposition permitted by Section 7.5 (other than pursuant to Section 7.5(c)); provided that, for the avoidance of doubt, any Subsidiary of the Company (other than Rapid 7, LLC) that only holds Capital Stock of other Subsidiaries of the Company (a “Subsidiary Holding Company”) may consummate any sale of all or substantially all of its assets that would be permitted under this Section 7.4(b) with respect each such Subsidiary or Subsidiaries held by such Subsidiary Holding Company;

(c)    any Subsidiary (other than Rapid 7, LLC) may be liquidated as long as the proceeds of such liquidation (after satisfying all Contractual Obligations of such Subsidiary) are distributed to the holders of the Capital Stock of such Subsidiary on an approximately ratable basis (based on their respective equity ownership interests in such Subsidiary);

(d)    any Subsidiary (other than a Borrower) may liquidate, dissolve or wind up if the Company determines in good faith that such liquidation, dissolution or winding up is in the best interests of the Company and the Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders; and

(e)    the Company may consummate a Holding Company Reorganization.

7.5.    Disposition of Property. Dispose of any of its property or rights, whether now owned or hereafter acquired, except:

(a)    the Disposition of unnecessary, obsolete or worn out property ;

(b)    the sale of inventory or goods held for sale in the ordinary course of business;

(c)    Dispositions permitted by Section 7.4(b), and Dispositions to effect Restricted Payments and Investments permitted pursuant to Section 7.6 (other than Section 7.6(h)) or 7.7 (other than Section 7.7(y) and (cc)), respectively;

(d)    non-exclusive licensing or sublicensing of Intellectual Property in the ordinary course of business;

(e)    any Permitted Receivables Financing;

(f)    Dispositions listed and described, to the extent in excess of $5,000,000, on Schedule 7.5 as in effect on the Closing Date;

(g)    any Disposition of assets (i) from one Loan Party to another Loan Party, (ii) from a Subsidiary to a Loan Party or (iii) from one Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

(h)    the Disposition of other property not described in clauses (a)-(g) above or (i)-(hh) below for not less than fair market value as long as at least 75% of the consideration consists of cash and cash equivalents (provided that such minimum cash/cash equivalent requirement shall not apply to any Disposition or series of related Dispositions of property having a fair market value of not more than the greater of $29,000,000 and 15% of Consolidated EBITDA for the most recently ended Test Period) (provided that for purposes of such minimum cash/cash equivalent requirement, (v) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Company or any Subsidiary) of the Company or any Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto), or if the incurrence of such Indebtedness or other liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined in good faith by the Company) that are (i) assumed by the transferee of any such assets and for which the Company and/or its applicable Subsidiary have been validly released by all relevant creditors in writing or (ii) otherwise cancelled or terminated in connection with such Disposition, (w) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (x) any securities or other obligations or assets received by the Company or any Subsidiary from such transferee (including earn-outs or similar obligations) that are converted by such Person into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or cash equivalents received) within 180 days following the closing of the applicable Disposition and (y) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (h) that is at that time outstanding, not in excess of the greater of $19,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period in each case of clauses (v)-(y) in this proviso, shall be deemed to be cash for purposes of this clause (h) and for no other purpose;

(i)    the Company or any of its Subsidiaries may transfer or contribute ownership of the Capital Stock of any Subsidiary that is not a Loan Party or Joint Venture or the assets of any Subsidiary that is not a Loan Party or Joint Venture to the Company or a Subsidiary of the Company;

(j)    Dispositions of cash and/or Cash Equivalents or other assets that were cash and/or Cash Equivalents when the relevant original Investment was made;

(k)    the Company and its Subsidiaries may sell property pursuant to Permitted Sale/Leasebacks;

(l)    Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangement between joint venture or similar parties set forth in the relevant joint venture arrangements or similar binding agreements;

(m)    the Disposition of the Capital Stock or assets of any Immaterial Subsidiary;

(n)    the sale by the Company and its Subsidiaries of bills of exchange of the Company and its Subsidiaries;

(o)    Dispositions of non-core assets, in each case acquired in any acquisition or other Investment permitted hereunder, including such Dispositions (x) made in order to obtain the approval of any anti-trust authority or otherwise necessary or advisable in the good faith determination of the Company to consummate any acquisition or other Investment permitted hereunder or (y) which are being held for sale and not for the continued operation of the Company or any of its Subsidiaries or any of their respective businesses;

(p)    any other Disposition; provided that the aggregate fair market value of all Dispositions pursuant to this Section 7.5(p) does not exceed the greater of (x) $47,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period;

(q)    the Company or any of its Subsidiaries may transfer or contribute ownership of the Capital Stock of any Subsidiary that is not a Loan Party formed or organized under the laws of (a) any European country or (b) any state, province, district or other subdivision of any such country, in each case to a Subsidiary that is not a Loan Party that is a European holding company;

(r)    Dispositions of Company Stock;

(s)    exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as determined by the Company in good faith) for like property or assets or property, assets or services of greater value or usefulness to the business of the Borrowers and their Subsidiaries as a whole, as determined in good faith by the Company; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the property received does not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the property or assets so exchanged or swapped;

(t)    Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice (which, for the avoidance of doubt, shall exclude receivable financing);

(u)    Transfers of property subject to a casualty event and Dispositions constituting expropriations or takings by a Governmental Authority;

(v)    the unwinding of Hedge Agreements permitted hereunder pursuant to their terms;

(w)    Dispositions of assets that do not constitute Collateral having a fair market value of not more than the greater of (x) $47,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period;

(x)    Dispositions of in-plant maintenance, repair and operating and perishable tooling operations to third parties in connection with the outsourcing of such operations;

(y)    Dispositions, abandonments, cancellations or lapses of Intellectual Property or other Intellectual Property rights, including issuances or registrations thereof, or applications for issuances or registrations thereof, in the ordinary course of business or consistent with past practice or which, in the good faith determination of the Company, are not necessary to the conduct of the business of the Company or its Subsidiaries or are obsolete, no longer economical to maintain or otherwise not material in the conduct of business of the Company or any of its Subsidiaries;

(z)    the expiration of any Intellectual Property in accordance with any statutory term that is not subject to renewal;

(aa)    Dispositions of Capital Stock of, or sales of Indebtedness or other securities of, Unrestricted Subsidiaries;

(bb)    Dispositions made to comply with any order or other directive of any Governmental Authority or any applicable Requirement of Law;

(cc)    [reserved];

(dd)    any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(ee)    any issuance, sale or Disposition of Capital Stock to directors, officers, managers or employees for purposes of satisfying requirements with respect to directors’ qualifying shares and shares issued to foreign nationals, in each case as required by applicable Requirements of Law; and

(ff)    any netting arrangement of accounts receivable between or among the Company and its Subsidiaries or among Subsidiaries of the Company made in the ordinary course of business.

Simultaneously with any transfer described in Section 7.5 (to the extent such transfer is to a Person that is not a Loan Party) of this Agreement, the Lien on and security interest created by the Loan Documents in the Capital Stock of the Subsidiaries so transferred or contributed will be automatically released and the Administrative Agent and the Collateral Agent shall take any action reasonably requested in writing by the Company to evidence such release.

Notwithstanding the foregoing, except with respect to the Company’s or any Subsidiary’s ability to non-exclusively license or sublicense Intellectual Property to Unrestricted Subsidiaries in the ordinary course of business, no Disposition of any Material IP by the Company or any Subsidiary may be made to an Unrestricted Subsidiary.

7.6.    Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock or other applicable common equity interests of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (collectively, “Restricted Payments”), except that:

(a)    any Subsidiary may make Restricted Payments to the Company, any Subsidiary or to any other Person (ratably based on such other Person’s equity ownership in such Subsidiary) which owns Capital Stock of such Subsidiary;

(b)    so long as no Event of Default shall have occurred and be continuing, the Company may purchase the Company’s common stock held by any Permitted Payee upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of Restricted Payments under this paragraph (b) in any fiscal year shall not exceed the lesser of (i) $10,000,000 and (y) the sum of $5,000,000 plus the amount of Restricted Payments permitted to be made pursuant to this paragraph (b) in any previous fiscal year but not so made as a Restricted Payment pursuant to this paragraph (b) in any previous fiscal year;

(c)    the Company may make Restricted Payments if, after giving effect thereto, the Total Net Leverage Ratio calculated on the date of such payment on a Pro Forma Basis would be less than 3.25 to 1.00 (it being understood that any Restricted Payment permitted at the time it was made shall be deemed to be permitted notwithstanding that the conditions specified in this paragraph (c) for such Restricted Payment may no longer be satisfied thereafter); provided that no Event of Default shall have occurred and be continuing or would result therefrom);

(d)    the Company may withhold shares of Capital Stock of the Company from, and pay personal payroll taxes of employees in respect of vested restricted shares of, options to purchase and other equity incentive awards in respect of, the Capital Stock of the Company;

(e)    the Company may make additional Restricted Payments in an amount not to exceed the portion, if any, of the Available Amount on such date that the Company elects to apply to this clause (e); provided that (x) with respect to the use of the portion of the Available Amount set forth in (a)(ii) of the definition thereof, no Event of Default shall have occurred and be continuing or would result therefrom and (y) with respect to the use of each other portion of the Available Amount, no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(f)    the Company may make additional Restricted Payments in an aggregate amount not to exceed the greater of $66,000,000 and 35% of Consolidated EBITDA for the most recently ended Test Period;

(g)    the Company may repurchase, redeem, acquire or retire Capital Stock upon (or make provisions for withholdings in connection with) (or make provisions for withholdings in connection with), the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(h)    to the extent constituting a Restricted Payment, the Company may consummate any transaction permitted by Section 7.5 (other than Sections 7.5(c)) and Section 7.7 (other than Section 7.7(y) and 7.7(cc));

(i)    the Company may pay any dividend or other distribution or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend, distribution or redemption contemplated by such declaration or redemption notice would have complied with the provisions of this Section 7.6;

(j)    so long as no Event of Default has occurred and is continuing or would result therefrom, the Company may make additional Restricted Payments in an aggregate amount not to exceed 7.00% of the Total Market Cap at the time such Restricted Payment is made;

(k)    the Company may make a distribution, by dividend or otherwise, of the Capital Stock of any Unrestricted Subsidiary (or a Subsidiary that owns one or more Unrestricted Subsidiaries; provided that such Subsidiary owns no assets other than Capital Stock of one or more Unrestricted Subsidiaries and immaterial assets incidental to the ownership thereof);

(l)    the Company may make payments and distributions to satisfy dissenters’ rights (including in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential)), pursuant to or in connection with any acquisition, merger, consolidation, amalgamation or Disposition that complies with Section 7.5 or any other transaction permitted hereunder;

(m)    the Company may make a Restricted Payment in respect of required withholding of Taxes with respect to any Permitted Payee and any repurchases of Capital Stock in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the issuance of restricted stock units or similar stock based awards;

(n)    for any taxable period for which the Company and/or any of its Subsidiaries are members of a consolidated, combined, unitary or similar group for any federal, state, or local income tax purposes, the Company may pay any federal, state or local income taxes, or any franchise taxes imposed in lieu thereof, to any parent of any consolidated, combined, unitary or similar group that includes the Company and/or any of its Subsidiaries or joint ventures in respect of any consolidated, combined, unitary or similar income tax return that includes the Company and/or any of its Subsidiaries or joint ventures to the extent such taxes are attributable to the income of the Company and/or its Subsidiaries or joint ventures determined as if the Company and its Subsidiaries or joint ventures filed a consolidated, combined, unitary or similar return separately from any other members of the group;

(o)    [reserved]; and

(p)    the Company may make any repurchases of shares of common stock of the Company in an amount in any calendar year not to exceed $100,000,000.

Notwithstanding the foregoing, for the avoidance of doubt none of (x) any payments of cash and/or deliveries of common stock of the Company (or other securities or property following a merger event, reclassification or other change of the common stock of the Company) (and cash in lieu of fractional shares) pursuant to the terms of, or otherwise in performance of the Company’s or its applicable Subsidiary’s obligations under, or any repurchase and/or exchange of, any Permitted Convertible Indebtedness (including, without limitation, making payments of interest, principal or premium thereon, making payments due upon required repurchase thereof (including any payment of principal upon a “fundamental change” under any Permitted Convertible Indebtedness) and/or making payments and deliveries upon conversion or settlement thereof), (y) the purchase of any Permitted Bond Hedge Transaction or any payment, exercise, early unwind, and/or settlement thereof (whether according to the terms of such Permitted Bond Hedge Transaction or otherwise) or (z) any payments of cash and/or deliveries of common stock of the Company (or other securities or property following a merger event, reclassification or other change of the common stock of the Company) (and cash in lieu of fractional shares) in connection with any Permitted Warrant Transaction (including in connection with any exercise and/or early unwind or settlement thereof whether according to the terms of such Permitted Warrant Transaction or otherwise) shall constitute a “Restricted Payment”; provided that, to the extent both (a) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Indebtedness (excluding any required payment of interest with respect to such Permitted Convertible Indebtedness and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond Hedge Transaction relating to such Permitted Convertible Indebtedness (including, for the avoidance of doubt, the case where there is no Permitted Bond Hedge Transaction relating to such Permitted Convertible Indebtedness), the payment of such excess cash shall constitute a Restricted Payment; provided, further, that, to the extent cash is required to be paid under a Permitted Warrant Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by the Borrowers (including in connection with the exercise and/or early unwind or settlement thereof), the payment of such cash shall constitute a Restricted Payment.

7.7.    Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)    extensions of trade credit in the ordinary course of business or consistent with past practice;

(b)    investments in Cash Equivalents;

(c)    (i) Guarantee Obligations permitted by Section 7.2 and (ii) Guarantee Obligations arising in the ordinary course of business or consistent with past practice with respect to other obligations that do not constitute Indebtedness;

(d)    loans and advances to employees of the Company or any Subsidiary of the Company in the ordinary course of business or consistent with past practice (including for travel, entertainment and relocation expenses) in an aggregate amount for the Company or any Subsidiary of the Company not to exceed the greater of (x) $19,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding;

(e)    Guarantee Obligations by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party; provided that the aggregate amount of such Guarantee Obligations, together with the aggregate amount of Investments by Loan Parties made pursuant to the proviso to Section 7.7(f) and the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties under Section 7.7(q), shall not exceed the greater of (x) $188,000,000 and (y) 100% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding;

(f)    intercompany Investments by the Company or any of its Subsidiaries in the Company or any Person that, prior to such investment, is a Subsidiary; provided that the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties under this clause (f), together with the aggregate amount of Guarantee Obligations pursuant to Section 7.7(e) and the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties under Section 7.7(q), shall not exceed the greater of (x) $188,000,000 and (y) 100% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding;

(g)    Investments in Joint Ventures in an aggregate amount not to exceed the greater of (x) $47,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding plus, in each case, all dividends, distributions, interest, payments, returns of capital, repayments of other amounts received in cash, by the Loan Parties from Joint Ventures ;

(h)    Investments in existence on the Closing Date listed, to the extent in excess of $5,000,000, on Schedule 7.7(h); provided that no such Investment is increased except as permitted by the other provisions of this Section 7.7;

(i)    each Finance Subsidiary may execute and deliver one or more promissory notes (having terms customary for similar notes issued in transactions similar to a Permitted Receivables Financing) to the Company and its Subsidiaries representing the purchase price of receivables sold to such Finance Subsidiary in a Permitted Receivables Financing, and the Company and its Subsidiaries may contribute receivables and other assets of the type referred to in the definition of “Permitted Receivables Financing” to the capital of any Finance Subsidiary in connection with a Permitted Receivables Financing;

(j)    [reserved];

(k)    Investments if, after giving effect thereto, the Total Net Leverage Ratio calculated on the date of incurrence thereof on a Pro Forma Basis would be less than 3.75 to 1.00 (it being understood that any Investment permitted at the time it was made shall be deemed to be permitted notwithstanding that the conditions specified in this paragraph (k) for such Investment may no longer be satisfied thereafter); provided that no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(l)    Investments by the Company and/or any of its Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Amount on such date that the Company elects to apply to this clause (l); provided that no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(m)    non-cash consideration received, to the extent permitted by the Loan Documents, in connection with the disposition of property permitted by this Agreement;

(n)    Investments consisting of extensions of credit in the nature of accounts receivable, notes receivable arising from the grant of trade credit, and guarantees for the benefit of existing or potential suppliers, customers, distributors, licensors, licensees, lessees and lessors, in each case in the ordinary course of business or consistent with past practice, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

(o)    Hedge Agreements entered into not for speculative purposes;

(p)    deposit accounts and securities accounts maintained in the ordinary course of business, and to the extent constituting an Investment, Cash Management Obligations;

(q)    additional Investments by the Company or any of its Subsidiaries in an aggregate amount (valued at cost) (for all Investments by the Company and all Subsidiaries pursuant to this clause (q)) not to exceed the greater of (x) $94,000,000 and (y) 50% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding; provided that the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties under this clause (q), together with the aggregate amount of Guarantee Obligations pursuant to Section 7.7(e) and the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties under Section 7.7(f), shall not exceed the greater of (x) $188,000,000 and (y) 100% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding;

(r)    Investments held by a Person that is acquired and becomes a Subsidiary or of a Person merged or amalgamated or consolidated into any Subsidiary, in each case after the Closing Date and which acquisition, merger, amalgamation or consolidation is permitted in accordance with another provision of this Section 7.7, to the extent that such Investments held by such Person were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(s)    to the extent constituting Investments, any Permitted Bond Hedge Transactions and any Permitted Warrant Transaction;

(t)    to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses, sublicenses (or other grants or rights to use or exploit) or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business or consistent with past practice;

(u)    Investments maintained in connection with any Loan Party’s deferred compensation plan in the ordinary course of business;

(v)    Investments consisting of rebates and extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or consistent with past practice;

(w)    any Investments acquired by the Company or any of its Subsidiaries:

(i)    in exchange for any other Investment or accounts receivables held by the Company or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement or delinquent accounts and disputes with or judgments against, the issuer of such Investment or accounts receivable;

(ii)    as a result of a foreclosure by the Company or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(iii)    as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates; or

(iv)    in settlement of debts created in the ordinary course of business;

(x)    Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and works compensation, performance and similar deposits in each case entered into as a result of the operations of the business in the ordinary course;

(y)    Investments in notes receivables payable to the Company or any Subsidiary by the purchasers of assets purchased pursuant to Dispositions permitted in accordance with Section 7.5;

(z)    Investments made in compliance with the Investment Policy;

(aa)    to the extent they constitute Investments, any letters of credit issued or created by the Company or its Subsidiaries pursuant to Sections 7.2(x) or 7.3(bb);

(bb)    Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed the greater of (x) $47,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period plus, in each case, all dividends, distributions, interest, payments, returns of capital, repayments of other amounts received in cash, by the Loan Parties from Unrestricted Subsidiaries;

(cc)    Investments consisting of (or resulting from) Indebtedness permitted under Section 7.2, Liens permitted under Section 7.3, Restricted Payments permitted under Section 7.6 (other than Section 7.6(h)), Restricted Debt Payments permitted by Section 7.13 and Dispositions permitted by Section 7.5 (other than Section 7.5(c));

(dd)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicensees;

(ee)    Guarantees of leases or subleases (in each case other than Finance Leases) or of other obligations not constituting Indebtedness, Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Company and/or its Subsidiaries, in each case, in the ordinary course of business or consistent with past practice and Investments consisting of guarantees of any supplier’s obligations in respect of commodity contracts solely to the extent such commodities related to the materials or products to be purchased by the Company or any Subsidiary;

(ff)    to the extent constituting Investments, advances in respect of transfer pricing, cost-sharing and shared services arrangements (including, “cost-plus” arrangements with the Company’s Subsidiaries), in each case, to the extent made in the ordinary course of business and consistent with past practice;

(gg)    unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable Requirements of Law;

(hh)    Investments consisting of the licensing, sublicensing or contribution of any Intellectual Property or other Intellectual Property rights pursuant to joint marketing, collaboration or other similar arrangements with other Persons;

(ii)    contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company or any of its Subsidiaries;

(jj)    Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted under this Section 7.7 and any other pledges or deposits permitted by Section 7.3;

(kk)    Term Loans repurchased by the Company or a Subsidiary pursuant to and subject to immediate cancellation in accordance with this Agreement; and

(ll)    Guarantee Obligations of the Company or any Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Company to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States.

Any Investment that when made complies with the requirements of the definition of the term “Cash Equivalents” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.

Notwithstanding the foregoing, except with respect to the Company’s or any Subsidiary’s ability to non-exclusively license or sublicense Intellectual Property to Unrestricted Subsidiaries in the ordinary course of business, no Investment constituting, or resulting from, any transfer or other Disposition of any Material IP by the Company or any Subsidiary may be made to an Unrestricted Subsidiary.

7.8.    Transactions with Affiliates. Enter into or suffer to exist any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees with any Affiliate involving aggregate payments or consideration in excess of $10,000,000; provided that the foregoing restriction shall not apply to:

(a)    [reserved];

(b)    transactions or agreements between the Company and/or its Subsidiaries;

(c)    transactions in effect on the Closing Date listed, to the extent in excess of $10,000,000, on Schedule 7.8 and any amendment, modification or extension to the agreements governing such transactions to the extent such amendment, modification or extension, taken as a whole, is not materially (i) adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(d)    transactions that (a) are upon fair and reasonable terms not materially less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (b) if in the good faith judgment of the board of directors of the Company no comparable transaction is available with which to compare such transaction, such transaction is fair to the Company or such Subsidiary from a financial point of view;

(e)    any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of the Company or any Subsidiary;

(f)    (i) any collective bargaining, employment, indemnification, expense reimbursement or severance agreement or compensatory (including profit sharing) arrangement entered into by the Company or any of its Subsidiaries with any Permitted Payee, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Permitted Payee and (iii) payments or other transactions pursuant to any management equity plan, employee compensation, benefit plan, stock option plan or arrangement, equity holder arrangement, supplemental executive retirement benefit plan, any health, disability or similar insurance plan, or any employment contract or arrangement which covers any Permitted Payee and payments pursuant thereto;

(g)    Guarantees permitted by Section 7.2, Restricted Payments permitted under Section 7.6 (other than Section 7.6(h)), Investments permitted under Section 7.7 (other than Section 7.7(y) and Section 7.7(cc)) and Restricted Debt Payments permitted by Section 7.13);

(h)    (i) the formation of a joint venture or similar entity (and Investments permitted in connection therewith), which would constitute a transaction with an Affiliate solely as a result of the Company or any Subsidiary owning Capital Stock of, or otherwise controlling, such joint venture or similar entity and (ii) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Company or any Subsidiary;

(i)    the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Company and/or any of its Subsidiaries in the ordinary course of business;

(j)    any transaction in respect of which the Company delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Company from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is fair to the Company or such Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not substantially less favorable to the Company or the applicable Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(k)    (i) Investments by Affiliates in securities or other Indebtedness of the Company or any Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the Investment is being offered by the Company or such Subsidiary generally to other investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities or other Indebtedness of the Company or any Subsidiary contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Company and the Subsidiaries, in each case, in accordance with the terms of such securities or other Indebtedness;

(l)    licenses or sublicenses by the Company or any of its Subsidiaries of Intellectual Property in the ordinary course of business; and

(m)    transactions undertaken in the ordinary course of business or consistent with past practice pursuant to membership in a purchasing consortium.

7.9.    Sales and Leasebacks. Enter into or suffer to exist any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property that has been or is to be sold or transferred in a related transaction by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary; provided that any such transaction shall be permitted so long as (i) such transaction is on an arm’s length basis and (ii) the resulting Indebtedness is permitted by Section 7.2; provided that no Event of Default shall have occurred and be continuing or would result therefrom and such sale/leaseback shall be for no less than the fair market value of such property at the time of such sale/leaseback as determined by the Company in good faith (collectively, the “Permitted Sale/Leasebacks”) (the Company agreeing that all Permitted Sale/Leasebacks shall be Dispositions and any Lien on or security interests in any such property created by the Loan Documents shall be automatically released upon consummation of such Permitted Sale/Leasebacks and the Collateral Agent shall take any action reasonably requested by the Company to evidence such release).

7.10.    Changes in Fiscal Periods. Permit the fiscal year of the Company to end on a day other than December 31 of each year; provided, however, that the Company may, upon written notice to the Administrative Agent, change the financial reporting convention above to (x) a calendar year-end convention or (y) any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case, the Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the reasonable judgment of the Administrative Agent and the Company, to reflect such change in fiscal year.

7.11.    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any of its Subsidiaries (other than Excluded Subsidiaries (except to the extent any Subsidiary is an Excluded Subsidiary solely pursuant to clause (iii) of the definition thereof)) to create, incur, assume or suffer to exist any Lien upon any of its property (other than Company Stock and other Excluded Assets) or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than:

(a)    this Agreement and the other Loan Documents;

(b)    any agreements governing secured Indebtedness permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets securing such Indebtedness) or Permitted Receivables Financings (in which case, any prohibition or limitation shall only be effective against the assets included in such Permitted Receivables Financing);

(c)    restrictions by reason of customary provisions restricting assignments, subletting, licensing, sublicensing or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements, asset sale agreements, trading, netting, operating, construction, service, supply, purchase, sale or other agreements entered into in the ordinary course of business or consistent with past practice (each of the foregoing, a “Covered Agreement”) (provided that such restrictions are limited to the relevant Covered Agreement and/or the property or assets secured by such Liens or the property or assets subject to such Covered Agreement);

(d)    customary restrictions on the creation of Liens on any property or assets arising under a security agreement governing a Lien permitted under this Agreement;

(e)    customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder;

(f)    customary restrictions in Intellectual Property license agreements;

(g)    any encumbrance or restriction assumed in connection with an acquisition of the property or Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in contemplation of such acquisition;

(h)    restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements relating to the transfer of the assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or any similar Person (or any “shell company” Company with respect thereto), relating to such joint venture or its members and/or otherwise entered into in the ordinary course of business;

(i)    restrictions on cash or other deposits permitted under Section 7.3 and/or 7.7 and any net worth or similar requirements, including such restrictions or requirements imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such cash or other deposits or net worth requirements exist;

(j)    restrictions (i) set forth in documents which exist on the Closing Date or (ii) which are contemplated as of the Closing Date and, in the case of this clause (ii), to the extent the assets or property subject to such restriction are in excess of $5,000,000, set forth on Schedule 7.11;

(k)    restrictions arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit issued or granted by a Governmental Authority;

(l)    restrictions with respect to any Subsidiary that was previously an Unrestricted Subsidiary, pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Subsidiary; provided that such agreement was not entered into in anticipation of such Subsidiary or such Unrestricted Subsidiary becoming a Subsidiary and any such restriction does not extend to any assets or property of the Company or any other Subsidiary other than the assets and property of such Subsidiary;

(m)    other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in the preceding clauses of this Section 7.11; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Company, materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.12.    Lines of Business. Enter into any material business, either directly or through any Subsidiary, except for those businesses substantially similar to the businesses in which the Company and its Subsidiaries are engaged on the Closing Date or that are reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

7.13.    Optional Payments and Modifications of Subordinated Indebtedness. (i) Make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of such Subordinated Indebtedness (collectively, “Restricted Debt Payments”), or (ii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any agreement, instrument or other document evidencing Subordinated Indebtedness (other than any such amendment, modification, waiver or other change that is not in the reasonable judgment of the Company materially adverse to the Lenders); provided that so long as no Event of Default has occurred and is continuing, the Company may:

(a)    make regularly scheduled interest and principal payments as and when due in respect of any Subordinated Indebtedness, other than payments prohibited by the subordination provisions thereof;

(b)    refinance Subordinated Indebtedness with the Net Cash Proceeds of a Permitted Refinancing;

(c)    make payments of or in respect of Subordinated Indebtedness made solely with the Net Cash Proceeds of Qualified Capital Stock issued by the Company after the Closing Date;

(d)    (A) convert any Subordinated Indebtedness into Qualified Capital Stock and (B) to the extent constituting a Restricted Debt Payment, pay payment-in-kind interest with respect to any Indebtedness that is permitted under Section 7.2;

(e)    make Restricted Debt Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount on such date that the Company elects to apply to this clause (e);

(f)    make additional payments of or in respect of Subordinated Indebtedness; provided that the aggregate principal amount of such payments pursuant to this clause (f) may not exceed the greater of (x) $66,000,000 and (y) 35% of Consolidated EBITDA for the most recently ended Test Period;

(g)    make unlimited Restricted Debt Payments at any time the Total Net Leverage Ratio is equal to or less than 3.50 to 1.00 calculated on the date of incurrence thereof on a Pro Forma Basis after giving effect to such payment (it being understood and agreed that any fee, premium or expense paid or payable in connection with such payment shall not be subject to or included within the calculation of such amount); and

(h)    make payments as part of, or to enable another Person to make, an “applicable high yield discount obligation” catch-up payment.

7.14.    Use of Proceeds. Request any Loan or Letter of Credit, or use, and the Company shall use commercially reasonable efforts to procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of directly or, to the Company’s Knowledge, indirectly funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 8.    EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)    any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or any certificate, statement, report or other document required to be delivered pursuant to this Agreement or any other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made and, to the extent capable of being corrected, such inaccuracy is not corrected on or prior to 30 days from the earlier of (x) the first date a Responsible Officer of the Company has Knowledge of such inaccuracy and (y) the date on which the Company received notice thereof from the Administrative Agent or the Required Lenders of such misrepresentation; or

(c)    any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (in each case with respect to legal existence of any Borrower and the Company only), Section 6.7(a), Section 6.12 or Section 7 of this Agreement; provided that notwithstanding this clause (c), an Event of Default arising from a failure to comply with Section 6.7(a) shall be deemed to be no longer continuing automatically upon and simultaneously with the underlying Default ceasing to be continuing so long as the Company has provided notice to the Administrative Agent promptly after a Responsible Officer obtains Knowledge of such underlying Default; or

(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after receipt of notice thereof by the Company from the Administrative Agent or the Required Lenders; or

(e)    the Company or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto or any interest on any such Indebtedness, in each case, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case of clauses (i) or (ii) the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) or (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which exceeds in the aggregate of $35,000,000 for the Company and its Subsidiaries; provided, further, this paragraph (e) shall not apply to (1) any event that permits holders of any Permitted Convertible Indebtedness to convert or exchange such Permitted Convertible Indebtedness into common stock of the Company (or other securities or property following a merger event, reclassification or other change of the common stock of the Company), cash or a combination thereof, (2) the conversion or exchange of any Permitted Convertible Indebtedness into common stock of the Company (or other securities or property following a merger event, reclassification or other change of the common stock of the Company), cash or a combination thereof, (3) any repurchase, prepayment, defeasance, redemption, conversion or settlement with respect to any Permitted Convertible Indebtedness, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to its terms, unless such repurchase, prepayment, defeasance, redemption, conversion or settlement results from a default under such Permitted Convertible Indebtedness, or (4) the occurrence of any early termination, unwind or cancellation and payment of any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction;  or

(f)    (i) the Company or any of its Significant Subsidiaries shall commence any case, proceeding or other action under (A) any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, freeze order or other relief with respect to it or its debts, except for any such case, proceeding or action in connection with any liquidation or dissolution otherwise permitted pursuant to Section 7.4 of this Agreement, or (B) the Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of creditors; or (ii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Significant Subsidiaries shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)    (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” or “failure to meet the minimum funding standards” (each as defined in Section 412 of the Code or 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or (v) any Loan Party or any Commonly Controlled Entity shall, or would reasonably be expected to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could be expected to have a Material Adverse Effect; or

(h)    one or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate for the Company and its Subsidiaries a liability (not covered by insurance as to which the relevant insurance company has not denied coverage) of $35,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof (it being understood that, notwithstanding the definition of “Default,” no “Default” shall be triggered solely by the rendering of a judgment or judgments prior to the lapse of such 60-day period so long as such judgments are capable of satisfaction by payment at any time); or

(i)    any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby on a material portion of the Collateral, except to the except (A) as a result of the release of a Loan Party or the sale, transfer or other disposition to a Person that is not a Loan Party or a Subsidiary of the applicable Collateral in each case, in a transaction permitted under the Loan Documents, (B) as a result of the Administrative Agent’s or any other Secured Party no longer having possession of any stock certificates, promissory notes or other instruments actually delivered to it under the Collateral Documents or (C) UCC continuation statements not being timely filed;;

(j)    any material portion of the guarantees contained in the Guarantee Agreement, taken as a whole, shall cease, for any reason, to be in full force and effect (other than as permitted in a Loan Document or in accordance with its terms) or any Loan Party shall so assert; or

(k)    a Change of Control shall occur,

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the any Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon), all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Revolving Commitments to be terminated forthwith, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, each applicable Borrower shall at such time deposit in a Collateral Account an amount equal to 103% the aggregate then undrawn and unexpired amount of such Letters of Credit in accordance with Section 2.13(j). Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of each such Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower(s) (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Borrower.

Section 9.    THE AGENTS

9.1.    Appointment.

(a)    Each Lender, the Swingline Lender and each Issuing Bank hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender, Swingline Lender and Issuing Bank under this Agreement and the other Loan Documents, and each such Lender, Swingline Lender and Issuing Bank irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, Swingline Lender or Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders, the Swingline Lender and each Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender, Swingline Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.

(c)    The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of any Borrower.

9.2.    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3.    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own bad faith, gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) if the Administrative Agent believes in good faith that such action shall expose it to liability or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default, as applicable, and stating that such notice is a “notice of default” or “notice of event of default”, as applicable. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders as set forth in this Agreement (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders and permitted by this Agreement.

9.6.    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

The Lenders and Issuing Banks acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand.  Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder.  The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person.  Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

9.7.    Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated, the Loans shall have been paid in full and no Letters of Credit shall be outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Bank), ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s bad faith, gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

9.8.    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9.    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 20 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 20 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint (with the consent of the Borrowers (to the extent required by the immediately preceding sentence)) a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10.    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)   such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)   the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)   (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)   such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.11.    Agents. (a) None of the Arrangers or Agents (other than the Administrative Agent) identified in this Agreement shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any other Loan Document, except in its capacity, as applicable, as a Lender, the Swingline Lender or an Issuing Lender hereunder. Without limiting any other provision of this Section 9, no such Arranger or Agent in its capacity as such shall have or be deemed to have any fiduciary relationship with any Lender (including the Swingline Lender or any Issuing Lender) or any other Person by reason of this Agreement or any other Loan Document.

(b)    In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Lender Cash Management Obligations and no Lender Hedge Agreements, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Lender Cash Management Obligations or Lender Hedge Agreements, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.12.    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

9.13.    Erroneous Payments.

(a)    Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.13 shall be conclusive, absent manifest error.

(b)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)    The Borrowers and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount to the maximum extent permitted by law and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the

Borrowers or any other Loan Party; provided that this clause (c) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), any Obligations of the Loan Parties in respect of principal and interest hereunder relative to the amount (and/or timing for payment) of the Obligations of the Loan Parties in respect of principal and interest hereunder that would have been payable had such erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, this clause (c) shall not apply to the extent any such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of making such Payment, satisfying Obligations or from the proceeds of Collateral.

(d)    Each party’s obligations under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.14.    Posting of Communications.

(a)    The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and each of the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and each of the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d)    “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(e)    Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (1) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (2) that the foregoing notice may be sent to such email address.

(f)    Each of the Lenders, each of the Issuing Banks and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(g)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.15.    Borrower Communications.

(a)    The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)    Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and each of the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and each of the Borrowers hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)    THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES

OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d)    “Borrower Communications” means, collectively, any borrowing request, interest election request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Borrower to the Administrative Agent through an Approved Borrower Portal.

(e)    Each of the Lenders, each of the Issuing Banks and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)    Nothing herein shall prejudice the right of any Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 10.    MISCELLANEOUS

10.1.    Amendments and Waivers.

(a)    Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party that is a party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party that is a party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall: (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or LC Disbursement or extend any Lender’s participation interest in any Issuing Banks’s obligations and rights under any Letter of Credit beyond the Revolving Termination Date, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, (y) that any amendment or modification in the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or commitment fee for purposes of this clause (i) and (z) in each case of this clause (i), waivers of, or consents or departures from, mandatory prepayments, mandatory reductions of commitments, or of any Default or Event of Default) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly affected thereby; (ii) reduce any percentage specified in the definition of Required Lenders or Required Revolving Lenders or change any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any term thereof, release all or substantially all of the Collateral (other than as otherwise permitted hereunder or in the other Loan Documents) under the Collateral Agreement or release all or substantially all of the value of the guarantees (other than as otherwise permitted hereunder or in the other Loan Documents) under the Security Documents, in each case without the consent of all Lenders or reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the consent of all Lenders under such Facility; (iii) amend or modify any provision of Section 5.03 of the Collateral Agreement without the consent of each Lender directly and adversely affected thereby; (iv) amend, modify or waive any provision of Section 2.17 in a manner that would alter the pro rata sharing of payments or pro rata reduction of commitments or Section 10.7(a) without the consent of all Lenders, or amend, modify or waive any other provision of Section 2.17 without the consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) amend, modify or waive any provision of Section 9 without the consent of the Administrative Agent; (vi) amend, modify or waive any provision of Section 2.9 without the consent of the Swingline Lender; (vii) amend, modify or waive any provision of Section 2.13 without the consent of each Issuing Bank (viii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of each Lender directly affected thereby (other than as permitted by Section 10.6); or (ix) eliminate or reduce any voting rights under this Section 10.1 without the consent of each Lender directly affected thereby; (x) subordinate the Lien on a material portion of the Collateral, taken as a whole, securing the Obligations to the Lien securing any other Indebtedness, without the written consent of each Lender directly affected thereby (provided that no such Lender’s consent shall be required pursuant to this clause) (x) if such Lender is offered a reasonable, bona fide opportunity to participate on a pro rata basis in any priming indebtedness (including any fees payable in connection therewith) permitted to be issued as a result of such waiver, amendment or modification (but, for the avoidance of doubt, the consent of Required Lenders shall still be required)) or (xi) subordinate the Obligations (or any Class thereof) in right of payment to any other Indebtedness, without the written consent of each Lender directly affected thereby (provided that no such Lender’s consent shall be required pursuant to this clause (xi) if such Lender is offered a reasonable, bona fide opportunity to participate on a pro rata basis in any priming indebtedness (including any fees payable in connection therewith) permitted to be issued as a result of such waiver, amendment or modification (but, for the avoidance of doubt, the consent of Required Lenders shall still be required)); provided that, notwithstanding the foregoing, any waiver or amendment of any condition precedent set forth in Section 5.2 as it pertains to any loans under the Revolving Facility shall require the written consent of only the Company and the Required Revolving Lenders (and not the Required Lenders). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon.

(i)    Notwithstanding the foregoing, the Company and the Administrative Agent may enter into any Incremental Facility Amendment in accordance with Section 2.25, any Extension Amendment in accordance with Section 2.24 and any Refinancing Term Amendment in accordance with Section 2.28 and such Extension Amendments, Incremental Facility Amendments and Refinancing Term Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document; and

(ii)    this Agreement and the other Loan Documents may be amended with the written consent of only the Administrative Agent and the Borrowers to the extent necessary in order to evidence and implement the designation or removal of an additional borrower with respect to any Incremental Revolving Facility that is a separate Class in accordance with Section 2.24.

(b)    Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten Business Days following receipt of notice thereof.

(c)    Notwithstanding the foregoing, only the consent of the Required Revolving Lenders shall be necessary to (i) amend, modify or waive any condition precedent set forth in Section 5.3 with respect to the making of Revolving Loans or (ii) except for any amendment, waiver or modification that would require the consent of each Revolving Lender adversely affected thereby pursuant to the other provisions of this Section 10.1, amend, modify or waive any provision of this Agreement that solely affects the Revolving Lenders in respect of any Revolving Facility, including the final scheduled maturity, interest, fees, prepayment penalties and voting.

10.2.    Notices.

(a)    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or email), and, unless otherwise expressly provided herein (and subject to paragraph (b) below), shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company, any Borrower, the Administrative Agent, the Issuing Banks and the Swingline Lenders, and as set forth in an Administrative Questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Company or any Borrower:	Rapid7, Inc. 120 Causeway Street Boston, MA 02144 Attention: Legal Email: notices@rapid7.com

The Administrative Agent from any Borrower:	To the address or addresses separately provided to the Borrowers

The Administrative Agent from any Lender:	JPMorgan Chase Bank, N.A. 131 S Dearborn St, Floor 04 Chicago, IL, 60603-5506 Attention: Loan and Agency Servicing Email: jpm.agency.cri@jpmorgan.com

Any Issuing Bank:	To the address or addresses separately provided to the Borrowers

The Swingline Lender:	To the address or addresses separately provided to the Borrowers

The Collateral Agent:	JPMorgan Chase Bank, N.A. 10 S. Dearborn Street Chicago, IL 60603 Attn: Collateral Services

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received. Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Notices and other communications to any Borrower, any Loan Party, the Lenders, the Administrative Agent and the Issuing Banks hereunder may be delivered or furnished by using Approved

Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the applicable Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

10.3.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4.    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder until the respective maturity dates of the Facilities.

10.5.    Expenses; Limitation of Liability; Indemnity, Etc..

(a)    Expenses. Each Borrower agrees (a) within 30 days following presentation of a summary statement, to reimburse the Administrative Agent for its reasonable and invoiced out-of-pocket expenses that have been incurred in connection with the development, preparation, execution, delivery and administration of, and any amendment, supplement, waiver or modification to, this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby (limited, in the case of legal fees, to the reasonable fees, charges and disbursements of one firm of counsel to the Administrative Agent and Lenders, as a whole, and of a single local counsel in each appropriate jurisdiction (which may include, a single special counsel acting in multiple jurisdictions) for the Administrative Agent and Lenders, as a whole (and, in the case of an actual or perceived conflict of interest, of another firm of counsel (and, if applicable, another local counsel in each appropriate jurisdiction) for all similarly affected persons)), (b) within 30 days following presentation of a summary statement, to pay or reimburse each Lender and the Administrative Agent for all its reasonable and invoiced out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (limited, in the case of legal fees, to the reasonable fees, charges and disbursements of one firm of counsel to the Administrative Agent and Lenders, as a whole, and of a single local counsel in each appropriate jurisdiction (which may include, a single special counsel acting in multiple jurisdictions) for the Administrative Agent and Lenders, as a whole (and, in the case of an actual or perceived conflict of interest, of another firm of counsel (and, if applicable, another local counsel in each appropriate jurisdiction) for all similarly affected persons)),

(b)    Limitation of Liability. None of the Administrative Agent, any Arranger or any Lender, or any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Lender-Related Person. To the fullest extent permitted by applicable law, (i) each party hereto agrees that it shall not assert, and hereby waives, any claim against any other party hereto, the Company, any Lender-Related Person or any of their respective Related Parties on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof; provided that the foregoing shall not limit the obligations of each Borrower under this Section 10.5 in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees.

(c)    Indemnity. Each Borrower shall indemnify and hold harmless each Lender, each Agent and the Administrative Agent and their respective Related Parties (each, an “Indemnitee”) from and against, and hold each Indemnitee harmless from, any and all losses, claims (including intraparty claims), demands, damages and liabilities (“Liabilities”) to which any such Indemnitee may become subject arising out of or in connection with (i) this Agreement, any Loan Documents or any transactions contemplated hereby or thereby, (ii) to the extent related to the foregoing, any actual or alleged presence, release or threatened release of Materials of Environmental Concern on, at, under or from any real property currently or formerly owned or operated by any Loan Party or any other liability under Environmental Laws relating to any Loan Party, or (iii) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), regardless of whether any Indemnitee is a party thereto, whether or not such Proceedings are brought by the Company, its equity holders, Related Parties, Affiliates, creditors or any other person, and to reimburse each Indemnitee from time to time, within 30 days following the presentation of a summary statement, for any reasonable and invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnitees, taken as a whole, and of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest, of another firm of counsel (and, if applicable, another firm of local counsel in each appropriate jurisdiction) for all similarly affected Indemnitees), in connection with any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnitee, apply to Liabilities or related expenses to the extent they (i) are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such Indemnitee or its Related parties, (ii) are found by a final, non-appealable judgment of a court of competent jurisdiction to result from a material breach of the obligations of such Indemnitee or any such Indemnitee’s Related Parties under this Agreement or (iii) result from any Proceeding that does not involve an act or omission by the Company or its Affiliates and that is brought by an Indemnitee or Related Party against any other Indemnitee or Related Party (other than any claims against any Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role in connection with this Agreement). The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder and termination of this Agreement. This Section 10.5(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d)    Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by each Borrower under paragraphs (a), (b) or (c) of this Section 10.5 to the Administrative Agent, the Collateral Agent, the Swingline Lender, each Issuing Bank and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by such Borrower and without limiting the obligation of such Borrower to do so), ratably according to their respective Aggregate Exposure Percentages on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective Aggregate Exposure Percentages immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, the Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)    Payments. All amounts due under this Section 10.5 shall be payable not later than 30 days after written demand therefor.

10.6.    Successors and Assigns; Participations and Assignments

(a)    This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns (including any Affiliate of an Issuing Bank that issues an Letter of Credit), except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (except in a transaction permitted by Section 7.4).

(b)    Any Lender may, without the consent of any Borrower or the Administrative Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities other than an Ineligible Institution (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest or obligation of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan or other obligation for all purposes under this Agreement and the other Loan Documents, the Participant will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement (including in the bankruptcy or similar event of the Lender) and the Borrowers, the other Lenders and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of or interest on, the Loans, the LC Disbursements or any fees payable hereunder, postpone the date of any scheduled amortization payment or the final maturity of the Loans or LC Disbursements, in each case to the extent subject to such participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and, other than as set forth in the preceding sentence, to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document. Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations therein, it being understood that the documentation required under Section 2.19(e) and Section 2.19(f) shall be delivered to the participating Lender) with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.21 and 2.22 as if it were an assignee under paragraph (c) of this Section and (ii) shall not be entitled to receive any greater amount pursuant to Section 2.18 or 2.19 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except to the extent such entitlement to receive a greater amount results from a change in law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Letters of Credit or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

As used herein, “Ineligible Institution” means (a) a natural person, (b) a Disqualified Lender, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, (d) a Defaulting Lender or (e) any of the Company and its Subsidiaries and Affiliates.

(c)    Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign (subject to clause (iii) of the proviso below) to any other Lender, any Affiliate of any Lender or any Lender Affiliate (other than any Ineligible Institution) or, with the consent of the Borrowers and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity other than an Ineligible Institution (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Assumption, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) no such assignment to an Assignee (other than any Lender, any Affiliate of any Lender or any Lender Affiliate), unless otherwise agreed to by the Borrowers and Administrative Agent, shall be in an aggregate principal amount of less than $1,000,000 in the case of Revolving Commitments or $500,000 in the case of Term Loans (provided that assignments made by any Lender on the same day to an Assignee and its Affiliates (including any Lender Affiliates) and contemporaneous assignments by Lender Affiliates to a single Assignee may be treated as a single assignment for purposes of satisfying any such minimum assignment amount requirement (other than in the case of an assignment of all of a Lender’s interests under the applicable Facility)), (ii) [reserved], (iii) no Lender may assign any interest in the Revolving Facility (other than, with the consent of the Administrative Agent, not to be unreasonably withheld or delayed, to an Affiliate of such Lender or, to another Lender then holding Revolving Commitments) without the consent of the Administrative Agent, each Issuing Bank, the Swingline Lender and the Borrowers (not to be unreasonably withheld or delayed) and (iv) each Borrower shall be deemed to have consented to an assignment if it has not objected thereto by written notice to the Administrative Agent within ten Business Days of its receipt of notice thereof. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its related Lender Affiliates, if any (other than in the case of an assignment of all of a Lender’s interests under this Agreement). Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be deemed a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section 10.6, the consent of the Borrowers shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing, the Borrowers may, in their sole discretion, withhold consent to any assignment to any Person that is not expressly a Disqualified Lender but is known by such Borrower to be an Affiliate of a Disqualified Lender without regard as to whether such Person is identifiable as an Affiliate of a Disqualified Lender on the basis of such Affiliate’s name.

(d)    The Administrative Agent shall, on behalf of the Borrowers, maintain at its address referred to in Section 10.2, a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender and the Issuing Banks from time to time. The entries in the Register shall be conclusive absent manifest error, and each Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). The Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)    Upon its receipt of an Assignment and Assumption executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (which shall not be an obligation of the Borrowers), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f)    The Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(g)    For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank or other central banking authority having jurisdiction over such Lender in accordance with applicable law.

(h)    Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.

(i)    Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6, whether or not such assignment or transfer is reflected in the Register, shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section 10.6.

(j)    The Company shall have the right (i) at the sole expense of any Lender that is a Disqualified Lender and/or the Person that assigned its Commitments and/or Loans to such Disqualified Lender or to any Lender to the extent any Borrower’s consent to an assignment to such Lender was requested pursuant to Section 10.6 and not obtained, to seek to replace or terminate such Disqualified Lender or other Lender as a Lender by causing such Lender to (and such Lender shall be obligated to) assign (without recourse) any or all of its Commitments and/or Loans and its rights and obligations under this Agreement to one or more assignees (which may, at the Company’s sole option, be or include the Company or any Subsidiary to the extent such assignment would be otherwise permitted pursuant to Section 10.6(k)); provided that (1) the Administrative Agent shall not have any obligation to the Company to find such a replacement Lender, (2) the Company shall not have any obligation to such Disqualified Lender or other Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person and (3) the assignee (or, at its option, the Company) shall pay to such Disqualified Lender or other Lender concurrently with such assignment an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Commitments and/or Loans so assigned and (y) solely with respect to any Disqualified Lender, the amount that such Disqualified Lender paid to acquire such Commitments and/or Loans, in each case without interest thereon (it being understood that if the effective date of such assignment is not an Interest Payment Date, such assignee shall be entitled to receive on the next succeeding Interest Payment Date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the Interest Payment Date last preceding such effective date (except as may be otherwise agreed between such assignee and the Company)), or (ii) to prepay any Loans held by such Disqualified Lender or other Lender, in whole or in part, by paying an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Commitments and/or Loans so prepaid and (y) solely with respect to any Disqualified Lender, the amount that such Disqualified Lender paid to acquire such Loans (in each case without interest thereon (it being understood that if the effective date of such assignment is not an Interest Payment Date, such assignee shall be entitled to receive on the next succeeding Interest Payment Date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the Interest Payment Date last preceding such effective date (except as may be otherwise agreed between such assignee and the Company))), and if applicable, terminate the Commitments of such Disqualified Lender, in whole or in part. In connection with any such replacement, (1) if the Disqualified Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Company, which determination shall be conclusive) to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which the Disqualified Lender shall be paid by the assignee Lender (or, at its option, the Company) the amount required pursuant to this Section 10.6(j), then such Disqualified Lender or other Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Company shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Disqualified Lender or other Lender, and the Administrative Agent shall record such assignment in the Register, (2) each Lender (whether or not then a party hereto) agrees to disclose to the Company the amount that the applicable Disqualified Lender paid to acquire Commitments and/or Loans from such Lender and (3) each Lender that is a Disqualified Lender or other Lender agrees to disclose to the Company the amount it paid to acquire the Commitments and/or Loans held by it. The Disqualified Lenders List may be (i) posted to the Lenders on both the “Public Side Information” and the “Private Side Information” portions of the Approved Electronic Platform and (ii) made available to the Lenders upon written request to the Administrative Agent. The Borrowers hereby acknowledge and consent to the posting and/or distribution of the Disqualified Lenders List pursuant to the terms set forth in this Agreement. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

(k)    Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Company, or any Subsidiary (each, an “Affiliated Lender”) through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures to be established by the “auction agent” consistent with this Section 10.6(k) or (y) open market purchases on a non-pro rata basis (which purchases may be effected at any price as agreed between such Lender and such Affiliated Lender in their respective sole discretion); provided that:

(i)    any Term Loans acquired by any Affiliated Lender shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled;

(ii)    no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable, and purchases of Term Loans pursuant to this Section 10.6(k) may not be funded with the proceeds of Revolving Loans; and

(iii)    no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to the Borrowers and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 10.6(k).

10.7.    Adjustments; Set-off.

(a)    Except to the extent that (i) this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility (including any payment obtained by a Lender as consideration for any permitted assignment of or permitted sale of a participation in any of its Loans or Commitments hereunder) or (ii) a payment is made in respect of obligations under Lender Hedge Agreements or Lender Cash Management Obligations, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Secured Parties, such Benefitted Lender shall purchase for cash from the other Secured Parties, a participating interest in such portion of the Obligations owing to each such other Secured Parties, or shall provide such other Secured Parties with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Secured Parties; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify each Borrower and the Administrative Agent after any such setoff and application made by such Lender provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8.    Counterparts(a). This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrowers and each Loan Party hereby agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrowers and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.9.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10.    Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.12.    Submission To Jurisdiction; Waivers.

(a)    Each party hereto hereby irrevocably and unconditionally:

(i)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States for the Southern District of New York in New York County, and appellate courts from any thereof;

(ii)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, as the case may be at its address set forth in Section 10.2 or at such other address of which the other parties shall have been notified pursuant thereto;

(iv)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

Nothing in this Agreement or in any other Loan Document shall (i) affect any right each party hereto may otherwise have to enforce any judgment in any action or proceeding relating to this Agreement in the courts of any jurisdiction (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including

Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

10.13.    Releases of Guarantees and Liens.

(a)    The Administrative Agent and the Lenders irrevocably agree that the Lien on any property and any related guarantee obligations will be automatically released (i) (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document, (2) upon any sale or transfer of Collateral or any other transaction permitted or not prohibited hereunder or under the Loan Documents to any Person that is not a Loan Party, (3) to the extent property constituting Collateral is owned by any Guarantors, upon the release of such Guarantor from its obligations under the Guarantee Agreement or in accordance with the succeeding sentence, (4) so long as no Event of Default has occurred and is continuing, to the extent the Collateral becomes Excluded Assets or a Guarantor becomes an Excluded Subsidiary in a transaction permitted hereunder or a Guarantor (other than any Borrower) ceases to be a Subsidiary in a transaction permitted hereunder, provided that no Guarantor shall be automatically released from its guarantee obligations under the Loan Documents solely by reason of ceasing to be a Wholly-Owned Subsidiary as a result of a sale, issuance or transfer of Capital Stock to (A) a third party that is not an Affiliate of the Company or (B) an Affiliate of the Company unless, in each case, such sale or transfer is made for a bona fide business purpose of the Company and its Subsidiaries and the primary purpose of which transaction is not to effect the release of such Guarantor or any other Guarantor from its obligations under the Loan Documents or (5) that has been consented to in accordance with Section 10.1 and (ii) under the circumstances described in paragraph (b) below, in accordance with the provisions of Section 7.12(b), (f), (g) and (h) of the Collateral Agreement.

(b)    The Administrative Agent and the Lenders irrevocably agree that at such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Lender Hedge Agreements, Lender Cash Management Obligations and contingent indemnity obligations not due and payable) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Bank), the Collateral shall be automatically released from the Liens created by the Security Documents, and the Security Documents and all guarantees and other obligations (other than those expressly stated to survive such termination) of the Company and each Loan Party under the Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(c)    The Administrative Agent and the Lenders irrevocably agree that Liens on assets of the Loan Parties created by the Loan Documents will be automatically terminated and released upon the transfer of such assets to a Foreign Subsidiary that is not a Loan Party pursuant to Section 7.5(q). The Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action (without consent rights) (including to execute and deliver any instruments, documents, consents, acknowledgements, and agreements necessary or desirable to evidence or confirm the release pursuant to the foregoing provisions of this paragraph) requested by the Company to effect any termination or release described in this paragraph (c).

(d)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action (without consent rights) requested by the Company (including to execute and deliver any instruments, documents, consents, acknowledgements, and agreements necessary or desirable to evidence or confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph) having the effect of releasing any Collateral or Loan Party (other than any Borrower) from its guarantee obligations. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent and/or the Collateral Agent. Upon the request of the Collateral Agent or the Administrative Agent at any time, the Required Lenders of the applicable Classes will confirm in writing the Collateral Agent’s and/or the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the Guarantee or its Lien on any Collateral pursuant to this Section 10.13. The parties hereto acknowledge and agree that each of the Administrative Agent and the Collateral Agent may rely conclusively as to any of the matters described in this Section 12.13 and Section 10.22 (including as to its authority hereunder and thereunder) on a certificate or similar instrument provided to it by any Loan Party without further inquiry or investigation, which certificate shall be delivered to the Administrative Agent and/or the Collateral Agent by the Loan Parties upon request.

10.14.    Confidentiality. Each of the Administrative Agent and each Lender and each of their respective Affiliates agrees to keep confidential all information received from the Company by them in connection with the transactions contemplated herein and information received from the Company relating to the Company or its business; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Lender, any Affiliate of any Lender or any Lender Affiliate (provided that any such Lender Affiliate or Affiliate is advised of its obligation to retain such information as confidential, and such Administrative Agent or Lender shall be responsible for its Affiliates’ and Lender Affiliates’ compliance with this paragraph); provided that the disclosure of any such information to any such party shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis or customary market standards for dissemination of such type of information, (b) to any pledgee referred to in Section 10.6(g), any Transferee or prospective Transferee or any insurance or risk protection providers (provided that in no event shall any disclosure of such information be made to any person that is a Disqualified Lender as of the relevant time); provided that the disclosure of any such information to any such party (other than a Federal Reserve Bank or other central banking authority) shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis or customary market standards for dissemination of such type of information, (c) to its employees, legal counsel, independent auditors, professionals and other experts or agents who are informed of the confidential nature thereof (provided that the Administrative Agent or Lender shall be responsible for compliance of such persons with this paragraph), (d) upon the request or demand of any Governmental Authority, including audits and examinations conducted by bank accountants, any governmental bank regulatory authority exercising examination or regulatory authority or self-regulatory authorities, in which case (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), such party will promptly notify the Company, in advance, to the extent permitted by law, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law in which case, such party will promptly notify the Company, in advance, to the extent permitted by law, (f) if requested or required to do so in connection with any litigation or similar proceeding in which case, such party will promptly notify the Company, in advance, to the extent permitted by law, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Administrative Agent or Lender or its Affiliates or representatives in breach of this Agreement; (h) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to any obligations or any insurance or risk protection providers in respect thereof (so long as such party agrees to be bound by the provisions of this Section 10.14); provided that the disclosure of any such information to any such party shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis or customary market standards for dissemination of such type of information, (k) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (l) if agreed by the Company in its sole discretion, to any other Person; provided that no information shall be disclosed to a Disqualified Lender. The Administrative Agent, Arrangers and the Lenders may disclose the existence of this Agreement and information about this Agreement that is routinely provided by arrangers to such service providers to market data service providers (including league table providers) that serve the lending industry.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Company and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

The Borrowers hereby authorize each Lender and its respective affiliates, at their respective sole expense, and without any prior approval by the Borrowers, to include the Borrowers’ names and logos in advertising, marketing, tombstones, case studies, and training materials, and to give such other publicity to this Agreement as the Lenders may from time to time determine in their sole discretion. The foregoing authorization shall remain in effect until the Borrowers notify the Administrative Agent in writing that such authorization is revoked.

All information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Company and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

For the avoidance of doubt, nothing in this Section 10.14 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.14 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.15.    WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16.    Patriot Act. Each Lender that is subject to the requirements of the Patriot Act of 2001 (the “Patriot Act”) and the Beneficial Ownership Regulation hereby notifies each Borrower and each Guarantor that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Lender to identify each Borrower and each Guarantor in accordance with the Patriot Act, and the Beneficial Ownership Regulation.

10.17.    No Fiduciary Duty. Each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do any of the Loan Parties rely on, any fiduciary duty to any of the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person and (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate.

10.18.    Usury. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Obligations or, if it exceeds the unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged or received by Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread, in equal or unequal parts, the total amount of interest throughout the contemplated term of this Agreement.

10.19.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.20.    Conversion of Currencies.

(a)    If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)    The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 10.20 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

10.21.    Several Obligations. The respective obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

10.22.    MIRE Events. In connection with any amendment to this Agreement pursuant to which any increase, extension or renewal of Loans is contemplated, the Borrowers shall cause to be delivered to the Administrative Agent for any Mortgaged Property, a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination and for any Mortgaged Property with a building in a special flood hazard area, an acknowledgment by the applicable Loan Party, and evidence of flood insurance, as may be required pursuant to the Flood Laws.

10.23.    Acknowledgment Regarding Any Supported QFCs10.1..

(a)    To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as set forth in clause (b) below with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

RAPID7, INC.

By:	/s/ Tim Adams
Name: Tim Adams
Title: Chief Financial Officer and Treasurer

RAPID7 LLC, by its sole member Rapid7, Inc.

By:	/s/ Tim Adams
Name: Tim Adams
Title: Chief Financial Officer and Treasurer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, Issuing Bank and Lender

By:	/s/ Vidita J. Shah
Name: Vidita J. Shah
Title: Vice President

[Signature Page to Credit Agreement]

First-Citizens Bank & Trust Company, as a Lender and an Issuing Bank

By:	/s/ Conor Tuomey
Name: Conor Tuomey
Title: Vice President

[Signature Page to Credit Agreement]

MUFG BANK, LTD, as a Lender

By:	/s/ Matthew Kronrad
Name: Matthew Kronrad
Title: Vice President

[Signature Page to Credit Agreement]

Wells Fargo Bank, N.A., as a Lender and an Issuing Bank

By:	/s/ Melanie Burnham
Name: Melanie Burnham
Title: Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Frank Ratnasamy
Name: Frank Ratnasamy
Title: Vice President

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Dan Starr
Name: Dan Starr
Title: Authorized Signatory

[Signature Page to Credit Agreement]

SCHEDULE 1.1A

COMMITMENTS

Revolving Commitments

Name of Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$40,000,000
First-Citizens Bank & Trust Company	$40,000,000
MUFG BANK, LTD.	$40,000,000
Wells Fargo Bank, N.A.	$40,000,000
Bank of America, N.A.	$20,000,000
Goldman Sachs Bank USA	$20,000,000
TOTAL	$200,000,000

Letter of Credit Commitments

Name of Lender	Letter of Credit Commitment
JPMorgan Chase Bank, N.A.	$5,000,000
First-Citizens Bank & Trust Company	$5,000,000
MUFG BANK, LTD.	$5,000,000
Wells Fargo Bank, N.A.	$5,000,000
TOTAL	$20,000,000

EXHIBIT A-1
TO THE CREDIT AGREEMENT

FORM OF GUARANTEE AGREEMENT

GUARANTEE AGREEMENT

made by

RAPID7, INC.

and

RAPID7 LLC

and

THE OTHER GUARANTORS FROM TIME TO TIME PARTIES HERETO

in favor of

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of June 25, 2025

Page

SECTION 1. DEFINED TERMS	1
1.1 Definitions	1
1.2 Other Definitional Provisions	3
SECTION 2. GUARANTEE	3
2.1 Guarantee	3
2.2 Right of Contribution	4
2.3 No Subrogation	5
2.4 Amendments, etc. with respect to the Obligations.	5
2.5 Guarantee Absolute and Unconditional	6
2.6 Reinstatement	7
2.7 Payments	7
2.8 Keepwell	7
SECTION 3. MISCELLANEOUS	7
3.1 Amendments in Writing	7
3.2 Notices	8
3.3 No Waiver by Course of Conduct; Cumulative Remedies	8
3.4 Enforcement Expenses; Indemnification	8
3.5 Successors and Assigns	9
3.6 Set-Off	9
3.7 Counterparts	9
3.8 Severability	9
3.9 Section Headings	10
3.10 Integration	10
3.11 GOVERNING LAW	10
3.12 Submission to Jurisdiction; Waivers	10
3.13 Acknowledgements	11
3.14 Additional Guarantors	11
3.15 Releases	11
3.16 WAIVER OF JURY TRIAL	12
3.17 Conversion of Currencies	12

ANNEX

Annex 1	Assumption Agreement

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GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated as of June 25, 2025, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Guarantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the several banks and other financial institutions from time to time parties to the Credit Agreement as lenders (the “Lenders”) and the Issuing Banks from time to time party to the Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among RAPID7, INC. (the “Company”), RAPID7 LLC (together with the Company, the “Borrowers” and each individually, a “Borrower”), the Lenders, the Issuing Banks and the Administrative Agent.  All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders and the Issuing Banks have severally made and agreed to make extensions of credit to the Borrowers (as defined in the Credit Agreement) upon the terms and subject to the conditions set forth therein;

WHEREAS, each Borrower is a member of an affiliated group of companies that includes each other Guarantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement have been and will be used in part to enable each Borrower to make valuable transfers to one or more of the other Guarantors in connection with the operation of their respective businesses;

WHEREAS, each Borrower and the other Guarantors are engaged in related businesses, and each Guarantor derives and will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Issuing Banks to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Guarantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders to enter into the Credit Agreement and to induce the Issuing Banks and the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement, the parties hereto agree as follows:

SECTION 1. DEFINED TERMS

1.1       Definitions.  i) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)       The following terms shall have the following meanings:

“Agreement”: this Guarantee Agreement, as the same may be further amended, supplemented or otherwise modified from time to time.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party.

“Guarantors”: the collective reference to each Guarantor; provided that each Guarantor shall not be considered a Guarantor with respect to its Primary Obligations.

“Lender Hedge Agreements”: all Hedge Agreements between (i) the Company or any of its Subsidiaries and (ii) any Person who is, or was, a Lender (or any Affiliate of any Lender) (x) at the time the Hedge Agreement was entered into, with respect to any Hedge Agreement entered into after the Closing Date or (y) as of the Closing Date, with respect to any Hedge Agreement in effect as of the Closing Date, in the case of clauses (x) and (y), regardless of whether such Person subsequently ceases to be a Lender or an Affiliate of a Lender (each Person described in this clause (ii), a “Lender Hedge Agreement Counterparty”).

“Obligations”: with respect to any Loan Party, the collective reference to its Primary Obligations, its Guarantor Obligations and its other “Obligations” (as defined in the Credit Agreement).

“Primary Obligations”: (i) with respect to any Loan Party, the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of such Loan Party (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent, any Issuing Bank or any Lender (or, in the case of any (x) Lender Hedge Agreement, any Lender Hedge Agreement Counterparty or (y) Lender Cash Management Obligations, any Lender Cash Management Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with,

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the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Lender Hedge Agreement, any Lender Cash Management Obligation or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Secured Party that are required to be paid by any Loan Party pursuant to the terms of any of the foregoing agreements) and (ii) with respect to any Subsidiary that is not a Loan Party, the collective reference to the obligations and liabilities of such Subsidiary to the Administrative Agent, any Lender, any Affiliate of any Lender, any Lender Hedge Agreement Counterparty or any Lender Cash Management Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Lender Hedge Agreement, any Lender Cash Management Obligation or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise; provided, that for purposes of determining any Guarantor Obligations of any Guarantor under this Agreement, the definition of “Primary Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor.

“Qualified Keepwell Provider”: in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Secured Party”: the Collateral Agent, the Administrative Agent, the Lenders, the Issuing Banks, the Lender Hedge Agreement Counterparties, the Lender Cash Management Counterparties, the beneficiaries of each indemnification obligation undertaken by any Grantor under the Loan Documents and any successors, endorsees, permitted transferees and permitted assigns of each of the foregoing.

1.2       Other Definitional Provisions.  The other definitional and interpretive provisions of Sections 1.2, 1.3, 1.4 and 1.5 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

SECTION 2. GUARANTEE.  Except as otherwise provided herein or in Section 10.13 of the Credit Agreement:

2.1       Guarantee.  ii) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Primary Obligations

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(other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor).

(b)       Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder (other than any Borrower with respect to its Primary Obligations) and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)       Each Guarantor agrees that the Primary Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d)       The guarantee contained in this Section 2 shall remain in full force and effect until (x) all the Primary Obligations (other than obligations in respect of Hedge Agreements or Cash Management Obligations or other contingent indemnity obligations not due and payable) and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, (y) the expiration or termination of all Letters of Credit (unless (A) cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Bank(s) or (B) such Letters of Credit are subject to other arrangements reasonably satisfactory to the applicable Issuing Bank(s)) and (z) all Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Loan Parties may be free from any Primary Obligations.

(e)       No payment made by any Borrower, any other Loan Party with Primary Obligations, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from any Borrower, any other Loan Party with Primary Obligations, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Primary Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Primary Obligations or any payment received or collected from such Guarantor in respect of the Primary Obligations), remain liable for the Primary Obligations up to the maximum liability of such Guarantor hereunder until (x) the Primary Obligations are paid in full (other than obligations under or in respect of Hedge Agreements or Cash Management Obligations and other than contingent indemnity obligations not due and payable), (y) the expiration or termination of all Letters of Credit (unless (A) cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Bank(s) or (B) such Letters of Credit are subject to other arrangements reasonably satisfactory to the applicable Issuing Bank(s)) and (z) all Commitments are terminated.

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2.2       Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3       No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against any Borrower, any other Loan Party with Primary Obligations, or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Primary Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower, any other Loan Party with Primary Obligations, or any other Guarantor in respect of payments made by such Guarantor hereunder, until (x) all amounts owing to the Administrative Agent and the other Secured Parties by the Loan Parties on account of the Primary Obligations are paid in full (other than obligations under or in respect of Hedge Agreements or Cash Management Obligations and other than contingent indemnity obligations not due and payable), (y) the expiration or termination of all Letters of Credit (unless (A) cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Bank(s) or (B) such Letters of Credit are subject to other arrangements reasonably satisfactory to the applicable Issuing Bank(s)) and (z) and all Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when (x) all of the Primary Obligations shall not have been paid in full (other than obligations under or in respect of Hedge Agreements or Cash Management Obligations and other than contingent indemnity obligations not due and payable), (y) all Letters of Credit shall not have expired or terminated (unless (A) cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Bank(s) or (B) such Letters of Credit are subject to other arrangements reasonably satisfactory to the applicable Issuing Bank(s)) or (z) all Commitments shall not have terminated, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Primary Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4       Amendments, etc. with respect to the Primary Obligations.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Primary Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such other

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Secured Party and any of the Primary Obligations continued, and the Primary Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents, any Letter of Credit, any Lender Hedge Agreement, any agreements evidencing the Lender Cash Management Obligations and any other documents executed and delivered in connection with the foregoing may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) or any applicable Secured Party, as the case may be, may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Primary Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Primary Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5       Guarantee Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Primary Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Primary Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Loan Parties, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower, any other Loan Party with Primary Obligations, or any of the Guarantors with respect to the Primary Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any Letter of Credit, any Lender Hedge Agreement, any agreement evidencing the Lender Cash Management Obligations, any of the Primary Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower, any other Loan Party or any other Person against the Administrative Agent or any other Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower, any other Loan Party with Primary Obligations or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Loan Parties for the Primary Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Secured

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Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or against any collateral security or guarantee for the Primary Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6       Reinstatement.  The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Primary Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower, any other Loan Party with Primary Obligations or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower, any other Loan Party with Primary Obligations or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7       Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the applicable currency and at the relevant funding office as set forth in Section 2.17(d) of the Credit Agreement.

2.8       Keepwell.  Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 2.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.8, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 2.8 shall remain in full force and effect until (x) such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Hedge Agreements or Cash Management Obligations and other than contingent indemnity obligations not due and payable) shall have been paid in full, (y) the expiration or termination of all Letters of Credit (unless (A) cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Bank(s) or (B) such Letters of Credit are subject to other arrangements reasonably satisfactory to the applicable Issuing Bank(s)) and (z) all Commitments have been terminated . Each Qualified Keepwell Provider intends

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that this Section 2.8 constitute, and this Section 2.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 3. MISCELLANEOUS

3.1       Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with subsection 10.1 of the Credit Agreement.

3.2       Notices.  All notices, requests and demands to or upon the Administrative Agent or any Guarantor hereunder shall be effected in the manner provided for in subsection 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at the Company’s address in accordance with Section 10.2 of the Credit Agreement.

3.3       No Waiver by Course of Conduct; Cumulative Remedies.  Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 3.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

3.4       Enforcement Expenses; Indemnification.  iii) Each Guarantor agrees to pay or reimburse the Administrative Agent and each other Secured Party for all its reasonable and documented costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents, any Letter of Credit, any Lender Hedge Agreement or any agreement evidencing Lender Cash Management Obligations to which such Guarantor is a party, including, without limitation, the reasonable and documented fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Secured Party and of counsel to the Administrative Agent.

(b)       Each Guarantor agrees to pay, and to save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Agreement.

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(c)       Each Guarantor agrees to pay, and to save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent any Borrower would be required to do so pursuant to subsection 10.5 of the Credit Agreement.

(d)       The agreements in this Section 3.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents, the Letters of Credit, the Lender Hedge Agreements and the agreements evidencing Lender Cash Management Obligations.

3.5       Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

3.6       Set-Off.  Each Guarantor hereby irrevocably authorizes the Administrative Agent and each other Secured Party at any time and from time to time while an Event of Default pursuant to Section 8(a) of the Credit Agreement shall have occurred and be continuing, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such other Secured Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Administrative Agent or such other Secured Party may elect, against and on account of the obligations and liabilities of such Guarantor to the Administrative Agent or such other Secured Party hereunder and claims of every nature and description of the Administrative Agent or such other Secured Party against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such other Secured Party may elect, whether or not the Administrative Agent or any other Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each other Secured Party shall notify such Guarantor promptly of any such set-off and the application made by the Administrative Agent or such other Secured Party of the proceeds thereof; provided that (a) the failure to give such notice shall not affect the validity of such set-off and application and (b) to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligations,” no amounts received from, or set-off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The rights of the Administrative Agent and each other Secured Party under this Section 3.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such other Secured Party may have.

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3.7       Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  Section 10.8 of the Credit Agreement is incorporated herein by reference, mutatis mutandis.

3.8       Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

3.9       Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

3.10       Integration.  This Agreement and the other Loan Documents represent the agreement of the Guarantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

3.11       GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3.12       Submission to Jurisdiction; Waivers.

(a)       Each Guarantor hereby irrevocably and unconditionally:

(A)       submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States for the Southern District of New York in New York County, and appellate courts from any thereof; provided that nothing contained herein or in any other Loan Document will prevent any other Secured Party or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(B)       consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have

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to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(C)       agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 3.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(D)       agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(E)       waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

(b)       [reserved].

3.13     Acknowledgements.  Each Guarantor hereby acknowledges that:

(a)       it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)       neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, any Letter of Credit, any Lender Hedge Agreement or any agreement evidencing Lender Cash Management Obligations and the relationship between the Guarantors, on the one hand, and the Administrative Agent and other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)       no joint venture is created hereby or by the other Loan Documents, the Lender Hedge Agreements or the agreements evidencing Lender Cash Management Obligations or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.

3.14     Additional Guarantors.  Each Subsidiary that is not an Excluded Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary that is not an Excluded Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

3.15     Releases.  iv) At such time as (x) the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full (other than obligations under or in

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respect of Lender Hedge Agreements or Lender Cash Management Obligations and other than contingent indemnity obligations not due and payable), (y) the expiration or termination of all Letters of Credit (unless (A) cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Bank(s) or (B) such Letters of Credit are subject to other arrangements reasonably satisfactory to the applicable Issuing Bank(s)) and (z) any Commitments have been terminated, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the request and sole expense of any Guarantor following any such termination, and subject to Section 10.13(d) of the Credit Agreement, the Administrative Agent shall execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request to evidence such termination.

(b)       At the request and sole expense of the Company, so long as no Event of Default has occurred and is continuing, a Subsidiary Guarantor (other than any Borrower) shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement and the effect of such transaction is to cause such Subsidiary to become an Excluded Subsidiary (provided that no Guarantor shall be automatically released from its guarantee obligations hereunder solely by reason of ceasing to be a Wholly-Owned Subsidiary as a result of a sale, issuance or transfer of Capital Stock to (A) a third party that is not an Affiliate of the Company or (B) an Affiliate of the Company unless, in each case, such sale or transfer is made for a bona fide business purpose of the Company and its Subsidiaries and the primary purpose of which transaction is not to effect the release of such Guarantor or any other Guarantor from its obligations under the Loan Documents) or to cease to be a Subsidiary, including any releases requested in connection with any such transaction pursuant to Section 7.5 of the Credit Agreement, or such Subsidiary is otherwise no longer required by the Loan Documents to be (and the Company notifies the Administrative Agent that such Subsidiary shall no longer be) a Subsidiary Guarantor in accordance with Section 10.13 of the Credit Agreement; provided that the Company shall have delivered to the Administrative Agent, at least two Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and attaching the purchase or other sale agreement or identifying the sale or other disposition and the price thereof, together with a certification by the Company stating that such transaction is in compliance with the Credit Agreement.

3.16     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

3.17     Conversion of Currencies.  The obligations of each Guarantor in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so

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due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Guarantors agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Guarantors contained in this Section 3.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee Agreement to be duly executed and delivered.

Guarantors:

RAPID7, INC.

By:	/s/ Tim Adams
Name:	Tim Adams
Title:	Chief Financial Officer and Treasurer

RAPID7, INC.

By:	/s/ Tim Adams
Name:	Tim Adams
Title:	Chief Financial Officer and Treasurer

[Signature Page to Guarantee Agreement]

Acknowledged and Agreed as of the date hereof:

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

By:	/s/ Vidita J. Shah
Name:	Vidita J. Shah
Title:	Vice President

[Signature Page to Guarantee Agreement]

Annex 1

to Guarantee Agreement

ASSUMPTION AGREEMENT NO. [   ], dated as of [_] , 20[_] , made by [_], a [limited liability company][corporation][limited partnership] (the “Additional Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, RAPID7, INC. (the “Company”), RAPID7 LLC (together with the Company, the “Borrowers” and each individually, a “Borrower”), the Lenders, and the Administrative Agent have entered into the Credit Agreement, dated as of June 25, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrowers and certain of their Affiliates (other than the Additional Guarantor) have entered into the Guarantee Agreement, dated as of June 25, 2025 (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”) in favor of the Administrative Agent for the benefit of the Lenders;

WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guarantee Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee Agreement;

NOW, THEREFORE, IT IS AGREED:

1.       Guarantee Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 3.14 of the Guarantee Agreement, hereby becomes a party to the Guarantee Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. In furtherance of the foregoing, the Additional Guarantor does hereby guarantee to the Administrative Agent the due and punctual payment of the Obligations (as defined in the Guarantee Agreement) as set forth in the Guarantee Agreement. Each reference to a “Guarantor” in the Guarantee Agreement and in this Assumption Agreement shall be deemed to include the Additional Guarantor. The Guarantee Agreement is hereby incorporated herein by reference.

2.       Counterparts. Section 3.7 of the Guarantee Agreement is hereby incorporated herein, mutatis mutandis.

3.       Severability. Section 3.8 of the Guarantee Agreement is hereby incorporated herein, mutatis mutandis.

4.       Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5.       Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

[Signature Page to Assumption Agreement]

EXHIBIT A-2
TO THE CREDIT AGREEMENT

FORM OF COLLATERAL AGREEMENT

COLLATERAL AGREEMENT

made by

RAPID7, INC.

and

RAPID7 LLC,

as the Borrowers,

and certain of its Subsidiaries

in favor of

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

Dated as of June 25, 2025

i

SCHEDULES AND ANNEXES

Schedule 1.01	[Reserved]
Schedule 3.02	Perfection Matters

Exhibit A	Assumption Agreement
Exhibit B	Perfection Certificate

ii

COLLATERAL AGREEMENT

COLLATERAL AGREEMENT, dated as of June 25, 2025, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”), for the benefit of the Secured Parties.

RECITALS

Reference is made to that certain Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rapid7, Inc., a Delaware corporation (the “Company”), Rapid7, LLC, a Delaware limited liability company (together with the Company, the “Borrowers” and each individually, a “Borrower”), the Lenders (as defined in the Credit Agreement), the Issuing Banks (as defined in the Credit Agreement), the Swingline Lender (as defined in the Credit Agreement), and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as provided herein.

ARTICLE 1 DEFINED TERMS

Section 1.01. Definitions.

(a)       Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement or the Guarantee Agreement (as defined in the Credit Agreement), as applicable.

(b)       Terms Defined in Uniform Commercial Code. Capitalized terms used herein and not defined in the Credit Agreement or the Guarantee Agreement will have the meaning assigned to such term in the UCC (as defined below) and, furthermore, each of the following terms are used herein as defined in the UCC: Accounts, Authenticate, Certificated Security, Chattel Paper, Commercial Tort Claim, Deposit Accounts, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights, Money and Supporting Obligations.

(c)       Additional Definitions. The following additional terms shall have the following meanings:

“Agreement” shall mean this Collateral Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral” shall mean, with respect to each Grantor, all of the following in which such Grantor now has or may hereafter acquire any right, title or interest: all Accounts, Chattel Paper, Commercial Tort Claims as described on Schedule 6 of the Perfection Certificate as of the date hereof, Copyright Licenses, Copyrights, Deposit Accounts, Documents, Equipment, General Intangibles, Goods, Instruments, Intellectual Property, Intercompany Notes, Inventory, Investment Property, Letter-of-Credit Rights, Money, Patents, Patent Licenses, Pledged Stock, Trademarks, Trademark Licenses and all other personal property, whether tangible or intangible, not described above in this definition, all books and records pertaining to any of the foregoing and, to the extent not otherwise included in the foregoing, all Proceeds and products of any and all of the foregoing and all collateral, guarantees and other Supporting Obligations given by any Person with respect to any of the foregoing; provided that Collateral shall in any event not include any Excluded Assets of such Grantor.

“Collateral Agent” shall have the meaning set forth in the preamble hereto.

“Company” shall have the meaning set forth in the recitals hereto.

“Copyright License” shall mean, with respect to any Grantor, any written agreement naming such Grantor as licensee or licensor, or granting any right to or from such Grantor, in each case under any Copyright.

“Copyrights” shall mean (i) all copyrights arising under the laws of the United States, multinational or foreign laws or otherwise, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 5(b)(i) to the Perfection Certificate), all registrations and recordings thereof, including, without limitation, all registrations, recordings in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Discharge of Secured Obligations” means (a) payment in full of the Loans and the other Obligations (other than obligations under or in respect of Lender Hedge Agreements and Lender Cash Management Obligations and other than contingent indemnity obligations not due and payable), (b) the expiration or termination of all Letters of Credit (unless (x) cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Bank(s) or (y) such Letters of Credit are subject to other arrangements reasonably satisfactory to the applicable Issuing Bank(s)) and (c) termination of all Commitments.

“Event of Default” shall mean any “Event of Default” under (and as such term is defined in) the Credit Agreement.

“Excluded Assets” shall mean, collectively, with respect to each Grantor, (i) any contract, General Intangible, Copyright License, Patent License or Trademark License (“Intangible Assets”), in each case to the extent the grant by such Grantor of a security interest pursuant to this Agreement in such Grantor’s right, title and interest in such Intangible Asset (a) is prohibited by any contract, agreement, instrument or indenture governing such Intangible Asset, (b) would give any other party (other than the Company or any of its Subsidiaries) to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder or (c) is permitted only with the consent of another party (other than the Company or any of its Subsidiaries), if such consent has not been obtained after commercially reasonable efforts by the applicable Grantor (except, in the case of clauses (a), (b) and (c), to the extent such prohibition, right of termination, or requirement of consent, as applicable, is rendered ineffective by the applicable provisions of the UCC or other applicable law); (ii) “intent-to-use” or similar trademark applications filed in the United States Patent and Trademark Office, unless and until acceptable evidence of use of the trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such trademark application prior to such filing would adversely affect the enforceability or validity of such trademark application; (iii) [reserved], (iv) accounts receivable and other related assets transferred, pledged, factored, sold or

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purportedly transferred pursuant to, and in accordance with, a Permitted Receivables Financing and any Deposit Account that is used to hold collections on any of such accounts receivable and other related assets, (v) any Company Stock, (vi) motor vehicles, airplanes and other assets subject to certificates of title to the extent a lien thereon cannot be perfected by filing a Uniform Commercial Code financing statement (or its equivalent in any applicable jurisdiction); (vii) the Capital Stock of (A) any Excluded Subsidiary that is not a Foreign Subsidiary or a CFC Holding Company and (B) any Foreign Subsidiary or CFC Holding Company in excess of 65% of the total outstanding voting Capital Stock of such Foreign Subsidiary or CFC Holding Company; provided that no Grantor shall be obligated to pledge the Capital Stock of a Foreign Subsidiary to the extent such pledge would violate the laws of the jurisdiction of such Foreign Subsidiary’s organization; (viii) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Company or any of its Subsidiaries) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) notwithstanding such prohibition); (ix) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) notwithstanding such prohibition); (x) (a) Letter of Credit Rights (except to the extent such Letter of Credit Rights are Supporting Obligations in respect of Collateral and are automatically perfected by filing Uniform Commercial Code financing statements) and (b) Commercial Tort Claims with an individual value less than $5,000,000, (xi) assets to the extent a security interest in such assets would result in material adverse tax consequences (including, without limitation, as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) or material adverse regulatory consequences, in each case, as reasonably determined by the Company; (xii) any payroll accounts, employee wage and benefit accounts, tax accounts, escrow accounts, fiduciary accounts and/or accounts for administering foreign tax credits, and any Deposit Account the funds in which consist solely of (a) funds held by the Company or any Subsidiary in trust for any director, officer or employee of Company or any Subsidiary or any employee benefit plan maintained by Company or any Subsidiary or (b) funds representing deferred compensation for the directors, officers and employees of the Company and its Subsidiaries; (xiii) fee interest in any real property having a value of $10,000,000 or less, (xiv) any pledge or security interest prohibited or restricted by applicable law, rule or regulation or any agreement with any governmental authority or which would require governmental (including regulatory) consent, approval, license or authorization to provide such security interest (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction)) (with no requirement to obtain the consent of any governmental authority or third party), (xv) any interest in a joint venture or non-wholly owned Subsidiary to the extent and for so long as the attachment of the security interest created hereby therein would violate any joint venture agreement, organization document, shareholders agreement or equivalent agreement relating to such joint venture or non-wholly owned Subsidiary (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction)), (xvi) any assets owned by any Loan Party on

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the date hereof or hereafter acquired and any proceeds thereof (or related assets) that are subject to a Lien securing Indebtedness incurred in connection with a Capital Lease, purchase money Indebtedness or other Indebtedness incurred to finance the acquisition of such assets permitted to be incurred pursuant to the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for applicable purchase money Indebtedness) validly prohibits the creation of any other Lien on such assets, (xvii) any property or assets in circumstances where the cost, burden or consequences (including adverse tax consequences) of obtaining a security interest in such property or assets (including on account of any need to obtain consents or approvals, and the effect of the ability of the relevant Loan Party to conduct its operations and business in the ordinary course), as determined in good faith by the Borrowers and the Administrative Agent, are excessive in relation to the practical benefit afforded to the Secured Parties and (xviii) any property constituting aircraft, aircraft engines, satellites, ships or railroad rolling stock.

“Final Release Date” shall mean the date on which the Discharge of Secured Obligations shall have occurred.

“Grantor” shall have the meaning set forth in the preamble hereto.

“Group Members” shall mean Company and its Subsidiaries.

“Guarantor Obligations” shall have the meaning provided in the Guarantee Agreement.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Patents, Trademarks, know-how, trade secrets, methods and processes, all registrations and applications for registration of any of the foregoing, all goodwill associated with any of the foregoing, and all rights to sue at law or in equity for any infringement or other impairment or violation of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Intercompany Loans” shall mean the collective reference to all loans and advances, whether or not evidenced by any promissory note or other instrument, made by any Grantor to any Subsidiary, other than such loans and advances in respect of which the pledge thereof would, in the good faith judgment of Company, result in adverse tax consequences to any Group Member.

“Intercompany Notes” shall mean any promissory note or other instrument evidencing an Intercompany Loan with a principal amount in excess of $5,000,000 that may be issued to, or held by, any Grantor while this Agreement is in effect (including, without limitation, those promissory notes evidencing Intercompany Loans included on Schedule 4 to the Perfection Certificate).

“Investment Property” shall mean the collective reference to (i) all “investment property” as such term is defined in Article 9 of the UCC (other than any Capital Stock of any Excluded Subsidiary excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“Investment Property Issuer” shall mean with respect to any Investment Property, each issuer of such Investment Property.

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“New York UCC” shall mean the UCC as from time to time in effect in the State of New York.

“Patent License” shall mean, with respect to any Grantor, any written agreement naming such Grantor as licensee or licensor, or granting any right to or from such Grantor, in each case under any Patent.

“Patents” shall mean (i) all letters patent of the United States and those arising under multinational or foreign laws or otherwise, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, those listed in Schedule 5(a) to the Perfection Certificate, (ii) all applications for letters patent of the United States and those arising under multinational or foreign laws or otherwise, and all divisionals, continuations and continuations-in-part thereof, including, without limitation, those listed in Schedule 5(a) to the Perfection Certificate, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Perfection Certificate” shall mean, with respect to each Grantor, a certificate substantially in the form of Exhibit B, completed and supplemented with the schedules contemplated thereby, and signed by an officer of the Company on behalf of such Grantor, as supplemented from time to time.

“Permitted Liens” shall mean Liens permitted under Section 7.3 of the Credit Agreement.

“Pledged Securities” shall mean the collective reference to the Pledged Stock and the Intercompany Notes.

“Pledged Stock” shall mean the shares of Capital Stock listed on Schedule 3 to the Perfection Certificate, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided, however, that in no event shall the Capital Stock of (A) any Excluded Subsidiary that is not a Foreign Subsidiary or a CFC Holding Company and (B) any Foreign Subsidiary or CFC Holding Company in excess of 65% of the total outstanding voting Capital Stock of such Foreign Subsidiary or CFC Holding Company, in either case, constitute Pledged Stock hereunder and under the other Loan Documents.

“Primary Obligations” shall mean (i) with respect to any Grantor, the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of such Grantor (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent, any Issuing Bank or any Lender (or, in the case of any (x) Lender Hedge Agreement (as defined in the Guarantee Agreement), any Lender Hedge Agreement Counterparty or (y) Lender Cash Management Obligations, any Lender Cash Management Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Lender Hedge Agreement, any Lender Cash Management Obligation or any other document made, delivered or given in connection with any of the foregoing, in each case whether on

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account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by any Grantor pursuant to the terms of any of the foregoing agreements) and (ii) with respect to any Subsidiary that is not a Grantor, the collective reference to the obligations and liabilities of such Subsidiary to the Administrative Agent, any Lender, any Affiliate of any Lender, any Lender Hedge Agreement Counterparty and any Lender Cash Management Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Lender Hedge Agreement or any Lender Cash Management Obligation or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise.

“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable” shall mean a payment owing to a Person (whether constituting an Account, Chattel Paper, Document, Instrument or General Intangible) arising from the provision of merchandise, goods or services by such Person, including the right to payment of any interest or finance charges and other obligations owing to such Person with respect thereto.

“Secured Obligations” shall mean, collectively, each Grantor’s Primary Obligations and Guarantor Obligations and any other Obligations.

“Secured Parties” shall mean the holders of the Secured Obligations, including, without limitation, the Collateral Agent, the Administrative Agent, the Lenders, the Issuing Banks, the Lender Hedge Agreement Counterparties, the Lender Cash Management Counterparties, the beneficiaries of each indemnification obligation undertaken by any Grantor under the Loan Documents and any successors, endorsees, permitted transferees and permitted assigns of each of the foregoing.

“Security Interests” shall have the meaning set forth in Section 2.01 hereto.

“Subsidiary Grantors” shall mean, collectively, each Grantor other than the Company.

“Trademark License” shall mean, with respect to any Grantor, any written agreement naming such Grantor as licensee or licensor, or granting any right to or from such Grantor, in each case under any Trademark.

“Trademarks” shall mean (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers arising under United States, multinational or foreign laws or otherwise, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, and all common-law rights related thereto, including, without limitation, those listed in Schedule 5(a) to the Perfection Certificate and (ii) the right to obtain all renewals thereof.

“UCC” shall mean the New York UCC; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the

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Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

Section 1.02. Other Definitional Provisions.

(a)       The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)       The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)       Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(d)       The other definitional and interpretive provisions of Sections 1.2, 1.3, 1.4 and 1.5 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

ARTICLE 2 GRANTS OF SECURITY INTERESTS

Section 2.01. Grants of Security Interests. Pursuant to this Agreement, each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties, as security for the Secured Obligations, a security interest in all right, title and interest of such Grantor in all Collateral, whether now existing or hereafter acquired or arising (the security interests granted hereby to secure the Secured Obligations, the “Security Interests”); provided that the Collateral shall in any event not include any Excluded Assets of such Grantor. Notwithstanding anything to the contrary in any Loan Document, no Grantor shall be required, nor shall the Collateral Agent be authorized, (A) to perfect any pledge, security interest or mortgage by any means other than through (x) any filing pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant jurisdictions and any filing in any applicable real estate records in the United States with respect to any Mortgaged Property or any fixture relating to any Mortgaged Property, (y) any filing in the United States Copyright Office or the United States Patent and Trademark Office (and any successor office) (and the Collateral Agent is further authorized to file such documents with the United States Patent and Trademark Office and/or the United States Copyright Office, as applicable) or (z) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of (i) stock certificates representing the Pledged Stock and (ii) Intercompany Notes evidencing an Intercompany Loan with a principal amount in excess of $5,000,000; provided, further that notwithstanding anything to the contrary herein, the note executed by RAPID7 INTERNATIONAL LIMITED in favor of RAPID7 LLC shall not be required to be delivered to the Collateral Agent, unless such note remains outstanding 90 days after the Closing Date (in which case such Intercompany Note shall be re-executed in wet-ink and delivered to the Collateral Agent in accordance with this Agreement), (B) to enter into any account control agreement or lockbox or similar arrangement with respect to any Deposit Account, securities account or commodities account, or (C) to take any action in or required by a jurisdiction other than the United States or with respect to any asset located or titled outside of the United States (and there shall be no guarantee, security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction).

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ARTICLE 3 REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants to the Collateral Agent and the Secured Parties that:

Section 3.01. Title; No Other Liens. Such Grantor owns or has rights in each item of its Collateral free and clear of any and all Liens or claims of others other than Permitted Liens. To the knowledge of each Grantor, no financing statement, security agreement, mortgage or other public notice, in any such case authorized by any such Grantor, with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed with respect to Permitted Liens.

Section 3.02. Perfected Security Interests.

(a)       Each Security Interest, upon execution and delivery of this Agreement and completion of the filings and other actions specified on Schedule 3.02 and the filing of all applicable intellectual property security agreements with the United States Patent and Trademark Office and United States Copyright Office, as applicable,  (which, in the case of all filings and other documents referred to on said Schedule and the intellectual property security agreements, have been delivered to the Collateral Agent in completed and duly executed form), will constitute valid, perfected (to the extent it can be perfected by the completion of such filings and other applicable actions under applicable law), separate and distinct security interests in all of the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b)       The Security Interests are prior to all other Liens on the Collateral except for other Permitted Liens which have priority over, or parity with, the Security Interests to the extent not prohibited by the Credit Agreement; provided that no representations are made under this Agreement with respect to the requirements of any laws of any jurisdiction other than the United States or any State thereof with respect to the perfection or priority of the Security Interests.

Section 3.03. Perfection Certificate. Such Grantor has delivered a Perfection Certificate to the Collateral Agent. The information set forth therein is correct and complete in all material respects as of the date hereof.

Section 3.04. [Reserved].

Section 3.05. Pledged Securities.

(a)       The shares of Pledged Stock pledged by such Grantor in Schedule 3 to the Perfection Certificate as of the Closing Date are directly beneficially owned by the Grantor.

(b)       As of the Closing Date, all the shares of the Pledged Stock have been duly and validly issued and are fully paid and non-assessable.

(c)       Each of the Intercompany Notes scheduled on Schedule 4 to the Perfection Certificate constitutes or, when issued, will constitute the legal, valid and binding obligation of

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the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d)       Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Pledged Securities pledged by it hereunder, free of any and all liens or options in favor of, or claims of, any other Person, except Permitted Liens.

Section 3.06. Commercial Tort Claims. On the date hereof, all Commercial Tort Claims in an amount in excess of $5,000,000 held by such Grantor are listed in Schedule 6 to the Perfection Certificate.

ARTICLE 4 COVENANTS

Each Grantor covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the Closing Date until the Final Release Date:

Section 4.01. Delivery of Instruments and Certificated Securities. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Certificated Security, such Instrument or Certificated Security, in the case of Instruments, in an amount in excess of $5,000,000, shall be delivered to the Collateral Agent, duly indorsed to the Collateral Agent, to be held as Collateral pursuant to this Agreement provided that notwithstanding anything to the contrary herein, no actions will be required with respect to promissory notes that are not executed by a wet-ink signature thereto, provided, further that, each promissory note entered into in favor of a Grantor from and after the Closing Date in an amount in excess of $5,000,000 shall be executed in wet-ink.

Section 4.02. Maintenance of Perfected Security Interests. Such Grantor shall maintain each of the Security Interests as perfected security interests having the priority described in Section 3.02 and shall take such actions as the Collateral Agent or the Required Lenders may reasonably request to defend the Security Interests against the claims and demands of all Persons whomsoever (other than with respect to claims and demands by the beneficiaries of any Security Interests granted or permitted hereunder).

Section 4.03. Changes in Locations, Name, etc. Such Grantor will not: (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Schedule 2 to the Perfection Certificate, or (ii) change its name, identity or corporate or other organizational structure, in each case, unless written notice of such change is furnished to the Collateral Agent within 45 days (or such later period as the Collateral Agent agrees) after such change. Prior to such 45 day period (or later period), such Grantor shall deliver to the Collateral Agent additional financing statements and other documents that are necessary, or that are reasonably requested by the Collateral Agent, to maintain the validity, perfection and priority of the security interests provided for herein.

Section 4.04. Notice. Promptly after having knowledge thereof, such Grantor will notify in writing the Collateral Agent, in reasonable detail, of any Lien (other than Permitted Liens) on any of the Collateral which would adversely affect, in any material respect, the ability of the Collateral Agent to exercise any of its remedies hereunder.

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Section 4.05. Investment Property. i) If such Grantor shall receive any certificate, money or property, in respect of the Capital Stock of any Investment Property Issuer pledged by a Grantor, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Investment Property, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent, hold the same in trust for the Collateral Agent and deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor (if required to perfect the Collateral Agent’s Lien over such Investment Property), to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations of such Grantor within 60 days (or later, if agreed to by the Collateral Agent) after receipt thereof, as required by Section 6.9 of the Credit Agreement. At all times while an Event of Default has occurred and is continuing, any sums paid upon or in respect of the Investment Property pledged by such Grantor upon the liquidation or dissolution of any Investment Property Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations of such Grantor, and in case any distribution of capital shall be made on or in respect of the Investment Property pledged by such Grantor or any property shall be distributed upon or with respect to the Investment Property pledged by such Grantor pursuant to the recapitalization or reclassification of the capital of any Investment Property Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations of such Grantor.

(b)       In the case of each Grantor which is an Investment Property Issuer, such Investment Property Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Section 5.01(b) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.01(b) with respect to the Investment Property issued by it.

Section 4.06. Intellectual Property. ii) Schedule 5 of the Perfection Certificate lists all (i) Intellectual Property owned by a Grantor consisting of United States Patents, Trademarks and Copyrights and (ii) exclusive Copyright Licenses with respect to a registered United States Copyright under which a Grantor is a licensee, in each case as of the date hereof.

(b)       Such Grantor will notify the Collateral Agent and the Administrative Agent if it knows that any Material IP may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such adverse determination or development in, any proceeding in the United States Patent and Trademark Office or the United States Copyright Office) challenging such Grantor’s ownership of, or the validity of, any such Material IP or such Grantor’s right to register the same or to own and maintain the same.

(c)       If during any fiscal year such Grantor, either by itself or through any agent, employee, licensee or designee, shall (i) file an application for a Patent with the United States Patent and Trademark Office, or an application for the registration of any Trademark with the United States Patent and Trademark Office or any Copyright with the United States Copyright Office, (ii) otherwise acquire any Patent or Trademark issued by, registered with, or applied for in the United States Patent and Trademark Office, or any Copyright registered with the United States Copyright Office or enters into an exclusive Copyright License with respect to a registered United States Copyright under which a Grantor is a licensee, or (iii) file a “Statement of Use” or

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an “Amendment to Allege Use” with respect to any intent-to-use Trademark application owned by such Grantor, such Grantor shall report such acquisition, filing or license to the Collateral Agent and execute and deliver, and authorize the Collateral Agent to record, any and all agreements, instruments, documents, and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in any such Copyright, Patent Trademark or Copyright License and the goodwill and general intangibles of such Grantor relating thereto or represented thereby, in each case, in accordance with (and within the time periods required by) Section 6.9 of the Credit Agreement.

(d)       Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Material IP, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability; provided that such Grantor may permit (i) the lapse or abandonment of any Intellectual Property as permitted under Section 7.5(y) of the Credit Agreement and (ii) the expiration of any Intellectual Property in accordance with its statutory term.

(e)       In the event that any Material IP is infringed, misappropriated or diluted by a third party, such Grantor shall take such actions in accordance with such Grantor’s reasonable business judgment to protect such Material IP (which may include the grant of a license to such third party).

Section 4.07. Commercial Tort Claims. Each Grantor agrees that within 60 days (or such later date as agreed to by the Collateral Agent) of the identification of the existence of any Commercial Tort Claim in an amount in excess of $5,000,000, such Grantor shall notify the Collateral Agent of such Commercial Tort Claim, and shall execute such additional documents as shall be required to ensure that such Commercial Tort Claim is subject to each of the Security Interests hereunder. Unless otherwise agreed, the grant of a security interest in any such Commercial Tort Claim shall not prejudice the right of such Grantor to prosecute, enforce or exercise any of its rights in connection with such Commercial Tort Claim.

Section 4.08. Certification of Limited Liability Company and Limited Partnership Interest.  Any equity interest in any limited liability company or limited partnership controlled by any Grantor and required to be pledged pursuant to this Agreement either (i) shall be represented by a certificate, shall be a “security” within the meaning of Article 8 of the UCC, and shall be delivered to the Collateral Agent pursuant to Section 4.01 or (ii) not have elected to be treated as a “security” within the meaning of Article 8 of the UCC and shall not be represented by a certificate.  To the extent an interest in any limited liability company or limited partnership controlled by any Grantor and required to be pledged pursuant this Agreement is certificated or becomes certificated, each such certificate shall be delivered to the Collateral Agent, in accordance with Section 4.01.

ARTICLE 5 REMEDIAL PROVISIONS

Section 5.01. Investment Property, Including Pledged Stock. iii) Unless an Event of Default has occurred and is continuing and the Collateral Agent shall have given the notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights required by and pursuant to Section 5.01(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Investment Property, paid in the ordinary course of business of the relevant

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Investment Property Issuer, to the extent permitted under the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property.

(b)       If an Event of Default has occurred and is continuing, and the Collateral Agent shall give at least 1 Business Day prior written notice (or, solely in the case of clause (ii), at least 3 Business Days’ notice) of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property pledged by a Grantor and make application thereof as specified in Section 5.03 hereof, and (ii) any or all of the Investment Property pledged by a Grantor shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may (but shall not be obligated to) during such period exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Investment Property Issuer or Investment Property Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Investment Property Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor or Secured Party to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. After all Events of Default have been cured or waived, each Grantor will have the right to exercise the voting and consensual rights that such Grantor would otherwise be entitled to exercise pursuant to the terms of Section 5.01(a).

(c)       Each Grantor hereby authorizes and instructs each Investment Property Issuer of any Investment Property pledged by such Grantor hereunder to, provided that at least 3 Business Days’ notice has been given, (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Investment Property Issuer shall be fully protected in so complying, and (ii) if an Event of Default has occurred and is continuing, pay any dividends or other payments with respect to such Investment Property directly to the Collateral Agent.

Section 5.02. Proceeds To Be Turned Over to Collateral Agent. If an Event of Default shall have occurred and be continuing, all proceeds paid in respect of any Collateral received by any Grantor consisting of cash, checks and other similar items shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required).

Section 5.03. Application of Proceeds.

All Proceeds of the Collateral received by the Collateral Agent hereunder shall be held and applied in the following order:

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First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent, amounts payable under Sections 2.8, 2.18, 2.19, 2.20 and 10.5 of the Credit Agreement and amounts payable in respect of (x) the preservation of Collateral or the Collateral Agent’s security interest in the Collateral or (y) with respect to enforcing the rights of the Secured Parties under the Loan Documents) payable to the Administrative Agent and the Collateral Agent, in each case, in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Banks (including fees and time charges for attorneys who may be employees of any Lender or any Issuing Bank) arising under the Loan Documents and amounts payable under Section 2.8, 2.18, 2.19, 2.20 and 10.5 of the Credit Agreement, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Letters of Credit arising under the Loan Documents, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Letters of Credit and that portion of the Secured Obligations then owing in respect of regularly scheduled payments or termination payments (whether as a result of the occurrence of any event of default or termination event) under the Lender Cash Management Obligations and Lender Hedge Agreements, ratably among the Lenders, the Issuing Banks, the Lender Cash Management Counterparties and the Lender Hedge Agreement Counterparties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Banks, to cash collateralize that portion of LC Exposure comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.13(j) of the Credit Agreement;

Sixth, to the payment of all other Obligations owing under or in respect of the Loan Documents or under Lender Cash Management Obligations and Lender Hedge Agreements that are then due and payable to the Administrative Agent and the other Secured Parties, and not otherwise paid pursuant to clause Fifth above, in proportion to the respective amounts described in this clause Sixth payable to them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Company or as otherwise required by applicable law.

Subject to Section 2.13(j) of the Credit Agreement, amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

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Notwithstanding the foregoing, Secured Obligations arising under, out of, or in connection with any Lender Hedge Agreement or any Lender Cash Management Obligation shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender Hedge Management Counterparty or the Lender Cash Management Counterparty, as the case may be.  Each Lender Hedge Management Counterparty or the Lender Cash Management Counterparty not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 9 of the Credit Agreement hereof for itself and its Affiliates as if a “Lender” party thereto.

Section 5.04. UCC and Other Remedies. If an Event of Default has occurred and is continuing, the Collateral Agent, on behalf of the Secured Parties, may (but shall not be obligated to) exercise upon not less than 1 Business Day prior written notice, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere upon such terms and conditions and prices as it may deem advisable, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.04, after deducting all reasonable and documented costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the Secured Parties hereunder, including, without limitation, reasonable and documented attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in the order specified in Section 5.03, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Article 9 of the UCC, shall the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of

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Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

Section 5.05. Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement, each Grantor, solely during the continuance of an Event of Default, hereby grants to the Collateral Agent an irrevocable nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, exploit, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor or now licensed or hereafter licensed to such Grantor, solely in connection with Collateral Agent’s exercise of its rights to the Collateral and remedies under this Agreement during the continuance of such Event of Default,  wherever the same may be located, and including in such license, solely to the extent necessary to exercise such rights and remedies, reasonable access to media in which any of the licensed items may be recorded or stored and to all computer software used for the compilation or printout thereof; provided, however, that nothing in this Section 5.05 shall require a Grantor to grant any license that (a) violates the terms of any agreement between a Grantor and a third party governing the applicable Grantor’s use of such Collateral consisting of Intellectual Property, or gives such third party any right of acceleration, modification or cancellation therein, or (b) is prohibited by any Requirements of Law; provided, further, that such licenses to be granted hereunder (i) with respect to Trademarks, shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks and (ii) with respect to trade secrets, shall be subject to standard confidentiality obligations. The use of such license by the Collateral Agent may only be exercised, at the option of the Collateral Agent, during the continuation of an Event of Default; provided, further, that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

ARTICLE 6 THE COLLATERAL AGENT

Section 6.01. Collateral Agent’s Appointment as Attorney-in-fact, etc. iv) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact while an Event of Default has occurred and is continuing, with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice (but subject to Section 5.01(b)) to or assent by such Grantor, to do any or all of the following while an Event of Default has occurred and is continuing:

(i)       in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise as the Collateral Agent may deem as necessary for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

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(ii)       in the case of any Intellectual Property or exclusive Copyright Licenses with respect to a registered United States Copyright, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers the Collateral Agent may reasonably deem necessary or desirable to evidence the Collateral Agent’s and the Secured Parties’ security interest in such Intellectual Property or exclusive Copyright Licenses and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)       pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)       execute, in connection with any sale provided for in Section 5.04, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)       (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its reasonable discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent may reasonably deem necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)       If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)       The reasonable and documented expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.01, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be paid by such Grantor to the Collateral Agent on demand.

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(d)       Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 6.02. Duty of Collateral Agent.  v) The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Article 9 of the UCC or otherwise, shall be as provided in this Section 6.02. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

(b)       [Reserved].

(c)       Neither the Collateral Agent nor the Administrative Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Security Interests in any of the Collateral, whether impaired by operation of law or by reason of any of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(d)       The Collateral Agent shall be under no obligation to exercise any of its rights or powers vested in it by this Agreement (subject to any Applicable Intercreditor Agreement), at the request, order or direction of the Administrative Agent or any Secured Party, pursuant to the provisions of this Agreement, unless the Administrative Agent or any Secured Party shall have offered to the Collateral Agent security or indemnity satisfactory to the Collateral Agent against the losses costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees) which might be incurred therein or thereby.

(e)       [Reserved].

(f)       In exercising any right, power or discretion under this Agreement and any other Security Document, the Collateral Agent shall be entitled to seek the direction of the Administrative Agent.

Section 6.03. Execution of Financing Statements. Pursuant to Article 9 of the UCC and any other applicable law, each Grantor authorizes the Collateral Agent to file or record, or cause to be filed or recorded, at such Grantor’s expense, financing statements and other filing or

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recording documents or instruments with respect to the Collateral now existing or hereafter created without the signature of such Grantor naming such Grantor as debtor and the Collateral Agent as secured party, in such jurisdictions as are necessary to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all assets” or a similar description in any such financing statements. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

ARTICLE 7 MISCELLANEOUS

Section 7.01. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by an instrument in writing executed by the Grantors and by the Collateral Agent.

Section 7.02. Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Subsidiary Grantor shall be addressed to such Subsidiary Grantor c/o the Company and that any such notice, request or demand to or upon the Collateral Agent shall be addressed to the Collateral Agent at its notice address set forth in the Credit Agreement.

Section 7.03. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 7.01), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 7.04. Successors and Assigns. This Agreement shall be binding upon the successors and permitted assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the Secured Parties and their successors and permitted assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent or as otherwise expressly permitted in the Credit Agreement.

Section 7.05. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  Section 10.8 of the Credit Agreement is incorporated herein by reference, mutatis mutandis.

Section 7.06. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any

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such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.07. Section Headings. The Section headings used in this Agreement are solely for convenience of reference only and shall not constitute a part of this Agreement or affect the meaning, construction or effect of any provision hereof.

Section 7.08. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 7.09. Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)       submits for itself and its property in any legal action or proceeding relating to this Agreement and the Security Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States of America for the Southern District of New York in New York County, and appellate courts from any thereof; provided, that nothing contained herein or in any other Security Document will prevent the Collateral Agent or any Secured Party from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against the Collateral or any other property of any Grantor in any other forum in which jurisdiction can be established;

(b)       consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)       agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor or such other party hereto at its address referred to in Section 7.02 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d)       agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)       waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 7.09 any special, exemplary, punitive or consequential damages.

(f)       [reserved].

Section 7.10. Acknowledgements. Each Grantor hereby acknowledges that:

(a)       it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Credit Agreement and the other Security Documents to which it is a party;

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(b)       neither the Collateral Agent nor any Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or the other Security Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)       no joint venture is created hereby or by any of the Security Documents, or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

Section 7.11. Additional Grantors. Each Subsidiary of Company that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement substantially in the form of Exhibit A hereto in the time periods required by Section 6.9 of the Credit Agreement.

Section 7.12. Termination of Security Interests; Release of Collateral.

(a)       The Security Interests shall terminate on the Final Release Date.

(b)       [Reserved].

(c)       [Reserved].

(d)       (i) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction not prohibited by the Credit Agreement (but other than to any other Grantor), including pursuant to Section 7.5 thereof, (ii) so long as no Event of Default has occurred and is continuing, to the extent Collateral becomes “Excluded Assets” or constitutes assets of a Guarantor that becomes an Excluded Subsidiary in a transaction permitted under the Credit Agreement, the primary purpose of which transaction is not to effect the release of such Guarantor or any other Guarantor from its obligations under the Loan Documents, or a Guarantor ceases to be a Subsidiary in a transaction permitted under the Credit Agreement or (iii) that has been consented to pursuant to Section 10.1 of the Credit Agreement, then the Security Interests on such Collateral shall be automatically released upon the consummation of such sale, transfer or other disposition. The Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable or requested by the applicable Grantor to evidence the release of the Security Interests on such Collateral effected pursuant to this Section 7.12(d); provided that as a condition precedent to the execution of any such releases or other documents, the Company shall have delivered to the Collateral Agent, a written request for release identifying the relevant Grantor, together with a certification by the Company stating that such transaction is in compliance with the Credit Agreement.

(e)       If (x)(i) all or a portion of the Capital Stock of a Subsidiary Grantor shall be sold, transferred or otherwise disposed of (but other than to any other Grantor), (ii) a Subsidiary Grantor shall enter into any merger, consolidation or amalgamation with a Person that is not a Grantor (and is not required to be a Grantor) and such Subsidiary Grantor is not the survivor of such merger, consolidation or amalgamation, or (iii) a Subsidiary Grantor shall liquidate, wind up or dissolve itself (or be liquidated or dissolved), in the case of each of clauses (i), (ii) and (iii) pursuant to a transaction not prohibited by the Credit Agreement, (y) a Subsidiary Grantor is designated an “Unrestricted Subsidiary” in accordance with Section 6.10 of the Credit

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Agreement and the definition of “Unrestricted Subsidiary” in the Credit Agreement or (z) a Subsidiary Grantor is otherwise released from its obligations under the Guarantee Agreement in accordance with the terms of the Guarantee Agreement and/or the Credit Agreement, in each case such Subsidiary Grantor shall be automatically released from its obligations hereunder. The Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable or requested by the applicable Grantor to evidence the release of the Security Interests on such Collateral effected pursuant to this Section 7.12(e); provided that as a condition precedent to the execution of any such releases or other documents, the Company shall have delivered to the Collateral Agent, a written request for release identifying the relevant Grantor, together with a certification by the Company stating that such transaction is in compliance with the Credit Agreement.

(f)       [Reserved].

(g)       Upon the termination of any Security Interests in accordance with clause (a) above, at the request and sole expense of any Grantor, the Collateral Agent shall execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination of the Security Interests.

(h)       The Collateral Agent will, at any time, upon the written instruction of the Administrative Agent, at the sole expense of the relevant Grantor, execute and deliver to the relevant Grantor all releases or other documents reasonably necessary or desirable for any release contemplated above in this Section 7.12 of the Security Interests securing the Secured Obligations.

(i)       By acceptance of the benefits hereof, each Secured Party acknowledges and consents to the provisions of this Section 7.12, agrees that the Collateral Agent shall incur no liability whatsoever to any Secured Party for any release effected by the Collateral Agent in accordance with this Section 7.12 and agrees that the Administrative Agent shall not incur any liability whatsoever to any Secured Party for any release directed or consented to by it in accordance with the Credit Agreement.

(j)       So long as no Event of Default has occurred and is continuing, if any Subsidiary becomes an Excluded Subsidiary in a transaction permitted under the Credit Agreement, the primary purpose of which transaction is not to effect the release of such Subsidiary or any other Subsidiary from its obligations under the Loan Documents, (i) such Excluded Subsidiary shall be automatically released from its obligations hereunder as a Grantor, (ii) any Security Interest on the Capital Stock of such Excluded Subsidiary shall be automatically released except to the extent that this agreement otherwise permits or requires a Security Interest on the Capital Stock of an Excluded Subsidiary and (iii) any Security Interest on the assets of such Excluded Subsidiary shall be automatically released.

Section 7.13. [Reserved].

Section 7.14. Waiver of Jury Trial. EACH OF THE GRANTORS, AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE COLLATERAL AGENT AND THE SECURED PARTIES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER SECURITY DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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Section 7.15. Applicable Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted pursuant to this Agreement and the exercise of any right or remedy with respect thereto are subject to the provisions of an Applicable Intercreditor Agreement then in effect. In the event of any conflict or inconsistency between the provisions of any Applicable Intercreditor Agreement and this Agreement, the provisions of such Applicable Intercreditor Agreement shall control.

Section 7.16. The Administrative Agent. The Grantors and the Secured Parties acknowledge that when acting hereunder, including without limitation, when exercising any discretion or right to direct the Collateral Agent, the Administrative Agent shall be entitled to all of the rights, privileges, protections, immunities and benefits given to the Administrative Agent under the Credit Agreement, including, without limitation, its right to be indemnified.

Section 7.17. [Reserved].

Section 7.18. Extensions. Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents, the Collateral Agent may, at the direction of the Administrative Agent (which shall give such direction in the Administrative Agent’s sole discretion), grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets of any Loan Party (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date).

[SIGNATURE PAGES FOLLOW]

22

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above

RAPID7, INC.

By:	/s/ Tim Adams
Name: Tim Adams
Title: Chief Financial Officer and Treasurer

RAPID7 LLC, by its sole member Rapid7, Inc.

By:	/s/ Tim Adams
Name: Tim Adams
Title: Chief Financial Officer and Treasurer

[Signature Page to Collateral Agreement]

JPMORGAN CHASE BANK, N.A., as

Collateral Agent

By:	/s/ Vidita J. Shah
Name:	Vidita J. Shah
Title:	Vice President

[Signature Page to Collateral Agreement]

Exhibit A
to Collateral Agreement

ASSUMPTION AGREEMENT NO. [  ], dated as of [_], 20[_] (this “Assumption Agreement”), made by [_] (the “Additional Grantor”), in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (the “Collateral Agent”) under the Collateral Agreement, dated as of June 25, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among Rapid7, Inc., a Delaware corporation (the “Company”), Rapid7 LLC, a Delaware limited liability company (together with the Company, the “Borrowers” and each individually, a “Borrower”)), the other Grantors party thereto and the Collateral Agent.

W I T N E S E T H :

WHEREAS, the Borrowers and certain of their respective Subsidiaries (other than the Additional Grantor) have entered into the Collateral Agreement in favor of the Collateral Agent for the benefit of the Secured Parties;

WHEREAS, the Additional Grantor desires to become a party to the Collateral Agreement as a Grantor thereunder; and

WHEREAS, terms defined in the Collateral Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

NOW, THEREFORE, IT IS AGREED:

1.       Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 7.11 of the Collateral Agreement, hereby becomes a party to the Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Collateral Agreement. Attached as Annex 1-B is a Perfection Certificate with respect to the Additional Grantor. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Article 3 of the Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date and any reference to the Closing Date shall instead refer to the date hereof.

2.       Grant of Security Interests.   The Additional Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties, as security for the Secured Obligations, a security interest in all right, title and interest of the Additional Grantor in all Collateral, whether now existing or hereafter acquired or arising, including the Commercial Tort Claims as described on Schedule 6 of the Perfection Certificate attached as Annex 1-B hereto; provided that the Collateral shall in any event not include any Excluded Assets of the Additional Grantor.

3.       Counterparts. Section 7.05 of the Collateral Agreement is hereby incorporated herein, mutatis mutandis.

4.       Severability. Section 7.06 of the Collateral Agreement is hereby incorporated herein, mutatis mutandis.

5.       Governing Law. THIS ASSUMPTION AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

Annex 1-A
to Assumption Agreement

Supplement to Schedule 3.02

Annex 1-B
to Assumption Agreement

Perfection Certificate

[see attached]

Exhibit B
to Collateral Agreement

PERFECTION CERTIFICATE

[Attached]

Perfection Certificate

June 25, 2025

Reference is hereby made to (i) that certain Credit Agreement, dated as of June 25, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among Rapid7, Inc., a Delaware corporation (the “Rapid7”), Rapid7 LLC, a Delaware limited liability company (together with Rapid7, the “Borrowers”, and each individually, a “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent and (ii) that certain Collateral Agreement, dated as of June 25, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Collateral Agreement”), by and among the Loan Parties from time to time party thereto and JPMORGAN CHASE BANK, N.A., as the Collateral Agent.  Capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement or Collateral Agreement, as applicable.

As used herein, the term “Company” means each Borrower and each Subsidiary that is not an Excluded Subsidiary and is a signatory hereto.

As of the date hereof, the undersigned hereby certifies to the Administrative Agent, in its capacity as a Responsible Officer of the applicable Company and not in any personal capacity and without any personal liability, as follows:

1.       Names.  i) The exact legal name of each Company, as such name appears in its respective organization documents filed with the Secretary of State (or equivalent governmental authority) of such Company’s jurisdiction of organization is set forth in Schedule 1(a).  Each Company is the type of entity disclosed next to its name in Schedule 1(a).  Also set forth in Schedule 1(a) is the Federal Taxpayer Identification Number of each Company and the jurisdiction of organization of each Company.

(b)       Except as otherwise disclosed in Schedule 1(c) or Schedule 1(d), set forth in Schedule 1(b) is any other legal name that any Company used, together with the date of the relevant change, in the past five years.

(c)       Set forth in Schedule 1(c) is a list of the information required by Section 1(a) (excluding the Federal Taxpayer Identification Number) of this certificate for any other Person (i) to which any Company became the successor by merger, consolidation or acquisition or (ii) that has been liquidated into, or transferred all or substantially all of its assets to, any Company, at any time within the past five years.

(d)       Except as set forth in Schedule 1(d), or as otherwise disclosed in Schedule 1(c), no Company has changed its jurisdiction of organization or form of entity at any time during the past five years.

2.       Locations.  The chief executive office and mailing address of each Company is currently located at the address set forth for such Company in Schedule 2.

3.       Stock Ownership and Other Equity Interests.  Attached hereto as Schedule 3 is a true and correct list of all of the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interests owned by any Company constituting Pledged Stock, the

1

beneficial owners of such stock, partnership interests, membership interests or other equity interests and the percentage of the total issued and outstanding stock, partnership interests, membership interests or other equity interests of the relevant issuer represented thereby.

4.       Instruments and Tangible Chattel Paper.  Attached hereto as Schedule 4 is a true and correct list of all Instruments (other than checks to be deposited in the ordinary course of business) and Chattel Paper, in each case having a face amount exceeding $5,000,000, held by any Company as of the date hereof, including the names of the obligors, the amounts owing and the due dates.

5.       Intellectual Property.  ii) Attached hereto as Schedule 5(a) is a schedule setting forth all of each Company’s United States Patents and United States Trademarks registered with and published by (or applied for in) the United States Patent and Trademark Office (excluding, for the avoidance of doubt, any United States Patent or United States Trademark that has expired or been abandoned or that is an Excluded Asset), including the name of the registered owner and the registration or publication number (or, if applicable, the applicant and the application or serial number) of each such United States Patent and United States Trademark.

(b)       (1)  Attached hereto as Schedule 5(b)(i) is a schedule setting forth all of each Company’s Copyrights registered with (or applied for in) the United States Copyright Office (the “USCO”) (excluding, for the avoidance of doubt, any Copyright that has expired or been abandoned or that is an Excluded Asset), including the name of the registered owner and the registration number (or, if applicable, the applicant and the application number) of each such Copyright.

(ii)       Attached hereto as Schedule 5(b)(ii) is a schedule setting forth all exclusive licenses to registered United States Copyrights granted to each Company (other than Excluded Assets), including, but not limited to, the relevant signatories to each such license along with the date of execution thereof and the registration number of the licensed Copyright, as applicable.

6.       Commercial Tort Claims.  Attached hereto as Schedule 6 is a true and correct list of all Commercial Tort Claims asserting damages with an individual value of at least $5,000,000 (as reasonably determined by the Borrower), held by any Company, including a brief description thereof.

7.       Real Property.  Attached hereto as Schedule 7 is a true and complete list of (i) all real property owned by each Company (including fixtures) having a value of $10,000,000 or greater, (ii) the exact legal name of the record owner of such real property, and (iii) the county recorder’s office in which a mortgage and, if applicable, a fixture filing with respect to such real property must be filed or recorded and (iv) any other information relating thereto required by Schedule 7.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned has hereunto signed this Perfection Certificate as of the date first written of above.

RAPID7, INC.

By:	/s/ Tim Adams
Name: Tim Adams
Chief Financial Officer and Treasurer

RAPID7 LLC, by its sole member Rapid7, Inc.

By:	/s/ Tim Adams
Name: Tim Adams
Chief Financial Officer and Treasurer

[Signature Page to Perfection Certificate]

EXHIBIT B
TO THE CREDIT AGREEMENT

FORM OF
COMPLIANCE CERTIFICATE

[For the Fiscal Quarter ending _____]
[For the Fiscal Year ending _____]

Pursuant to Section 6.2(b) of the Credit Agreement, dated as of June 25, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined unless otherwise defined), among Rapid7, Inc., a Delaware corporation (the “Company”), Rapid7 LLC, a Delaware limited liability company (“Rapid7” and, together with the Company, the “Borrowers”, and each individually a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent, the undersigned, duly elected, qualified and acting Responsible Officer of the Company hereby certifies that:

As of the date hereof such Responsible Officer has obtained no knowledge of any Default or Event of Default except as follows: ____________________.

The financial statements referred to in Section 6.1 of the Credit Agreement which have been delivered concurrently with the delivery of this Compliance Certificate fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the date of such financial statements, and the consolidated results of their operations and their consolidated cash flows for the fiscal quarter then ended (subject to normal year-end audit adjustments in the case of quarterly financial statements). Such financial statements have been prepared in accordance with GAAP applied consistently throughout the period involved and with prior periods (except as approved by a Responsible Officer and disclosed therein).

Attached as Schedule 1 hereto are calculations in reasonable detail demonstrating (i) the Total Net Leverage Ratio of the Company and its Subsidiaries in effect as of the date hereof (including reasonable detail demonstrating compliance with the covenant set forth in Section 7.1 of the Credit Agreement) and (ii) the pricing level under the definition of “Applicable Margin” in the Credit Agreement as in effect as of the date hereof pursuant to such calculations.

Attached as Schedule 2 hereto is a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from the applicable consolidated financial statements.

IN WITNESS WHEREOF, I have hereto set my name in my capacity as an officer of the Company.

Dated:

By:
Name:
Title: [Responsible Officer of the Company]

SCHEDULE 1

[Total Net Leverage Ratio / Pricing Level]

SCHEDULE 2

[Summary of Pro Forma Adjustments/Consolidating Information]

EXHIBIT C
TO THE CREDIT AGREEMENT

FORM OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________
[and is a Lender Affiliate of [identify Lender]]

3.	Borrowers:	Rapid7, Inc. and Rapid7 LLC

4.	Agent:	JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement, dated as of June 25, 2025, among Rapid7, Inc., a Delaware corporation (the “Company”), Rapid7 LLC, a Delaware limited liability company (“Rapid7” and, together with the Company, the “Borrowers”, and each individually a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]
$	$	%
$	$	%
$	$	%

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

1  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Title:

Consented to and Accepted:1

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

Consented to:

NAME OF EACH SWINGLINE LENDER,

By:
Title:

NAME OF EACH ISSUING BANK,

By:
Title:

Consented to:2

RAPID7, INC.

By:
Title:

RAPID7 LLC

By:
Title:

[1]	To be added only if the consent of the Administrative Agent is required pursuant to Section 10.6(c) of the Credit Agreement.

[2]	To be added only if the consent of the Borrowers is required pursuant to Section 10.6(c) of the Credit Agreement. The Borrowers shall be deemed to have consented to the assignment contemplated hereby if it does not object by written notice to the Administrative Agent within ten Business Days after receipt of written notice thereof.

ANNEX 1
to Assignment and Assumption

The Credit Agreement, dated as of June 25, 2025, among Rapid7, Inc., Rapid7 LLC, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of its respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. Section 10.8 of the Credit Agreement is incorporated herein by reference, mutatis mutandis. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D-1
TO THE CREDIT AGREEMENT

FORM OF
U.S. TAX EXEMPTION CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 25, 2025 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among Rapid7, Inc., a Delaware corporation (the “Company”), Rapid7 LLC, a Delaware limited liability company (“Rapid7” and, together with the Company, the “Borrowers”, and each individually a “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Administrative Agent and the Borrowers in writing and deliver promptly to the Administrative Agent and the Borrowers an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Administrative Agent or the Borrowers) or promptly notify the Administrative Agent and the Borrowers in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Administrative Agent and the Borrowers with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT D-2
TO THE CREDIT AGREEMENT

FORM OF
U.S. TAX EXEMPTION CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 25, 2025 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among Rapid7, Inc., a Delaware corporation (the “Company”), Rapid7 LLC, a Delaware limited liability company (“Rapid7” and, together with the Company, the “Borrowers”, and each individually a “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT D-3
TO THE CREDIT AGREEMENT

FORM OF
U.S. TAX EXEMPTION CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 25, 2025 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among Rapid7, Inc., a Delaware corporation (the “Company”), Rapid7 LLC, a Delaware limited liability company (“Rapid7” and, together with the Company, the “Borrowers”, and each individually a “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members claiming the portfolio interest exemption on its own behalf is a “10-percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members claiming the portfolio interest exemption on its own behalf is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT D-4
TO THE CREDIT AGREEMENT

FORM OF
U.S. TAX EXEMPTION CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 25, 2025 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among Rapid7, Inc., a Delaware corporation (the “Company”), Rapid7 LLC, a Delaware limited liability company (“Rapid7” and, together with the Company, the “Borrowers”, and each individually a “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members claiming the portfolio interest exemption on its own behalf is a “10-percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members claiming the portfolio interest exemption on its own behalf is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Administrative Agent and the Borrowers in writing and deliver promptly to the Administrative Agent and the Borrowers an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Administrative Agent or the Borrowers) or promptly notify the Administrative Agent and the Borrowers in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Administrative Agent and the Borrowers with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT E
TO THE CREDIT AGREEMENT

FORM OF
SOLVENCY CERTIFICATE

Date:______

Reference is hereby made to the Credit Agreement, dated as of June 25, 2025 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among Rapid7, Inc., a Delaware corporation (the “Company”), Rapid7 LLC, a Delaware limited liability company (“Rapid7” and, together with the Company, the “Borrowers”, and each individually a “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

To the Administrative Agent and each of the Lenders party to the Credit Agreement: I, the undersigned, a Responsible Officer of the Company, in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.    This certificate is furnished to the Administrative Agent and the Lenders, pursuant to Section __ of the Credit Agreement.

2.    For purposes of this certificate, the terms below shall have the following definitions:

(a)    “Fair Value”: The amount at which the assets (both tangible and intangible), in their entirety, of the Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)    “Present Fair Salable Value”: The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Company and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)    “Stated Liabilities”: The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), determined in accordance with GAAP consistently applied.

(d)    “Identified Contingent Liabilities”: The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities (other than such contingent liabilities included with the term “Stated Liabilities”) of the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Company.

(e)    “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”: For the period from the date hereof through the Latest Maturity Date, the Company and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of Identified Contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Credit Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

(f)    “Do not have Unreasonably Small Capital”: For the period from the date hereof through the Latest Maturity Date, the Company and its Subsidiaries taken as a whole after consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) operate as a going concern and have sufficient capital to ensure that it will continue to be a going concern for such period in the business conducted or anticipated to be conducted by the Credit Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

3.    For purposes of this certificate, I, or officers of the Company under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)    I have reviewed the financial statements (including the pro forma financial statements) referred to in Section __ of the Credit Agreement.

(b)    I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)    As a senior authorized financial officer of the Company, I am familiar with the financial condition of the Company and its Subsidiaries.

4.    Based on and subject to the foregoing, I hereby certify on behalf of the Company that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), it is my opinion that (i) the Fair Value of the assets of the Company and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (ii) the Present Fair Salable Value of the assets of the Company and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (iii) the Company and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Company and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

IN WITNESS WHEREOF, the Company has caused this certificate to be executed on its behalf by a Responsible Officer of the Company as of the date first written above.

[ ]

By:
Name:
Title:

EXHIBIT F
TO THE CREDIT AGREEMENT

FORM OF FIRST LIEN INTERCREDITOR AGREEMENT

EXHIBIT F

[FORM OF]

EQUAL PRIORITY LIEN INTERCREDITOR AGREEMENT

among

RAPID7, INC.
and
RAPID7 LLC
as Borrowers,

the other GRANTORS party hereto,

JPMORGAN CHASE BANK, N.A.,
as Credit Agreement Collateral Agent,

[       ],
as Initial Additional Equal Priority Collateral Agent,

and

each ADDITIONAL COLLATERAL AGENT from time to time party hereto dated as of [ ]

EQUAL PRIORITY LIEN INTERCREDITOR AGREEMENT dated as of [_] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among  RAPID7 INC. (the “Company”) and RAPID7, LLC (together with the Company, the “Borrowers” and each individually, a “Borrower”), the other Grantors (as defined below) party hereto, JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent for the Credit Agreement Secured Parties (in such capacity, the “Credit Agreement Collateral Agent”) [    ], (in such capacity, the “Initial Additional First Lien Collateral Agent”) and  [each Additional Collateral Agent (as defined below) from time to time party hereto as collateral agent for any Equal Priority Obligations (as defined below) of any other Class (as defined below)].

In consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Equal Priority Collateral Agent (for itself and on behalf of the Initial Additional Equal Priority Secured Parties) and each Additional Agent (for itself and on behalf of the Additional Equal Priority Secured Parties of the applicable Class) agree as follows:

Article I
Definitions

Section 1.01    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below or, if defined in the New York UCC, the meanings specified therein:

“Additional Collateral Agent” has the meaning assigned to such term in Article IX.

“Additional Equal Priority Obligations” means all obligations of the Borrowers and the other Grantors that shall have been designated as such pursuant to Article IX, together with any Refinancing thereof; provided, that the holders of any such Refinancing debt (or the applicable Collateral Agent on their behalf) shall, to the extent not already party hereto in such capacity, bind themselves in writing to the terms of this Agreement.

“Additional Equal Priority Obligations Documents” means the notes, the indentures, security documents or any other agreements or instruments under which Additional Equal Priority Obligations of any Class are issued or incurred and all other instruments, agreements and other documents evidencing or governing Additional Equal Priority Obligations of such Class or providing any guarantee, Lien or other right in respect thereof.

“Additional Secured Parties” means the holders of any Additional Equal Priority Obligations and any Additional Collateral Agent named as authorized representative for such Class in the Collateral Agent Joinder Agreement.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Amend” means, in respect of any agreement, to amend, restate, supplement, waive or otherwise modify such agreement, in whole or in part. The terms “Amended” and “Amendment” shall have correlative meanings.

“Authorized Officer” means, with respect to any Person, the chief executive officer, the chief financial officer, principal accounting officer, the president, any vice president, treasurer, general counsel, secretary or another officer of such Person.

“Bankruptcy Case” has the meaning assigned to such term in Section 5.01(b).

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors and affecting the rights of creditors generally.

“Borrowers” has the meaning assigned to such term in the preamble hereto.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City.

“Class” means (a) with respect to the Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional Equal Priority Secured Parties (in their capacities as such) and (iii) the Additional Secured Parties that become subject to this Agreement that are represented by a common representative (in its capacity as such for such Additional Secured Parties), (b) with respect to any Equal Priority Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional Equal Priority Obligations and (iii) the Additional Equal Priority Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under this Agreement by a common representative (in its capacity as such for such Additional Equal Priority Obligations), (c) with respect to any Collateral Agent, each of (i) the Credit Agreement Collateral Agent, (ii) the Initial Additional Equal Priority Collateral Agent and (iii) the Additional Collateral Agent with respect to the Additional Equal Priority Obligations represented under this Agreement by a common representative (in its capacity as such for such Additional Equal Priority Obligations) and (d) with respect to any Secured Credit Documents, (i) the Credit Agreement Documents, (ii) the Initial Additional Equal Priority Documents and (iii) the Additional Equal Priority Obligations Documents with respect to Additional Equal Priority Obligations of any Class represented under this Agreement by a common representative (in its capacity as such for such Additional Equal Priority Obligations).

“Collateral” means all assets of the Borrowers or any of the other Grantors now or hereafter subject to a Lien securing any Equal Priority Obligation.

“Collateral Agent Joinder Agreement” means a supplement to this Agreement substantially in the form of Exhibit I.

“Collateral Agents” means the Credit Agreement Collateral Agent, the Initial Additional Equal Priority Collateral Agent and each Additional Collateral Agent.

“Company” has the meaning assigned to such term in the preamble hereto.

“Control” has the meaning assigned thereto in the definition of “Affiliate”.

“Controlling Collateral Agent” means, with respect to any Shared Collateral, (a) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Collateral Agent Enforcement Date, the Credit Agreement Collateral Agent and (b) thereafter, the Major Non-Controlling Collateral Agent as of the occurrence of the earlier event described in clause (a) of this definition.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Class of Equal Priority Obligations whose Collateral Agent is the Controlling Collateral Agent for such Shared Collateral.

“Credit Agreement” means the Credit Agreement dated as of [June 25], 2025, by and among the Borrowers, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swing line lender and an L/C issuer, and one or more other financing arrangements (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement, indenture, credit facility, commercial paper facility or new agreement extending the maturity of, refinancing, replacing, consolidating or otherwise restructuring all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder (provided that such Indebtedness is permitted to be incurred under the Secured Credit Documents);

provided (a) that the collateral agent for any such other financing arrangement or agreement becomes a party hereto by executing and delivering a Collateral Agent Joinder Agreement and (b) in the case of any refinancing or replacement, the Borrowers designate such financing arrangement or agreement as the “Credit Agreement” (and not an Additional Equal Priority Obligation) hereunder.

“Credit Agreement Administrative Agent” has the meaning assigned to the term “Administrative Agent” in the Credit Agreement and shall include any successor administrative agent.

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Credit Agreement Documents” has the meaning assigned to the term “Loan Documents” in the Credit Agreement.

“Credit Agreement Obligations” has the meaning assigned to the term “Obligations” in the Credit Agreement, together with any Refinancing thereof.

“Credit Agreement Secured Parties” has the meaning assigned to the term “Secured Parties” in the Credit Agreement.

“Credit Agreement Security Agreement” has the meaning assigned to the term “Security Agreement” in the Credit Agreement.

“DIP Financing” has the meaning assigned to such term in Section 5.01(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 5.01(b).

“DIP Lenders” has the meaning assigned to such term in Section 5.01(b).

“Discharge” means, with respect to any Shared Collateral and any Class of Equal Priority Obligations, the date on which such Class of Equal Priority Obligations is no longer secured by such Shared Collateral, or required to be secured by the Shared Collateral pursuant to the terms of the documentation governing such Equal Priority Obligations. The term “Discharged” shall have a corresponding meaning.

“Equal Priority Obligations” means (a) all the Credit Agreement Obligations, (b) all the Initial Equal Priority Obligations and (c) all the Additional Equal Priority Obligations.

“Event of Default” means an “Event of Default” (or similar event, however denominated) as defined in any Secured Credit Document.

“Grantor Joinder Agreement” means a supplement to this Agreement substantially in the form of Exhibit II.

“Grantors” means the Borrowers, the other Guarantors, and each of their respective Subsidiaries or direct or indirect parent company of the Company which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are listed on the signature pages hereto as Grantors (including any Subsidiary which becomes a party to this Agreement as contemplated by Section 10.12).

“Impairment” has the meaning assigned to such term in Section 2.02.

“Indebtedness” has the meaning assigned to such term in the Credit Agreement or in the Initial Additional Equal Priority Agreement, as applicable.

“Initial Additional Equal Priority Agreement” means that certain [Indenture][Credit Agreement][Other Agreement], dated as of [              ], among the Borrower[s], [the Guarantors identified therein,] and [          ], as [trustee][administrative agent], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, together with any Refinancing thereof; provided, (a) the obligations in respect of any such Refinancing are secured by Liens on the Shared Collateral that rank pari passu to the Liens securing the First Lien Obligations and (b) that the holders of any such Refinancing debt (or their agent on their behalf) shall bind themselves in writing to the terms of this Agreement.

“Initial Additional Equal Priority Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Initial Additional Equal Priority Documents” means the Initial Additional Equal Priority Agreement and the other related facility [“Documents”] as defined in the Initial Additional Equal Priority Agreement.

“Initial Additional Equal Priority Obligations” means the [“Obligations”] as such term is defined in the Initial Additional Equal Priority Security Agreement.

“Initial Additional Equal Priority Secured Parties” means the Initial Additional Equal Priority Collateral Agent and the holders of the Initial Additional Equal Priority Obligations.

“Initial Additional Equal Priority Security Agreement” means the [security][collateral] agreement, dated as of the date hereof, among the Borrower[s], the Initial Additional Equal Priority Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(a)    any case or proceeding commenced by or against any Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, receivership, recapitalization or adjustment or marshalling of the assets or liabilities of any Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to any Borrower or any other Grantor or its assets or any similar case or proceeding relative to any Borrower or any other Grantor or its creditors or its assets, as such, in each case whether or not voluntary;

(b)    any liquidation, dissolution, marshalling of assets or liabilities, assignment for the benefit of creditors or other winding up of or relating to any Borrower or any other Grantor or its assets, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency and whether or not in a court supervised proceeding; or

(c)    any other proceeding of any type or nature in which substantially all claims of creditors of any Borrower or any other Grantor are determined, and any payment or distribution is or may be made on account of such claims.

“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Financing Lease (as defined in the Credit Agreement) having substantially the same economic effect as any of the foregoing).

“Major Non-Controlling Collateral Agent” means, with respect to any Shared Collateral, the Collateral Agent of the Class of Equal Priority Obligations (other than the Credit Agreement Obligations) that constitutes the largest outstanding principal amount of any then outstanding Class of Equal Priority Obligations (other than the Credit Agreement Obligations) with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Collateral Agent” means, at any time with respect to any Shared Collateral, any Collateral Agent that is not the Controlling Collateral Agent at such time with respect to such Shared Collateral.

“Non-Controlling Collateral Agent Enforcement Date” means, with respect to any Non-Controlling Collateral Agent, the date which is 120 days (throughout which 120 day period such Non-Controlling Collateral Agent was the Major Non-Controlling Collateral Agent) after the occurrence of both (a) an Event of Default (under and as defined in the Secured Credit Documents under which such Non-Controlling Collateral Agent is the Collateral Agent), but only for so long as such Event of Default is continuing and (b) the Controlling Collateral Agent’s and each other Collateral Agent’s receipt of written notice from such Non-Controlling Collateral Agent certifying that (x) such Non-Controlling Collateral Agent is the Major Non-Controlling Collateral Agent and that an Event of Default (under and as defined in the Secured Credit Documents under which such Non-Controlling Collateral Agent is the Collateral Agent) has occurred and is continuing and (y) the Equal Priority Obligations of the Class with respect to which such Non-Controlling Collateral Agent is the Collateral Agent are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the Secured Credit Documents for that Class; provided that the Non- Controlling Collateral Agent Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Controlling Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or any portion thereof or (2) at any time the Grantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, at any time with respect to any Shared Collateral, the Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Possessory Collateral” means any Shared Collateral in the possession or control of a Collateral Agent (or its agents or bailees), to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction or to the extent such Shared Collateral was delivered to such Collateral Agent pursuant to any Security Document. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession or control of any Collateral Agent under the terms of the Security Documents.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.

“Proceeds” has the meaning assigned to such term in Section 2.01(b).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, purchase, defease, retire, restructure, amend, increase, modify, supplement or replace, or to issue other Indebtedness or enter alternative financing arrangements in exchange or replacement for, such Indebtedness, in whole or in part, including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Secured Credit Documents” means, with respect to the Collateral Agent or Secured Parties of any Class, the Secured Credit Documents of such Class.

“Related Secured Parties” means, with respect to the Collateral Agent of any Class, the Secured Parties of such Class.

“Secured Credit Documents” means, collectively, (a) the Credit Agreement Documents (b) the Initial Additional Equal Priority Documents and (c) any Additional Equal Priority Obligations Documents.

“Secured Parties” means (a) the Credit Agreement Secured Parties, (b) the Initial Additional Equal Priority Secured Parties and (c) any Additional Secured Parties.

“Security Documents” means (a) the Credit Agreement Security Agreement and the other “Collateral Documents” (as defined in the Credit Agreement), (b) the Initial Additional Equal Priority Security Agreement and the other [Security Documents] (as defined in the Initial Additional Equal Priority Agreement) and (c) any other agreement entered into in favor of the Collateral Agent of any other Class for the purpose of securing the Equal Priority Obligations of such Class.

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Classes of Equal Priority Obligations (or their respective Collateral Agent on behalf of such holders) hold or are required to hold pursuant to the Security Documents in respect of such Class, a valid and perfected security interest or Lien at such time. If more than two Classes of Equal Priority Obligations are outstanding at any time and the holders of less than all Classes of Equal Priority Obligations hold, or purport to hold or are required to hold pursuant to the applicable Security Documents, a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Classes of Equal Priority Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Class which does not have a valid and perfected security interest in such Collateral at such time.

“Subsidiary” of a Person means a corporation, partnership, limited partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or (ii) the management of which is otherwise Controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers.  For the avoidance of doubt, unless otherwise specified, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on any of the Borrowers’ or any Restricted Subsidiary’s financial statements.

Section 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles, and Sections of, and Exhibits to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03    Concerning the Credit Agreement Collateral Agent, the Initial Additional Equal Priority Collateral Agent and Each Additional Collateral Agent.

(a)    Each acknowledgement, agreement, consent and waiver (whether express or implied) in this Agreement made by the Credit Agreement Collateral Agent, whether on behalf of itself or any of its Related Secured Parties, is made in reliance on the authority granted to the Credit Agreement Collateral Agent pursuant to the authorization thereof under the Credit Agreement. It is understood and agreed that the Credit Agreement Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into whether any of its Related Secured Parties is in compliance with the terms of this Agreement, and no party hereto or any other Secured Party shall have any right of action whatsoever against the Credit Agreement Collateral Agent for any failure of any of its

Related Secured Parties to comply with the terms hereof or for any of its Related Secured Parties taking any action contrary to the terms hereof.

(b)    Each acknowledgement, agreement, consent and waiver (whether express or implied) in this Agreement made by the Initial Additional Equal Priority Collateral Agent, whether on behalf of itself or any of its Related Secured Parties, is made in reliance on the authority granted to the Initial Additional Equal Priority Collateral Agent pursuant to the authorization thereof under the Initial Additional Equal Priority Agreement. It is understood and agreed that the Initial Additional Equal Priority Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into whether any of its Related Secured Parties is in compliance with the terms of this Agreement, and no party hereto or any other Secured Party shall have any right of action whatsoever against the Initial Additional Equal Priority Collateral Agent for any failure of any of its Related Secured Parties to comply with the terms hereof or for any of its Related Secured Parties taking any action contrary to the terms hereof.

(c)    Each acknowledgement, agreement, consent and waiver (whether express or implied) in this Agreement made by any Additional Collateral Agent, whether on behalf of itself or any of its Related Secured Parties, is made in reliance on the authority granted to such Additional Collateral Agent pursuant to the authorization thereof under the Additional Equal Priority Obligations Documents relating to such Class of Equal Priority Obligations. It is understood and agreed that no Additional Collateral Agent shall be responsible for or have any duty to ascertain or inquire into whether any of its Related Secured Parties is in compliance with the terms of this Agreement, and no party hereto or any other Secured Party shall have any right of action whatsoever against the Additional Collateral Agent for any failure of any of its Related Secured Parties to comply with the terms hereof or for any of its Related Secured Parties taking any action contrary to the terms hereof.

Article II
Lien Priorities; Proceeds

Section 2.01    Relative Priorities.

(a)    Notwithstanding the date, time, method, manner or order of grant, attachment, perfection or registration of any Lien on any Shared Collateral securing any Equal Priority Obligation or the date, time, method or order in which the Equal Priority Obligations arise and regardless of any intermediate discharge of the Equal Priority Obligation in whole or in part, and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any other applicable law or any Secured Credit Document, or any other circumstance whatsoever (but, in each case, subject to Section 2.01(b) and Section 2.02), each Collateral Agent, for itself and on behalf of its Related Secured Parties, agrees that Liens on any Shared Collateral securing Equal Priority Obligations of any Class shall be of equal priority.

(b)    Each Collateral Agent, for itself and on behalf of its Related Secured Parties, agrees that, notwithstanding (x) any provision of any Secured Credit Document to the contrary (but subject to Section 2.02), (y) the date, time, method, manner or order of grant, attachment, perfection or registration of any Lien on any Shared Collateral securing any Equal Priority Obligation or (z) the date, time, method or order in which the Equal Priority Obligations arise and regardless of any intermediate discharge of the Equal Priority Obligation in whole or in part, and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any other applicable law or any Secured Credit Document, or any other circumstance whatsoever (but, in each case, subject to Section 2.02), if an Event of Default has occurred and is continuing and (i) such Collateral Agent or any of its Related Secured Parties takes any action to enforce rights or exercise remedies in respect of any Shared Collateral (including any such action referred to in Section 3.01(a)), (ii) any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of any Borrower or any other Grantor (including any adequate protection payments) or (iii) such Collateral Agent or any of its Related Secured Parties receives any payment with respect to any Shared Collateral pursuant to any intercreditor agreement (other than this Agreement), then the proceeds or distributions of any sale, collection or other liquidation of any Shared Collateral obtained by such Collateral Agent or any of its Related Secured Parties on account of such enforcement of rights or exercise of remedies, and proceeds of any such distributions or payments (subject, in the case of any such distribution, payments, or proceeds, to Section 2.02) to which the holders of Equal Priority Obligations are entitled under such other intercreditor agreement (all such proceeds, distributions and payments being collectively referred to as “Proceeds”), shall be applied as follows:

(i)    FIRST, to the payment of all amounts owing to and all costs and expenses incurred by any Collateral Agent, the Credit Agreement Administrative Agent and the Initial Additional Equal Priority Collateral Agent (in their capacities as such), pursuant to the terms of any Secured Credit Document or in connection with any enforcement of rights or exercise of remedies pursuant thereto, including all court costs and the reasonable and documented fees and expenses of agents and legal counsel and, in each case, including all reasonable and documented costs and expenses incurred in enforcing its rights to obtain such payment;

(ii)    SECOND, subject to Section 2.02, to the payment in full of all Equal Priority Obligations of each Class secured by a Lien on such Shared Collateral at the time due and payable (the amounts so applied to be distributed, as among such Classes of Equal Priority Obligations, ratably in accordance with the amounts of the Equal Priority Obligations of each such Class on the date of such application); provided that following the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor, solely as among the holders of Equal Priority Obligations and solely for purposes of this clause SECOND and not any other documents governing Equal Priority Obligations, in the event the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the Equal Priority Obligations to be allowed under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, the amount of Equal Priority Obligations of each Class of Equal Priority Obligations shall include only the maximum amount of Post-Petition Interest on the Equal Priority Obligations allowable under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding; and

(iii)    THIRD, after payment in full of all the Equal Priority Obligations, to the Borrowers and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same.

(c)    For the avoidance of doubt, any amounts to be distributed pursuant to this Section 2.01 shall be distributed by the Controlling Collateral Agent to each Non-Controlling Collateral Agent for further distribution to its Related Secured Parties.

(d)    It is acknowledged that the Equal Priority Obligations of any Class may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(b) or the provisions of this Agreement defining the relative rights of the Secured Parties of any Class.

Section 2.02    Impairments. It is the intention of the Secured Parties of each Class that the holders of Equal Priority Obligations of such Class (and not the Secured Parties of any other Class of Equal Priority Obligations) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Equal Priority Obligations of such Class are unenforceable under applicable law or are subordinated to any other obligations (other than another Class of Equal Priority Obligations), (y) any of the Equal Priority Obligations of such Class do not have an enforceable security interest or Lien in any of the Collateral securing any other Class of Equal Priority Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Class of Equal Priority Obligations) on a basis ranking prior to the security interest of such Class of Equal Priority Obligations but junior to the security interest of any other Class of Equal Priority Obligations or (ii) the existence of any Collateral for any other Class of Equal Priority Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Class of Equal Priority Obligations, an “Impairment” of such Class). In the event of any Impairment with respect to any Class of Equal Priority Obligations, the results of such Impairment shall be borne solely by the holders of such Class of Equal Priority Obligations, and the rights of the holders of such Class of Equal Priority Obligations (including, without limitation, the right to receive distributions in respect of such Class of Equal Priority Obligations permitted by this Agreement)

set forth in this Agreement shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Class of such Equal Priority Obligations subject to such Impairment.

Section 2.03    Payment Over. Each Collateral Agent, on behalf of itself and its Related Secured Parties, agrees that if such Collateral Agent or any of its Related Secured Parties shall at any time obtain possession of any Shared Collateral or receive or realize any Proceeds or payment in respect thereof pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement) at any time prior to the Discharge of each of the Equal Priority Obligations (other than as a result of any application of Proceeds pursuant to Section 2.01(b)), then it shall hold such Shared Collateral or Proceeds in trust for the other Secured Parties and promptly transfer such Shared Collateral or Proceeds, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01(b) hereof.

Section 2.04    Determinations with Respect to Amounts of Obligations and Liens. Whenever the Collateral Agent of any Class shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Equal Priority Obligations of any other Class, or the Shared Collateral subject to any Lien securing the Equal Priority Obligations of any other Class (and whether such Lien constitutes a valid and perfected Lien), it may request that such information be furnished to it in writing by the Collateral Agent of such other Class and shall be entitled to make such determination on the basis of the information so furnished; provided that if, notwithstanding the request of the Collateral Agent of such Class, the Collateral Agent of such other Class shall fail or refuse reasonably promptly to provide the requested information, the Collateral Agent of such Class shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of an Authorized Officer of the Company. Each Collateral Agent may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Secured Party or any other Person as a result of such determination or any action taken or not taken pursuant thereto.

Section 2.05    Exculpatory Provisions. Without limitation of Article VI, none of the Collateral Agents or any Secured Parties shall be liable for any action taken or omitted to be taken by any Collateral Agent or Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement.

Article III
Rights and Remedies; Matters Relating to Shared Collateral

Section 3.01    Exercise of Rights and Remedies.

(a)    Only the Controlling Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any junior Liens on Shared Collateral). No Non-Controlling Collateral Agent and no Non-Controlling Secured Party shall, or shall instruct the Controlling Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power as a secured creditor with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to junior Liens on any Shared Collateral), whether under any Secured Credit Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent, acting in accordance with the applicable Secured Credit Documents and this Agreement, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at any time. Without limitation of the foregoing, (A) in any Insolvency or Liquidation Proceeding commenced by or against any Borrower or any other Grantor, each Collateral Agent or any of its Related Secured Parties may file a proof of claim or statement of interest with respect to the applicable obligations thereto, (B) in any Insolvency or Liquidation Proceeding commenced by or against any Borrower or any other Grantor, each Collateral Agent or its Related Secured Parties may file any necessary or appropriate responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of such Collateral Agent or Related Secured Party, (C) except as otherwise set forth in this Agreement, each Collateral Agent or its Related Secured Parties may file any pleadings, objections, motions, or agreements which assert rights available to unsecured creditors of any Borrower or any other Grantor arising under any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, and (D) each Collateral Agent and its Related Secured Party may vote on any plan of reorganization in any Insolvency or Liquidation Proceeding of any Borrower or any other Grantor, in each case (A) through (D) above to the extent such action is not inconsistent with, or could not result in a resolution inconsistent with, the terms of this Agreement.

(b)    None of the Secured Parties may institute in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against the Controlling Collateral Agent or any other Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral. In addition, none of the Secured Parties may seek to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral.

(c)    Notwithstanding the equal priority of the Liens securing each Class of Equal Priority Obligations with respect to the Shared Collateral, the Controlling Collateral Agent may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Non- Controlling Collateral Agent or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent or any Controlling Secured Party or any other exercise by the Controlling Collateral Agent or any Controlling Secured Party of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any Secured Party or any Collateral Agent with respect to any Collateral not constituting Shared Collateral or impair any rights available to them as unsecured creditors.

Section 3.02    Prohibition on Contesting Liens. Each Collateral Agent agrees, on behalf of itself and its Related Secured Parties, that neither such Collateral Agent nor any of its Related Secured Parties will, and each hereby waives any right to, contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any other Collateral Agent or any of its Related Secured Parties in all or any part of the Shared Collateral; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any of its Related Secured Parties to enforce this Agreement.

Section 3.03    Prohibition on Challenging this Agreement. Each Collateral Agent agrees, on behalf of itself and its Related Secured Parties, that neither such Collateral Agent nor any of its Related Secured Parties will attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any of its Related Secured Parties to enforce this Agreement.

Section 3.04    Release of Liens. The parties hereto agree and acknowledge that the release of Liens on any Shared Collateral securing Equal Priority Obligations of any Class, whether in connection with a sale, transfer or other disposition of such Shared Collateral or otherwise, shall be governed by and subject to the Secured Credit Documents of such Class, and that nothing in this Agreement shall be deemed to amend or affect the terms of the Secured Credit Documents of such Class with respect thereto; provided that if, at any time any Shared Collateral is sold or otherwise disposed of, in each case, in connection with any foreclosure upon or other exercise of remedies against Shared Collateral by the Controlling Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Class of Secured Parties upon such Shared Collateral will automatically be released and discharged upon final conclusion of foreclosure proceeding as and when, but only to the extent, such Liens on the Shared Collateral of the Controlling Collateral Agent are released and discharged in full; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01(b) hereof. Each Collateral Agent agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by any other Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section 3.04.

Article IV
Collateral

Section 4.01    Bailment for Perfection of Security Interests.

(a)    The Possessory Collateral shall be delivered to the Controlling Collateral Agent and by accepting such Possessory Collateral such Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Security Documents, in each case, subject to the terms and conditions of this Section 4.01.

(b)    The Controlling Collateral Agent shall, upon the Discharge of the Equal Priority Obligations with respect to which such Collateral Agent is the Collateral Agent, transfer the possession and control of the Possessory Collateral, together with any necessary endorsements but without recourse or warranty, to the successor Controlling Collateral Agent. In connection with any transfer under the foregoing sentence by any Collateral Agent, such transferor Collateral Agent agrees to take all actions in its power as shall be necessary or reasonably requested by the transferee Collateral Agent to permit the transferee Collateral Agent to obtain, for the benefit of its Related Secured Parties, a perfected first priority security interest in the applicable Possessory Collateral. The Borrowers shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer, except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct or gross negligence (as determined by a final non- appealable order of a court of competent jurisdiction).

(c)    Each Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Security Documents, in each case, subject to the terms and conditions of this Section 4.01.

(d)    The duties or responsibilities of each Collateral Agent under this Section 4.01 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other Secured Party for purposes of perfecting the Lien held by such Secured Parties thereon.

Article V
Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings

Section 5.01    Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings.

(a)    This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding against any Borrower or any other Grantor, and the parties hereto acknowledge that this Agreement is intended to be and shall be enforceable as a “subordination” agreement under Bankruptcy Code Section 510(a) or any equivalent provision of any other Bankruptcy Law. All references herein to any Grantor shall apply to any trustee for such Person and such Person as a debtor-in-possession.

(b)    If any Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code or other applicable Bankruptcy Law and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law and/or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each Secured Party (other than any Controlling Secured Party or any of its Related Secured Parties) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing

Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent shall then oppose or object to such DIP Financing and/or such DIP Financing Liens and/or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Equal Priority Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein); provided, in each case, that (A) the Secured Parties of each Class retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Secured Parties (other than any Liens of the Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Secured Parties of each Class are granted Liens on any additional collateral pledged to any Secured Parties as adequate protection or otherwise in connection with such DIP Financing and/or use of cash collateral, with the same priority vis-à-vis the Secured Parties as set forth in this Agreement (other than any Liens of the Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing and/or cash collateral is applied to repay any of the Equal Priority Obligations, such amount is applied pursuant to Section 2.01, and (D) if any Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing and/or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided, further, that this Agreement shall not limit the right of the Secured Parties of each Class to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Secured Parties of such Class or the Collateral Agent with respect thereto that does not constitute Shared Collateral; and provided, further, however, that the Secured Parties receiving adequate protection shall not object to any other Secured Party receiving adequate protection comparable to any adequate protection granted to such Secured Parties in connection with a DIP Financing and/or use of cash collateral permitted by this paragraph.

(c)    For the avoidance of doubt, nothing in this Section 5.01 shall prevent a Secured Party from acting as a provider of DIP Financing to the Grantor(s) in an Insolvency or Liquidation Proceeding. If a Secured Party is also a DIP Lender, it shall be entitled to seek DIP Financing Liens in such capacity to secure such DIP Financing in accordance with the Bankruptcy Code.

Article VI
The Controlling Collateral Agent

Section 6.01    The Controlling Collateral Agent

(a)    Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01(b) hereof.

(b)    In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the applicable Security Document pursuant to which such Controlling Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Equal Priority Obligations held by such Non- Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent or any other Controlling Secured Party shall have any duty or obligation first to marshal or realize upon any type of Collateral (or any other property that constitutes Collateral securing any of the Equal Priority Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Equal Priority Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Except with respect to any actions expressly prohibited or required to be taken by this Agreement, each of the Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or any other Secured Party of any other Class arising out of (i) any actions which any Collateral Agent or Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Equal Priority Obligations from any account debtor, guarantor or any other party) in accordance with the Security Documents or any other agreement related thereto or to the collection of the Equal Priority Obligations or the valuation, use, protection or release of any security for the Equal Priority Obligations, (ii) any election by any Collateral Agent or any holders of Equal Priority Obligations, in any Insolvency or Liquidation Proceeding of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or (iii) subject to Section 5.01, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Borrowers or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any Equal Priority Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Collateral Agent representing holders of Equal Priority Obligations for whom such Collateral constitutes Shared Collateral.

(c)    The Controlling Collateral Agent shall not have any duties or obligations to any Non-Controlling Secured Party except those expressly set forth herein. Without limiting the generality of the foregoing, the Controlling Collateral Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the applicable Secured Credit Documents; provided that the Controlling Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Controlling Collateral Agent to liability or that is contrary to this Agreement, any applicable Secured Credit Document or applicable law;

(iii)    shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Controlling Collateral Agent or any of its Affiliates in any capacity;

(iv)     shall not, except as expressly set forth herein, be liable for any action taken or not taken by it (1) in the absence of its own gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction) or (2) in reliance on a certificate of an Authorized Officer of the Company stating that such action is permitted by the terms of this Agreement. The Controlling Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Class of Equal Priority Obligations unless and until written notice describing such Event of Default and referencing the applicable Secured Credit Documents is received by the Controlling Collateral Agent from the Borrowers;

(v)    shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other Secured Credit Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (5) the value or the sufficiency of any Collateral for any Class of Equal Priority Obligations, or (6) the satisfaction of any condition set forth in any Secured Credit

Document, other than to confirm receipt of items expressly required to be delivered to the Controlling Collateral Agent; and

(vi)     need not segregate money held hereunder from other funds except to the extent required by law and shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.

Section 6.02    Rights as a Secured Party. The Person serving as the Controlling Collateral Agent hereunder shall have the same rights and powers in its capacity as a Secured Party under any Class of Equal Priority Obligations that it holds as any other Secured Party of such Class and may exercise the same as though it were not the Controlling Collateral Agent and the term“ Secured Party” or (as applicable) “Credit Agreement Secured Party,” “Initial Additional Equal Priority Secured Party,” or “Additional Equal Priority Secured Party” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Controlling Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Grantors or any Subsidiary or other Affiliate thereof as if such Person were not the Controlling Collateral Agent hereunder and without any duty to account therefor to any other Secured Party.

Article VII
Other Agreements

Section 7.01    Concerning Secured Credit Documents and Collateral.

(a)    The Secured Credit Documents of any Class may be Amended, in whole or in part, in accordance with their terms, in each case without notice to or the consent of the Collateral Agent or any Secured Parties of any other Class; provided that nothing in this paragraph shall affect any limitation on any such Amendment that is set forth in the Secured Credit Documents of any such other Class.

(b)    The Grantors agree that they shall not grant to any Person any Lien on any Shared Collateral securing Equal Priority Obligations of any Class other than through the Collateral Agent of such Class (it being understood that the foregoing shall not be deemed to prohibit grants of set-off rights to Secured Parties of any Class). For the avoidance of doubt, nothing in this Section 7.01(b) shall limit the Grantors’ ability to grant Liens not prohibited under the Secured Credit Documents.

Section 7.02    Refinancings. The Equal Priority Obligations of any Class may be increased or Refinanced (including, for the avoidance of doubt, any additional Indebtedness incurred to pay premiums (including tender premiums), defeasance costs, and accrued interest, fees and expenses (including reasonable attorneys’ fees and expenses) in connection with such Refinancing), in whole or in part, in each case, without notice to, or the consent of the Collateral Agent or any Secured Party of any other Class, all without affecting the priorities provided for herein or the other provisions hereof, so long as permitted by the terms of each applicable Secured Credit Document; provided, that if any obligations of the Grantors in respect of such Refinancing indebtedness shall be secured by Liens on any Shared Collateral, such obligations and the holders thereof shall be subject to and bound by the provisions of this Agreement and, if not already, the collateral agent under such obligations shall become a party hereto by executing and delivering a Collateral Agent Joinder Agreement.

Section 7.03    Reinstatement. In the event that any of the Equal Priority Obligations shall be paid in full in cash and such payment or part of any payment with respect to the Equal Priority Obligations of any Class previously made shall be avoided or rescinded for any reason whatsoever (including an order or judgment for disgorgement of a preference, fraudulent transfer or other avoidance action under the Bankruptcy Code, other applicable Bankruptcy Law, or any similar law), then the terms and conditions of this Agreement shall be fully applicable thereto until all the Equal Priority Obligations of such Class shall again have been satisfied and paid in full in cash. This Section 7.03 shall survive termination of this Agreement.

Section 7.04    Reorganization Modifications. In the event the Equal Priority Obligations of any Class are modified pursuant to applicable law, including Section 1129 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, any reference to the Equal Priority Obligations of such Class or the Secured Credit Documents of such Class shall refer to such obligations or such documents as so modified.

Section 7.05    Further Assurances. Each of the Collateral Agents and the Grantors agrees that, at the sole cost and expense of the Grantors, it will execute, or will cause to be executed, such reasonable further documents, agreements and instruments, and take all such reasonable further actions, as may be required under any applicable law, or which any Collateral Agent may reasonably request, to effectuate the terms of this Agreement.

Section 7.06    Insurance. As between the Secured Parties, the Controlling Collateral Agent shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

Article VIII
No Reliance; No Liability

Section 8.01    No Reliance; Information. Each Collateral Agent, on behalf of its Related Secured Parties, acknowledges that (a) its Related Secured Parties have, independently and without reliance upon any Collateral Agent or any Related Secured Parties, and based on such documents and information as they have deemed appropriate, made their own credit analysis and decision to enter into the Secured Credit Documents to which they are party and (b) its Related Secured Parties will, independently and without reliance upon any Collateral Agent or any of its Related Secured Parties, and based on such documents and information as they shall from time to time deem appropriate, continue to make their own credit decision in taking or not taking any action under this Agreement or any other Secured Credit Document. The Collateral Agent or Secured Parties of any Class shall have no duty to disclose to any Collateral Agent or any Secured Party of any other Class any information relating to the Borrowers or any of the Grantors or their Subsidiaries, or any other circumstance bearing upon the risk of nonpayment of any of the Equal Priority Obligations, that is known or becomes known to any of them or any of their Affiliates. If the Collateral Agent or any Secured Party of any Class, in its sole discretion, undertakes at any time or from time to time to provide any such information to, as the case may be, the Collateral Agent or any Secured Party of any other Class, it shall be under no obligation (i) to make, and shall not be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of the information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion or (iii) to undertake any investigation.

Section 8.02    No Warranties or Liability.

(a)    Each Collateral Agent, for itself and on behalf of its Related Secured Parties, acknowledges and agrees that no Collateral Agent or Secured Party of any other Class has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Secured Credit Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Collateral Agent and the Secured Parties of any Class will be entitled to manage and supervise their loans and other extensions of credit in the manner set forth in their Related Secured Credit Documents. No Collateral Agent shall, by reason of this Agreement, any other Security Document or any other document, have a fiduciary relationship or other implied duties in respect of any other Collateral Agent or any other Secured Party.

(b)    No Collateral Agent or Secured Parties of any Class shall have any express or implied duty to the Collateral Agent or any Secured Party of any other Class to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of a default or an Event of Default under any Secured Credit Document (other than, in each case, this Agreement), regardless of any knowledge thereof that they may have or be charged with.

Section 8.03    Rights of Initial Additional Equal Priority Collateral Agent. Notwithstanding anything contained herein to the contrary, the Initial Additional Equal Priority Collateral Agent shall be entitled to the same rights, protections, immunities and indemnities as set forth in the Initial Additional Equal Priority Agreement as if the provisions setting forth those rights, protections, immunities and indemnities are fully set forth herein.

Article IX

Additional Equal Priority Obligations

The Borrowers may from time to time, subject to any limitations contained in any Secured Credit Documents in effect at such time, incur and designate additional indebtedness and related obligations that are, or are to be, secured by Liens on any assets of the Borrowers or any of the Grantors that would, if such Liens were granted, constitute Shared Collateral as Additional Equal Priority Obligations by delivering to each Collateral Agent party hereto at such time a certificate of an Authorized Officer of the Company:

(a)    describing the indebtedness and other obligations being designated as Additional Equal Priority Obligations, and including a statement of the maximum aggregate outstanding principal amount of such indebtedness as of the date of such certificate;

(b)    setting forth a summary of the Additional Equal Priority Obligations Documents under which such Additional Equal Priority Obligations are or will be issued or incurred or the Guarantees of or Liens securing such Additional Equal Priority Obligations are, or are to be, granted or created;

(c)    identifying the Person that serves as the collateral agent, collateral trustee or a similar representative for the holders of such Additional Equal Priority Obligations (such Person being referred to as the “Additional Collateral Agent”);

(d)    certifying that the incurrence of such Additional Equal Priority Obligations, the creation of the Liens securing such Additional Equal Priority Obligations and the designation of such Additional Equal Priority Obligations as “Additional Equal Priority Obligations” hereunder do not or will not result in a default under any provision of any Secured Credit Document of any Class in effect at such time;

(e)    certifying that the Additional Equal Priority Obligations Documents authorize the Additional Collateral Agent to become a party hereto by executing and delivering a Collateral Agent Joinder Agreement and provide that, upon such execution and delivery, such Additional Equal Priority Obligations and the holders thereof shall become subject to and bound by the provisions of this Agreement; and

(f)    attaching a fully completed Collateral Agent Joinder Agreement executed and delivered by the Additional Collateral Agent.

Upon the delivery of such certificate and the related attachments as provided above and as so long as the statements made therein are true and correct as of the date of such certificate (but without the consent of any Secured Party), the obligations designated in such notice shall become Additional Equal Priority Obligations for all purposes of this Agreement. Notwithstanding anything contained herein to the contrary, each Collateral Agent may conclusively rely on such certificate delivered by the Borrowers, and upon its receipt of such certificate, each Collateral Agent shall execute the Collateral Agent Joinder Agreement evidencing its acknowledgment thereof, and shall incur no liability to any Person for such execution, it being understood and agreed that such acknowledgments shall not, for the avoidance of doubt, constitute a condition to the effectiveness of such Collateral Agent Joinder Agreement.

Article X
Miscellaneous

Section 10.01     Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile or electronic mail, as follows:

(a)    if to any Grantor, to it (or, in the case of any Grantor other than the Borrowers, to it in care of the Borrowers) at:

Rapid7, Inc.
120 Causeway Street
Boston, MA 02144
Attention: Legal
Email: notices@rapid7.com

With a copy to:

[           ]

With a copy (which shall not constitute notice) to:

[           ]

(b)    if to the Credit Agreement Collateral Agent, to it at:

JPMorgan Chase Bank, N.A.

10 S. Dearborn Street

Chicago, IL 60603

Attn: Collateral Services

(c)    if to the Initial Additional Equal Priority Collateral Agent, to it at:

[          ]

(d)    if to any Additional Collateral Agent, to it at the address set forth in the applicable Collateral Agent Joinder Agreement.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by facsimile or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section. As agreed to in writing by any party hereto from time to time, notices and other communications to such party may also be delivered by e-mail to the e-mail address of a representative of such party provided from time to time by such party.

Section 10.02     Waivers; Amendment; Joinder Agreements.

(a)    No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)    Neither this Agreement nor any provision hereof may be waived, amended or otherwise modified except as contemplated by the Secured Credit Documents and then pursuant to an agreement or agreements in writing entered into by each Collateral Agent then party hereto and the Borrowers; provided, that without any action or consent of any Collateral Agent (i) (A) this Agreement may be supplemented by a Collateral Agent Joinder Agreement, and an Additional Collateral Agent may become a party hereto, in accordance with Article IX and (B) this Agreement may be supplemented by a Grantor Joinder Agreement, and a Subsidiary may become a party hereto, in accordance with Section 10.12, and (ii) in connection with any Refinancing of Equal Priority Obligations of any Class, the Collateral Agents then party hereto shall enter (and are hereby authorized to enter without the consent of any other Secured Party), at the written request of any Collateral Agent or the Borrowers, into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing; provided that no Collateral Agent shall be required to enter into such amendments or modifications unless it shall have received a certificate of an Authorized Officer of the Company certifying that such Refinancing is permitted hereunder and by the Secured Credit Documents that are not being refinanced.

Section 10.03     Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 10.04     Effectiveness; Survival. This Agreement shall become effective when executed and delivered by the parties hereto. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

Section 10.05     Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. Each of the parties hereto represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in such party’s constitutive documents.

Section 10.06     Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.07     Governing Law; Jurisdiction; Consent to Service of Process.

(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)    Each party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, New York County and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against any party hereto or its properties in the courts of any jurisdiction.

(c)    Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01, such service to be effective upon receipt. Nothing in this Agreement will affect the right of any party hereto or any Secured Party to serve process in any other manner permitted by law.

Section 10.08     WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.09     Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.10     Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any other Secured Credit Documents, the provisions of this Agreement shall control.

Section 10.11     Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Secured Parties, the Borrowers and the Grantors in relation to one another. Nothing in this Agreement is intended to or shall impair the obligations of the Borrowers or any other Grantor, which are absolute and unconditional, to pay the Equal Priority Obligations as and when the same shall become due and payable in accordance with their terms. For the avoidance of doubt, nothing contained herein shall be construed to constitute a waiver or an amendment of any covenant of the Borrowers or any other Grantor contained in any Secured Credit Document, which restricts the incurrence of any Indebtedness or the grant of any Lien.

Section 10.12     Additional Grantors. In the event any Subsidiary shall have granted a Lien on any of its assets to secure any Equal Priority Obligations, the Borrowers shall cause such Subsidiary, if not already a party hereto, to become a party hereto as a “Grantor”. Upon the execution and delivery by any Subsidiary of a Grantor Joinder Agreement, any such Subsidiary shall become a party hereto and a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other party hereto (provided that each Collateral Agent shall execute and deliver to the Company an acknowledgment of the effectiveness of such Grantor Joinder Agreement, which such acknowledgments shall not, for the avoidance of doubt, constitute a condition to the effectiveness of such Grantor Joinder Agreement).  The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement. In the event any Person becomes the direct parent company of the Company and required to become a “Guarantor” or “Grantor” under the applicable Secured Credit Documents of any Class, the Borrowers shall cause such Person, if not already a party hereto, to become a party hereto as a “Grantor”. Upon the execution and delivery by such Person of a Grantor Joinder Agreement, such Person shall become a party hereto and a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other party hereto. The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of such Person as a party to this Agreement.

Section 10.13     Specific Performance. Each Collateral Agent, on behalf of itself and its Related Secured Parties, may demand specific performance of this Agreement. Each Collateral Agent, on behalf of itself and its Related Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the Secured Parties.

Section 10.14     Integration. This Agreement, together with the other Secured Credit Documents, represents the agreement of each of the Grantors and the Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, any Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Credit Agreement Collateral Agent

By:
Name:
Title:

[●] as Initial Additional Equal Priority Collateral Agent

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[SUBSIDIARY GRANTORS]

By:
Name:
Title:

EXHIBIT I

[FORM OF] COLLATERAL AGENT JOINDER AGREEMENT NO. [ ] dated as of [ ], 20[        ] (this “Joinder Agreement”) to the EQUAL PRIORITY LIEN INTERCREDITOR AGREEMENT dated as of [  ] (the “Intercreditor Agreement”) among  RAPID7 INC. (the “Company”) and RAPID7, LLC (together with the Company, the “Borrowers” and each individually, a “Borrower”), the GRANTORS party thereto, JPMORGAN CHASE BANK, N.A., as the Credit Agreement Collateral Agent, [●], as Additional Equal Priority Collateral Agent, and each ADDITIONAL COLLATERAL AGENT from time to time party thereto.

A.       Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.       The Borrowers propose to issue or incur Additional Equal Priority Obligations under [describe new facility] and the Person identified in the signature pages hereto as the “Additional Collateral Agent” (the “Additional Collateral Agent”) will serve as the collateral agent, collateral trustee or a similar representative for the Additional Secured Parties under such facility. The Additional Equal Priority Obligations are being designated as such by the Borrowers in accordance with Article IX of the Intercreditor Agreement.

C.       The Additional Collateral Agent wishes to become a party to the Intercreditor Agreement and to acquire and undertake, for itself and on behalf of the Additional Secured Parties, the rights and obligations of an “Additional Collateral Agent” thereunder. The Additional Collateral Agent is entering into this Joinder Agreement in accordance with the provisions of the Intercreditor Agreement in order to become an Additional Collateral Agent thereunder.

Accordingly, the Additional Collateral Agent and the Borrowers agree as follows, for the benefit of the Additional Collateral Agent, the Borrowers and each other party to the Intercreditor Agreement:

SECTION 1. Accession to the Intercreditor Agreement. The Additional Collateral Agent (a) hereby accedes and becomes a party to the Intercreditor Agreement as an Additional Collateral Agent for the Additional Secured Parties from time to time in respect of the Additional Equal Priority Obligations, (b) agrees, for itself and on behalf of the Additional Secured Parties from time to time in respect of the Additional Equal Priority Obligations, to all the terms and provisions of the Intercreditor Agreement and (c) shall have all the rights and obligations of an Additional Collateral Agent under the Intercreditor Agreement.

SECTION 2. Counterparts. This Joinder Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signature of the Additional Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 3. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Intercreditor Agreement.

SECTION 4. Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5. Severability. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 6. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.01 of the Intercreditor Agreement. All communications and notices hereunder to the Additional Collateral Agent shall be given to it at the address set forth under its signature hereto, which information supplements Section 10.01 of the Intercreditor Agreement.

Section 7. Expense Reimbursement. The Borrowers agree to reimburse each Collateral Agent for its reasonable and invoiced out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable and invoiced fees, expenses, other charges and disbursements of counsel for each Collateral Agent.

IN WITNESS WHEREOF, the Additional Collateral Agent and the Borrowers have duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF ADDITIONAL COLLATERAL AGENT], as ADDITIONAL COLLATERAL AGENT for the ADDITIONAL SECURED PARTIES

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[SUBSIDIARY GRANTORS]

By:
Name:
Title:

Acknowledged by: 3

JPMORGAN CHASE BANK, N.A., as Credit Agreement Collateral Agent

By:
Name:
Title:

[●]
as Additional Equal Priority Collateral Agent

By:
Name:
Title:

[EACH OTHER ADDITIONAL COLLATERAL AGENT], as Additional Collateral Agent

By:
Name:
Title:

[3]	Failure by the Credit Agreement Collateral Agent, Additional Equal Priority Collateral Agent or any Additional Collateral Agent to acknowledge this Joinder Agreement shall not affect the effectiveness thereof.

EXHIBIT II

[FORM OF] GRANTOR JOINDER AGREEMENT NO. [ ] dated as of [ ], 20[        ] (this “Grantor Joinder Agreement”) to the EQUAL PRIORITY LIEN INTERCREDITOR AGREEMENT dated as of [  ] (the “Intercreditor Agreement”) among  RAPID7 INC. (the “Company”) and RAPID7, LLC (together with the Company, the “Borrowers” and each individually, a “Borrower”), the GRANTORS party thereto, JPMORGAN CHASE BANK, N.A., as the Credit Agreement Collateral Agent, [●], as Additional Equal Priority Collateral Agent, each ADDITIONAL COLLATERAL AGENT from time to time party thereto and [ ], a [ ], as an additional GRANTOR.

A.       Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B. [ ], a Subsidiary of the Borrowers (the “Additional Grantor”), has granted a Lien on all or a portion of its assets to secure Equal Priority Obligations and such Additional Grantor is not a party to the Intercreditor Agreement.

C.       The Additional Grantor wishes to become a party to the Intercreditor Agreement and to acquire and undertake the rights and obligations of a Grantor thereunder. The Additional Grantor is entering into this Grantor Joinder Agreement in accordance with the provisions of the Intercreditor Agreement in order to become a Grantor thereunder.

Accordingly, the Additional Grantor agrees as follows, for the benefit of the Collateral Agents, the Borrowers and each other party to the Intercreditor Agreement:

SECTION 1. Accession to the Intercreditor Agreement. In accordance with Section 10.12 of the Intercreditor Agreement, the Additional Grantor (a) hereby accedes and becomes a party to the Intercreditor Agreement as a Grantor with the same force and effect as if originally named therein as a Grantor, (b) agrees to all the terms and provisions of the Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the Intercreditor Agreement.

SECTION 2. Representations, Warranties and Acknowledgement of the Additional Grantor. The Additional Grantor represents and warrants to each Collateral Agent and each Secured Party that this Grantor Joinder Agreement has been duly authorized, executed and delivered by such Additional Grantor and constitutes the legal, valid and binding obligation of such Additional Grantor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3. Counterparts. This Grantor Joinder Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Grantor Joinder Agreement shall become effective when each Collateral Agent shall have received a counterpart of this Grantor Joinder Agreement that bears the signature of the Additional Grantor. Delivery of an executed signature page to this Grantor Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Grantor Joinder Agreement.

SECTION 4. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Intercreditor Agreement.

SECTION 5. Governing Law. THIS GRANTOR JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Severability. In case any one or more of the provisions contained in this Grantor Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.01 of the Intercreditor Agreement.

SECTION 8. Expense Reimbursement. The Additional Grantor agrees to reimburse each Collateral Agent for its reasonable and invoiced out-of-pocket expenses in connection with this Grantor Joinder Agreement, including the reasonable and invoiced fees, expenses, other charges and disbursements of counsel for each Collateral Agent.

IN WITNESS WHEREOF, the Additional Grantor has duly executed this Grantor Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Acknowledged by: 4

JPMORGAN CHASE BANK, N.A., as Credit Agreement Collateral Agent

By:
Name:
Title:

[●]
as Additional Equal Priority Collateral Agent

By:
Name:
Title:

[EACH OTHER ADDITIONAL COLLATERAL AGENT], as Additional Collateral Agent

By:
Name:
Title:

[4]	Failure by the Credit Agreement Collateral Agent, Additional Equal Priority Collateral Agent or any Additional Collateral Agent to acknowledge this Joinder Agreement shall not affect the effectiveness thereof.

EXHIBIT G
TO THE CREDIT AGREEMENT

FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

EXHIBIT G

[FORM OF]

JUNIOR PRIORITY LIEN INTERCREDITOR AGREEMENT

among

RAPID7, INC.
and
RAPID7 LLC
as Borrowers,

the other GRANTORS party hereto,

JPMORGAN CHASE BANK, N.A.,
as Senior Representative for the
First Lien Credit Agreement Secured Parties,

[each Additional Senior Debt Collateral Agent,]

[      ],
as the Second Priority Representative for the
Initial Second Lien Secured Parties

and

each ADDITIONAL REPRESENTATIVE from time to time party hereto dated as of [ ]

JUNIOR PRIORITY LIEN INTERCREDITOR AGREEMENT dated as of [_] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among  RAPID7 INC. (the “Company”) and RAPID7, LLC (together with the Company, the “Borrowers” and each individually, a “Borrower”), the other Grantors (as defined below) party hereto, JPMORGAN CHASE BANK, N.A., as Representative for the First Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “First Lien Credit Agreement Collateral Agent”), [each additional Collateral Agent for any Senior Obligations (each, an “Additional Senior Debt Collateral Agent”),] [ ], as Representative for the Initial Second Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Second Lien Collateral Agent”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Lien Credit Agreement Collateral Agent (for itself and on behalf of the First Lien Credit Agreement Secured Parties), the Initial Second Lien Collateral Agent (for itself and on behalf of the Initial Second Lien Secured Parties), each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility), the Borrowers and the other Grantors from time to time party hereto agree as follows:

Article I
Definitions

Section 1.01    Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the First Lien Credit Agreement or, if defined in the New York UCC, have the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below.

“Additional Second Priority Debt” means any Indebtedness that is issued, incurred or guaranteed by any Borrower and/or any other Grantor (and not guaranteed by any Subsidiary that is not a Guarantor) (other than Indebtedness constituting Initial Second Lien Obligations), which Indebtedness and guarantees are secured by the Second Priority Collateral (or any portion thereof) on a subordinate basis to the Senior Obligations (and which is not secured by Liens on any assets of any Borrower or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Additional Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Second Priority Debt Documents” means, with respect to any series, issue or class of Additional Second Priority Debt, the promissory notes, credit agreements, indentures, the Second Priority Collateral Documents or other operative agreements evidencing or governing such Indebtedness or the liens securing such Indebtedness.

“Additional Second Priority Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Additional Second Priority Debt.

“Additional Second Priority Debt Obligations” means, with respect to any series, issue or class of Additional Second Priority Debt, all amounts owing pursuant to the terms of such Additional Second Priority Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest, fees and expenses that accrue after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether such interest, fees or expenses are an allowed claim under such Insolvency or Liquidation Proceeding), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Second Priority Debt Document.

“Additional Second Priority Debt Parties” means, with respect to any series, issue or class of Additional Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by any Borrower or any other Grantor under any related Additional Second Priority Debt Documents.

“Additional Senior Debt” means any Indebtedness that is issued, incurred or guaranteed by the Borrowers and/or any Guarantor (other than Indebtedness constituting First Lien Credit Agreement Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a senior basis to the Second Priority Debt and on a pari passu (but without regard to the control of remedies) or junior basis to the First Lien Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have  executed and delivered this Agreement as of the date hereof or become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

[“Additional Senior Debt Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.]

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, credit agreements, the Senior Collateral Documents or other operative agreements evidencing or governing such Indebtedness or the liens securing such Indebtedness.

“Additional Senior Debt Facility” means each indenture, credit agreements or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, all amounts owing pursuant to the terms of such Additional Senior Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest, fees and expenses that accrue after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether such interest, fees or expenses are an allowed claim under such Insolvency or Liquidation Proceeding), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Senior Debt Document.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by any Borrower or any Guarantor under any related Additional Senior Debt Documents.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Authorized Officer” means, with respect to any Person, the chief executive officer, the chief financial officer, principal accounting officer, the president, any vice president, treasurer, general counsel, secretary or another officer of such Person.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors and affecting the rights of creditors generally.

“Borrowers” has the meaning assigned to such term in the preamble hereto.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Agents” means the First Lien Credit Agreement Collateral Agent, each Additional Senior Debt Collateral Agent, the Initial Second Lien Collateral Agent, any collateral agent designated pursuant to any Additional Senior Debt Documents and any collateral agent designated pursuant to any Additional Second Priority Debt Documents.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Company” has the meaning assigned to such term in the preamble hereto.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Lien Collateral Agent, until such time as the Initial Second Lien Agreement ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Majority Representatives, in a notice to the Designated Senior Representative and the Company hereunder, as the “Designated Second Priority Representative” for purposes hereof.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Controlling Collateral Agent (as defined in the Equal Priority Lien Intercreditor Agreement applicable to such Senior Facilities) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by, or no longer required to be secured by, the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of Senior Obligations” means the date on which each Senior Facility has been Discharged.

“Equal Priority Lien Intercreditor Agreement” has the meaning assigned to such term in the First Lien Credit Agreement.

“First Lien Credit Agreement” means the Credit Agreement dated as of [June 25], 2025, by and among the Borrowers, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swing line lender and an L/C issuer, and one or more other financing arrangements (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement, indenture, credit facility, commercial paper facility or new agreement extending the maturity of, refinancing, replacing, consolidating or otherwise restructuring all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder; provided (a) that the obligations in respect of any such other financing arrangement or agreement are secured by Liens on the Shared Collateral that rank senior to the Liens securing the Second Priority Debt, (b) that the collateral agent for any such other financing arrangement or agreement becomes a party to this Agreement by executing and delivering a Joinder Agreement and (c) in the case of any refinancing or replacement, the Borrowers designates such financing arrangement or agreement as the “First Lien Credit Agreement” (and not Additional Senior Debt) hereunder.

“First Lien Credit Agreement Collateral Agent” has the meaning assigned to such term in the preamble hereto and shall include any successor Collateral Agent under the First Lien Credit Agreement.

“First Lien Credit Agreement Loan Documents” means the First Lien Credit Agreement and the other “Loan Documents” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Obligations” means the “Obligations” as defined in the First Lien Credit Agreement other than any Obligations that are unsecured, not secured by any Shared Collateral or secured on a junior lien basis to any Obligation existing on the Closing Date.

“First Lien Credit Agreement Secured Parties” means the “Secured Parties” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Security Agreement” means the “Security Agreement” as defined in the First Lien Credit Agreement.

“Grantors” means the Borrowers, the other Guarantors, and each of their respective Subsidiaries or direct or indirect parent company of the Company which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are listed on the signature pages hereto as Grantors (including any Subsidiary which becomes a party to this Agreement as contemplated by Section 8.07).

“Guarantors” means each Person that guarantees any Senior Obligations pursuant to any Senior Debt Documents.

“Indebtedness” has the meaning assigned to such term in the First Lien Credit Agreement or the Initial Second Lien Agreement, as applicable.

“Initial Second Lien Agreement” means that certain [Indenture][Credit Agreement][Other Agreement], dated as of [ ], among the Borrower[s], [the Guarantors identified therein,] and [ ], as [trustee][administrative agent], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, together with any indentures, agreements and other documents as may be entered into in connection with any Refinancing thereof; provided, (a) the obligations in respect of any such Refinancing are secured by Liens on the Shared Collateral that rank junior to the Liens securing the Senior Obligations and (b) that the holders of any such Refinancing debt (or their agent on their behalf) shall bind themselves in writing to the terms of this Agreement.

“Initial Second Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Second Lien Debt Documents” means the Initial Second Lien Agreement and the other related facility [“Documents”] as defined in the Initial Second Lien Agreement.

“Initial Second Lien Obligations” means the [“Obligations”] as such term is defined in the Initial Second Lien Security Agreement.

“Initial Second Lien Secured Parties” means the Initial Second Lien Collateral Agent and the holders of the Initial Second Lien Obligations issued pursuant to the Initial Second Lien Agreement.

“Initial Second Lien Security Agreement” means the [security][collateral] agreement, dated as of the date hereof, among the Borrowers, the Guarantors party thereto, the Initial Second Lien Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(1)   any case or proceeding commenced by or against any Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, receivership, recapitalization or adjustment or marshalling of the assets or liabilities of any Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to any Borrower or any other Grantor or its assets or any similar case or proceeding relative to any Borrower or any other Grantor or its assets or creditors, as such, in each case whether or not voluntary;

(2)   any liquidation, dissolution, marshalling of assets or liabilities, assignment for the benefit of creditors or other winding up of or relating to any Borrower or any other Grantor or its assets, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency and whether or not in a court supervised proceeding; or

(3)   any other proceeding of any type or nature in which substantially all claims of creditors of any Borrower or any other Grantor are determined, and any payment or distribution is or may be made on account of such claims.

“Joinder Agreement” means a supplement to this Agreement in substantially the form of Annex II or Annex III hereof.

“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Financing Lease (as defined in the First Lien Credit Agreement) having substantially the same economic effect as any of the foregoing).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning provided to such term in Section 8.08.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Possessory Collateral” means any Shared Collateral in the possession or control of a Collateral Agent (or its agents or bailees), to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction or to the extent such Shared Collateral was delivered to such Collateral Agent pursuant to any Security Document. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession or control of any Collateral Agent under the terms of the Senior Collateral Documents or the Second Priority Collateral Documents.

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, purchase, defease, retire, restructure, amend, increase, modify, supplement or replace such Indebtedness, or to issue other Indebtedness or enter alternative financing arrangements in exchange or replacement for, such Indebtedness, in whole or in part, including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Replacement Senior Obligations” has the meaning assigned to such term in Section 8.10.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” as defined in any Initial Second Lien Debt Document or any other Second Priority Debt Document or any other assets of any Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Initial Second Lien Security Agreement and the other [“Collateral Documents”] as defined in the Initial Second Lien Agreement and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by any Borrower or any other Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means any Initial Second Lien Obligations and any Additional Second Priority Debt.

“Second Priority Debt Documents” means the Initial Second Lien Debt Documents and any Additional Second Priority Debt Documents.

“Second Priority Debt Facilities” means the Initial Second Lien Agreement and any Additional Second Priority Debt Facilities.

“Second Priority Debt Obligations” means the Initial Second Lien Obligations and any Additional Second Priority Debt Obligations.

“Second Priority Debt Parties” means the Initial Second Lien Secured Parties and any Additional Second Priority Debt Parties.

“Second Priority Enforcement Date” means, with respect to any Second Priority Representative, the date which is 180 days after the occurrence and during the continuance of both (i) an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from such Second Priority Representative that (x) such Second Priority Representative is the Designated Second Priority Representative and that an Event of Default (under and as defined in the Second Priority Debt

Document for which such Second Priority Representative has been named as Representative) has occurred and is continuing and (y) the Second Priority Debt Obligations of the series with respect to which such Second Priority Representative is the Second Priority Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Document; provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Designated Senior Representative or any Person authorized by it has commenced and is diligently pursuing any enforcement action with respect to all or a material portion of the Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Second Priority Majority Representatives” means Second Priority Representatives representing at least a majority of the then aggregate amount of Second Priority Debt Obligations for borrowed money.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Initial Second Lien Obligations, the Initial Second Lien Collateral Agent and (ii) in the case of any Second Priority Debt Facility incurred after the date hereof, the Second Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any First Lien Credit Agreement Loan Document or any other Senior Debt Document or any other assets of any Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the First Lien Credit Agreement Security Agreement and the other “Collateral Documents” as defined in the First Lien Credit Agreement and the other “Security Documents” as defined in the Additional Senior Debt Documents (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by any Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means the First Lien Credit Agreement Loan Documents and any Additional Senior Debt Documents.

“Senior Facilities” means the First Lien Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the First Lien Credit Agreement Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any First Lien Credit Agreement Obligations or the First Lien Credit Agreement Secured Parties, the First Lien Credit Agreement Collateral Agent and (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the First Lien Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility (or their Representatives) and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a valid and perfected security interest in such Collateral at such time.

“Subsidiary” of a Person means a corporation, partnership, limited partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or (ii) the management of which is otherwise Controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers.  For the avoidance of doubt, unless otherwise specified, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on any of the Borrowers’ or any Restricted Subsidiary’s financial statements.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

Section 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

Article II
Priorities and Agreements with Respect to Shared Collateral

Section 2.01    Subordination.

(a)    Notwithstanding the date, time, method, manner or order of filing or recordation of any document or instrument or grant, attachment, registration or perfection of any Liens granted to any Second Priority

Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing or purporting to secure any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing or purporting to secure any Senior Obligations. All Liens on the Shared Collateral securing or purporting to secure any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing or purporting to secure any Senior Obligations are subordinated to any Lien securing any other obligation of any Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

Section 2.02    Nature of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, amended and restated, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, amendment and restatement, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between any Borrower and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of any Borrower and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

Section 2.03    Prohibition on Contesting Liens. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral or the allowability of any claim or the amount thereof asserted by any Senior Secured Party with respect to any Senior Obligations, and each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral or the allowability of any claim or the amount thereof asserted by any Second Priority Debt Party with respect to any Second Priority Debt Obligations. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

Section 2.04    No Other Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, none of the Grantors shall, or shall permit any of its subsidiaries to, grant or permit any Lien on any asset to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Senior Obligations. If any Second Priority Representative or any Second

Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Debt Obligations that are not also subject to the Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for the Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior Lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations (in accordance with the Lien priorities set forth herein). To the extent that the provisions of the third and second immediately preceding sentences of this Section 2.04 are not complied with for any reason, without limiting any other right or remedy available to any Senior Representative or any other Senior Secured Party, each Second Priority Representative agrees, for itself and on behalf of the other Second Priority Debt Parties, that any amounts received by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.02.

Section 2.05    Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

Section 2.06    Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure First Lien Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the First Lien Collateral Agent pursuant to Section 2.03(g), 2.17 or Article 8 of the First Lien Credit Agreement (or any equivalent successor provision) shall be applied as specified in the First Lien Credit Agreement and will not constitute Shared Collateral.

Article III
Enforcement

Section 3.01    Exercise of Remedies.

(a)    So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub- agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) the Senior Representatives and the Senior Secured Parties shall (except as otherwise set forth herein with respect to the Second Priority Enforcement Date) have the exclusive right to enforce rights, exercise remedies (including setoff or recoupment and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against any Borrower or any other Grantor, any Second Priority Representative may file a claim, proof of claim or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility in a manner consistent with the terms of this Agreement, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Debt Parties may exercise their rights and remedies as unsecured creditors, to the limited extent provided in Section 5.04, (D) the Second Priority Debt Parties may exercise the rights and remedies provided for in this Agreement with respect to seeking adequate protection in any Insolvency or Liquidation Proceeding, (E) the Second Priority Debt Parties may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Priority Debt Parties or the avoidance of any Second Priority Lien to the extent not inconsistent with the terms of this Agreement and (F) from and after the Second Priority Enforcement Date, the Designated Second Priority Representatives may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) the Designated Senior Representative has not commenced and is not diligently pursuing any enforcement action with respect to all or a material portion of the Shared Collateral or (2) the Grantor which has granted a security interest in such Shared Collateral is not then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b)    So long as the Discharge of Senior Obligations has not occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c)    Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder or delay any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d)    Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e)    Subject to Section 3.01(a), the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Second Priority Representative who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section 3.01(e) shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

Section 3.02    Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

Section 3.03    Actions upon Breach. Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of any Borrower or any other Grantor) or the Borrowers may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that any Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

Article IV
Payments

Section 4.01    Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies and any distribution made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding, including any adequate protection payments and other court approved payments made to the Secured Parties in such proceeding, other than any adequate protection payments received by Second Priority Debt Party pursuant to Section 6.03 of this Agreement shall be applied to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (including the Equal Priority Lien Intercreditor

Agreement) until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

Section 4.02    Payments Over. Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the Shared Collateral or any distribution made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding, in contravention of this Agreement or otherwise, shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

Article V
Other Agreements

Section 5.01    Releases.

(a)    Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Borrowers) the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations; provided that, in the case of any such sale, transfer or other disposition of Shared Collateral (other than any sale, transfer or other disposition in connection with the enforcement or exercise of any rights or remedies with respect to the Shared Collateral), the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties shall not be so released if such release of Senior Secured Parties’ Liens is granted upon or following the Discharge of Senior Obligations.

Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by any Borrower or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at any Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

(b)    Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c)    Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d)    Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the applicable Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

Section 5.02    Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to be named as any additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents (including the Equal Priority Intercreditor Agreement), (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations or Senior Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

Section 5.03    Amendments to Debt Documents.

(a)    The Senior Debt Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms, and the Indebtedness under the Senior Debt Documents may be Refinanced, in each case, without the consent of any Second Priority Debt Party.

(b)    Without the prior written consent of the Senior Representatives, no Second Priority Debt Document may be amended, restated, supplemented or otherwise modified, or entered into, and no Indebtedness under the Second Priority Debt Documents may be Refinanced, to the extent such amendment, restatement, supplement or modification or Refinancing, or the terms of such new Second Priority Debt Document, would (i) contravene the provisions of this Agreement, (ii) unless the resulting Indebtedness would otherwise expressly be permitted under the Senior Debt Documents, change to earlier dates any scheduled dates for payment of principal

(including the final maturity date) or of interest on Indebtedness under such Second Priority Debt Document or (iii) reduce the capacity to incur Indebtedness for borrowed money constituting Senior Obligations to an amount less than the aggregate principal amount of term loans or outstanding notes and aggregate principal amount of revolving commitments, in each case, under the Senior Debt Documents on the day of any such amendment, restatement, supplement, modification or Refinancing.

(c)    Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that the Grantors may cause each Second Priority Collateral Document under its Second Priority Debt Facility to include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Junior Priority Lien Intercreditor Agreement referred to below), including liens and security interests granted to JPMorgan Chase Bank, N.A., as collateral agent, pursuant to or in connection with the First Lien Credit Agreement, dated as of [June 25], 2025, among the Borrowers, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swing line lender and an L/C issuer, and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and (ii) the exercise of any right or remedy by the [Second Priority Representative] hereunder is subject to the limitations and provisions of the Junior Priority Lien Intercreditor Agreement dated as of [ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Junior Priority Lien Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as First Lien Credit Agreement Collateral Agent, [   ], as Initial Second Lien Collateral Agent, the Borrowers and its subsidiaries and affiliated entities party thereto. In the event of any conflict between the terms of the Junior Priority Lien Intercreditor Agreement and the terms of this Agreement, the terms of the Junior Priority Lien Intercreditor Agreement shall govern.”

(d)    In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrowers or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, any Borrower or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets subject to the Second Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 5.01(a) and provided that there is a concurrent release of the corresponding Senior Liens or (B) amend, modify or otherwise affect the rights or duties of any Second Priority Representative in its role as Second Priority Representative without its prior written consent and (ii) written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

Section 5.04    Rights as Unsecured Creditors. The Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against any Borrower and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate, or are not otherwise inconsistent with, any provision of this Agreement (including any provision prohibiting or restricting the Second Priority Debt Parties from taking various actions or making various objections). Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies in respect of Shared Collateral in contravention of this Agreement. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

Section 5.05    Bailment for Perfection of Security Interest.

(a)    The Possessory Collateral shall be delivered to the Designated Senior Representative and by accepting such Possessory Collateral such Designated Senior Representative agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of the Second Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Second Priority Collateral Documents, in each case, subject to the terms and conditions of this Section 5.05.

(b)    Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Possessory Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Possessory Collateral shall at all times be subject to the terms of this Agreement.

(c)    The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Possessory Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(d)    The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each, Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(e)    Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Possessory Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Priority Representative is entitled to approve any awards granted in such proceeding. The Borrowers and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(f)    None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrowers or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any Second Priority Debt Party or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

(g)    Each Second Priority Representative agrees that if it shall at any time prior to the Discharge of Senior Obligations hold a Second Priority Lien on any Shared Collateral and if, notwithstanding the provisions of this Agreement (and disregarding any control the Second Priority Representative might have solely as a result of the foregoing provisions of this Article 5), such Shared Collateral is in fact in the possession or under the control of the Second Priority Representative, or of agents or bailees of the Second Priority Representative, the Second Priority Representative shall (i) solely for the purpose of perfecting the Senior Liens granted under the Senior Collateral Documents, also hold or control such Pledged or Controlled Collateral as gratuitous bailee or gratuitous agent, as applicable, for the Senior Representatives and the other Senior Secured Parties (and hereby acknowledges that it has control of any Shared Collateral in its control for the benefit of the Senior Representatives and the other Senior Secured Parties), (ii) promptly inform, in writing, the Senior Representatives thereof and (iii) transfer the possession and control of such Shared Collateral, together with any necessary endorsements but without recourse, representation or warranty, to the Senior Representatives and, in connection therewith, take all commercially reasonable actions as shall be reasonably requested by the Senior Representatives to permit the Senior Representatives to obtain, for the benefit of the Senior Secured Parties, a first priority security interest in such Shared Collateral.

Section 5.06    When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with or after the occurrence of the Discharge of Senior Obligations, the Borrowers or any Subsidiary consummates any Refinancing of any Senior Obligations, then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements, including amendments or supplements to this Agreement, as the Borrowers or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Possessory Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

Section 5.07    Purchase Right. Without prejudice to the enforcement of the Senior Secured Parties remedies, the Senior Secured Parties agree that following (a) the acceleration of all Senior Obligations in accordance with the terms of the Senior Debt Documents or (b) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second Priority Debt Parties may request, and the Senior Secured Parties hereby offer the Second Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par and all undrawn amounts under outstanding Letters of Credit at an amount equal to 103% of such Letters of Credit, plus any premium that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest, fees and expenses without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such term is defined in the First Lien Credit Agreement)); provided that each Senior Secured Party is permitted to retain all rights to indemnification provided in the relevant Senior Debt Documents for all claims and other amounts relating to periods prior to such transfer of the Senior Obligations. If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Senior Representative and the Second Priority Representative. If none of the Second Priority Debt Parties timely exercise such right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

Article VI
Insolvency or Liquidation Proceedings.

Section 6.01    Financing Issues. Until the Discharge of Senior Obligations has occurred, if any Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral under Section 363 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or to consent (or not object) to the Borrowers’ or any other Grantor’s obtaining financing under Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no objection to and will not otherwise contest (a) such sale, use or lease of such cash or other collateral, unless each Senior Representative shall oppose or object to such use of cash collateral (in which case, no Second Priority Representative nor any other Second Priority Debt Party shall seek any relief in connection therewith that is inconsistent with the relief being sought by the Senior Secured Parties); and/or (b) such DIP Financing, unless each Senior Representative shall oppose or object to such DIP Financing (provided that the foregoing shall not prevent the Second Priority Debt Parties from proposing any other DIP Financing to any Grantors or to a court of competent jurisdiction so long as the Liens securing such DIP Financing are subordinated to the Senior Obligations on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing the Senior Obligations under this Agreement), and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, further agrees that it will raise no objection to and will not otherwise contest (1) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party; (2) any exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral or in any Insolvency or Liquidation Proceeding under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law; (3) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral; or (4) any order relating to a sale or other disposition of assets of any Grantor (including under Section 363 of the Bankruptcy Code, any other provision of the Bankruptcy Code, or any similar provision of any other Bankruptcy Law) to which any Senior Representative has consented or not objected, provided that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement. The Second Priority Secured Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such Disposition in accordance with Section 363(k) of the Bankruptcy Code (or any similar provision under any other applicable Debtor Relief Law), so long as any such credit bid provides for the payment in full in cash of the Senior Obligations. Each Junior Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral and/or approving such DIP Financing shall be adequate notice.

Section 6.02    Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

Section 6.03    Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the allowance and/or payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provision of the Bankruptcy Code or any other Bankruptcy Law or otherwise (for this purpose ignoring all claims and Liens held by the Second Priority Debt Parties) or (B) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of the Bankruptcy Code or any other Bankruptcy Law.  Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code, as applicable, or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a Lien on such additional collateral or a superpriority claim, which (A) Lien is subordinated to the Liens securing and providing adequate protection for all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (B) superpriority claim is subordinated to all superpriority claims of the Senior Secured Parties on the same basis as the other claims of the Second Priority Debt Parties are so subordinated to the claims of the Senior Secured Parties under this Agreement and the Second Lien Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility agrees that, under Section 1129 of the Bankruptcy Code, such superpriority claim is not required to be paid in cash, (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of (as applicable) a Lien on additional or replacement collateral and/or a superpriority administrative expense claim, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral and/or a senior superpriority administrative expense claim as security and adequate protection for the Senior Obligations and that any Lien on such additional or replacement collateral securing and/or any superpriority administrative expense claim or providing adequate protection for the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, or in the form of payments in the amount of current post- petition fees and expenses, and/or other cash payments, any amounts recovered by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien on such additional or replacement collateral so granted to the Second Priority Debt Parties shall be subject to Section 4.02), and (iii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the superpriority claim of the Second Priority Debt Parties (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Second Priority Debt Party pursuant to or as a result of any such superpriority claim so granted to the Second Priority Debt Parties shall be subject to Section 4.02).

Section 6.04    Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrowers or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be, or avoided as, fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff, recoupment or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

Section 6.05    Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable) before any distribution is made in respect of the Second Priority Debt Obligations, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

Section 6.06    No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the assertion by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

Section 6.07    Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other

Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

Section 6.08    Other Matters. To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, or such Second Priority Debt Party agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

Section 6.09    506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

Section 6.10    Reorganization Securities; Plan Voting.

(a)    If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)    No Second Priority Debt Party (whether in the capacity of a secured or an unsecured creditor) may otherwise directly or indirectly propose, support or vote in favor of any plan of reorganization or similar dispositive restructuring plan that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Designated Senior Representative or to the extent any such plan is proposed or supported by the number of Senior Secured Debt Parties required under Section 1126(c) of the Bankruptcy Code.

Section 6.11    Section 1111(b) of the Bankruptcy Code. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

Section 6.12    Post-Petition Interest.

(a)    None of the Second Priority Representatives or any other Second Priority Secured Party shall oppose or seek to challenge any claim by any Senior Representative or any other Senior Secured Party for allowance in any Insolvency or Liquidation Proceedings of Senior Obligations consisting of claims for post-petition interest, fees, costs, expenses, and/or other charges, under Section 506(b) of the Bankruptcy Code (or any similar provision under any other applicable Debtor Relief Law) or otherwise (for this purpose ignoring all claims and Liens held by the Junior Priority Secured Parties on the Shared Collateral).

(b)    None of the Senior Representatives or any other Senior Secured Party shall oppose or seek to challenge any claim by any Second Priority Representative or any other Second Priority Secured Party for allowance in any Insolvency or Liquidation Proceedings of Second Priority Obligations consisting of claims for post-petition interest, fees, costs, expenses, and/or other charges, under Section 506(b) of the Bankruptcy Code (or any similar provision under any other applicable Debtor Relief Law) or otherwise, to the extent of the value of the Lien of the Second Priority Representatives on behalf of the Second Priority Secured Parties on the Shared Collateral (after taking into account the Senior Obligations and the Senior Liens).

Article VII
Reliance; Etc.

Section 7.01    Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Second Priority Debt Documents entered into in accordance with this Agreement, and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrowers or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

Section 7.02    No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrowers or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

Section 7.03    Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a)    any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b)    any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Credit Agreement or any other Senior Debt Document or of the terms of the Initial Second Lien Agreement or any other Second Priority Debt Document;

(c)    any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d)    the commencement of any Insolvency or Liquidation Proceeding in respect of any Borrower or any other Grantor; or

(e)    any other circumstances that otherwise might constitute a defense available to (i) any Borrower or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04) or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

Article VIII
Miscellaneous

Section 8.01    Conflicts. Subject to Section 8.22, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall also be subject to the Equal Priority Lien Intercreditor Agreement or any other applicable Senior Debt Documents, and in the event of any conflict between the Equal Priority Intercreditor Agreement and this Agreement, the provisions of the Equal Priority Intercreditor Agreement shall control.

Section 8.02    Continuing Nature of this Agreement; Severability. Subject to Section 5.06 and Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrowers or any Subsidiary constituting Senior Obligations in reliance hereon.

The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.03    Amendments; Waivers.

(a)    No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)    This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility) and the Borrowers. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and the Borrowers and their respective successors and assigns.

(c)    Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof (and, if requested by the Company, each of the Designated Senior Representative and the Designated Second Priority Representative shall execute and deliver to the Company acknowledgments of the effectiveness of such Joinder Agreement, which such acknowledgments shall not, for the avoidance of doubt, constitute conditions to the effectiveness of such Joinder Agreement).

Section 8.04    Information Concerning Financial Condition of the Borrowers and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrowers and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 8.05    Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

Section 8.06    Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

Section 8.07    Additional Grantors. The Borrowers agree that, if any Subsidiary shall become a Grantor after the date hereof, they will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder (provided that the Designated Senior Representative and the Designated Second Priority Representative shall each execute and deliver to the Company an acknowledgment of the effectiveness of such joinder, which such acknowledgments shall not, for the avoidance of doubt, constitute a condition to the effectiveness of such joinder). The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement. In the event any Person becomes the direct parent company of the Company and is required to become a “Guarantor” or “Grantor” under the applicable Senior Debt Documents and/or the Second Priority Debt Documents of any Class, the Borrowers shall cause such

Person, if not already a party hereto, to become a party hereto as a “Grantor”. Upon the execution and delivery by such Person of an instrument in the form of Annex I, such Person shall become a party hereto and a Grantor hereunder with the same force and effect as if originally names as such herein. The execution and delivery of any such instrument shall not require the consent of any other party hereto. The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of such Person as a party to this Agreement.

Section 8.08    Dealings with Grantors. Upon any application or demand by any Borrower or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the request of such Representative, the Borrowers or such Grantor, as appropriate, shall furnish to such Representative a certificate of an Authorized Officer (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

Section 8.09    Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents and Second Priority Debt Documents, the Borrowers may incur or issue and sell one or more series or classes of Additional Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (a) through (c), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the relevant Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party, as applicable, to (x) the Equal Priority Lien Intercreditor Agreement pursuant to Article IX thereof or, in the event of such Additional Senior Debt secured on a subordinate basis, such other Intercreditor Agreement as contemplated by the Senior Debt Documents and (y) this Agreement by satisfying the conditions set forth in clauses (a) through (c), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(a)    such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex II (if such Representative is a Second Priority Class Debt Representative) or Annex III (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative constitutes Additional Senior Debt Obligations or Additional Second Priority Debt Obligations, as applicable, and the related Class Debt Parties become subject hereto and bound hereby as Additional Senior Debt Parties or Additional Second Priority Debt Parties, as applicable;

(b)    the Company (a) shall have delivered to the Designated Senior Representative an Officer’s Certificate identifying the obligations to be designated as Additional Senior Debt Obligations or Additional Second Priority Debt Obligations, as applicable, and the initial aggregate principal amount or face amount thereof and certifying that such obligations are permitted to be incurred and secured (I) in the case of Additional Senior Debt Obligations, on a senior basis under each of the then extant Senior Debt Documents and (II) in the case of Additional Second Priority Debt Obligations, on a junior basis under each of the then extant Second Priority Debt Documents and (b) if requested, shall have delivered true and complete copies of each of the Second

Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an Authorized Officer of the Company; and

(c)    the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

Section 8.10    Refinancings. The Senior Obligations and the Second Priority Debt may be increased, refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Senior Debt Document or any Second Priority Debt Document) of any Senior Representative or any Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof, so long as permitted by the terms of each Senior Debt Document and Second Priority Debt Document.

Each Second Priority Representative hereby agrees that at the request of the Borrowers in connection with refinancing or replacement of Senior Obligations (“Replacement Senior Obligations”) it will enter into an agreement in form and substance reasonably acceptable to such Second Priority Representative with the agent for the Replacement Senior Obligations containing terms and conditions substantially similar to the terms and conditions of this Agreement.

Each Senior Representative hereby agrees that at the request of the Borrowers in connection with refinancing or replacement of Second Priority Debt Obligations (“Replacement Second Priority Obligations”) it will enter into an agreement in form and substance reasonably acceptable to such Senior Representative with the agent for the Replacement Second Priority Obligations containing terms and conditions substantially similar to the terms and conditions of this Agreement.

Section 8.11    Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York or the United States of America located in the Borough of Manhattan, City of New York, and appellate courts from any thereof;

(b)    consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.12;

(d)    agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

Section 8.12    Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing (including electronic mail) and shall be sent:

(a)    if to the Borrowers or any Grantor, to the Company, at its address at:

Rapid7, Inc.
120 Causeway Street
Boston, MA 02144
Attention: Legal
Email: notices@rapid7.com

With a copy to:

[      ]

With a copy (which shall not constitute notice) to:

[      ]

(b)    if to the First Lien Credit Agreement Collateral Agent, to it at:

JPMorgan Chase Bank, N.A.

10 S. Dearborn Street

Chicago, IL 60603

Attn: Collateral Services

(c)    if to the Initial Second Lien Collateral Agent, to it at:

[      ]
Attention: [      ]
[      ]

Telephone: [      ]
Facsimile: [      ]
Electronic mail: [      ]

(d)    if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Section 8.13    Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Priority Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

Section 8.14    GOVERNING LAW; WAIVER OF JURY TRIAL.

(a)    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 8.15    Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Borrowers, the other Grantors party hereto and their respective successors and assigns.

Section 8.16    Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 8.17    Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. Each of the parties hereto represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in such party’s constitutive documents.

Section 8.18    Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

Section 8.19    Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties and the Borrowers and the Grantors, and their respective permitted successors and assigns, and no other Person shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the obligations of any Borrower or any other Grantor, which are absolute and unconditional, to pay the Senior Obligations and the Second Priority Debt Obligations as and when the same shall become due and payable in accordance with their terms.

Section 8.20    Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

Section 8.21    Collateral Agent and Representative. It is understood and agreed that (a) the First Lien Credit Agreement Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement and the provisions of Article 9 of the First Lien Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the First Lien Credit Agreement Collateral Agent hereunder and (b) the Initial Second Lien Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Initial Second Lien Agreement and the provisions of Article [   ] of the Initial Second Lien Agreement applicable to the [Agents] (as defined therein) thereunder shall also apply to the Initial Second Lien Collateral Agent hereunder.

Section 8.22    Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Sections 5.01(a), 5.01(d) or 5.03(d)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the First Lien Credit Agreement, any other Senior Debt Document, the Initial Second Lien Agreement or any other Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate any Borrower or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the First Lien Credit Agreement, any other Senior Debt Document, the Initial Second Lien Agreement or any other Second Priority Debt Document.

Section 8.23    Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as First Lien Credit Agreement Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

as Initial Second Lien Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[SUBSIDIARY GRANTORS]

By:
Name:
Title:

ANNEX I

SUPPLEMENT NO. [ ] dated as of , to the JUNIOR PRIORITY LIEN INTERCREDITOR AGREEMENT dated as of [ ] (the “Junior Priority Lien Intercreditor Agreement”), among RAPID7 INC. (the “Company”) and RAPID7, LLC (together with the Company, the “Borrowers” and each individually, a “Borrower”), the other Grantors (as defined below) party hereto, certain subsidiaries and affiliates of the Borrowers (each a “Grantor”), JPMORGAN CHASE BANK, N.A., as First Lien Credit Agreement Collateral Agent under the First Lien Credit Agreement, [ ], as Initial Second Lien Collateral Agent under the Initial Second Lien Agreement, and the additional Representatives from time to time party thereto.

(A)   Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Lien Intercreditor Agreement.

(B)   The Grantors have entered into the Junior Priority Lien Intercreditor Agreement. Pursuant to the First Lien Credit Agreement, the Initial Second Lien Agreement, certain Additional Senior Debt Documents and certain Additional Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrowers are required to enter into the Junior Priority Lien Intercreditor Agreement. Section 8.07 of the Junior Priority Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Priority Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Credit Agreement, the Initial Second Lien Agreement, the Additional Second Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the New Subsidiary Grantor agrees as follows:

SECTION 1 In accordance with Section 8.07 of the Junior Priority Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Priority Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Priority Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Priority Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Priority Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2 The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

SECTION 3 This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4 Except as expressly supplemented hereby, the Junior Priority Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5 THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6 In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7 All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Junior Priority Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrowers as specified in the Junior Priority Lien Intercreditor Agreement.

SECTION 8 The Borrowers agree to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

IN WITNESS WHEREOF, the New Grantor has duly executed this Supplement to the Junior Priority Lien Intercreditor Agreement as of the day and year first above written.

NAME OF SUBSIDIARY]

By:
Name:
Title:

Acknowledged by:1

[ ], as Designated Senior Representative

By:
Name:
Title:

[ ], as Designated Second Priority Representative

By:
Name:
Title:

[1]	Failure by the Designated Senior Representative or the Designated Second Priority Representative of the Supplement shall not affect the effectiveness hereof.

ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [   ] dated as of [ ], 20[   ] to the JUNIOR PRIORITY LIEN INTERCREDITOR AGREEMENT dated as of [ ] (the “Junior Priority Lien Intercreditor Agreement”), among [    ], which upon consummation of the Acquisition on the Closing Date, RAPID7 INC. (the “Company”) and RAPID7, LLC (together with the Company, the “Borrowers” and each individually, a “Borrower”), the other Grantors (as defined below) party hereto, certain subsidiaries and affiliates of the Borrowers (each a “Grantor”), JPMORGAN CHASE BANK, N.A., as First Lien Credit Agreement Collateral Agent under the First Lien Credit Agreement, [ ], as Initial Second Lien Collateral Agent under the Initial Second Lien Agreement, and the additional Representatives from time to time party thereto.

(A)   Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Lien Intercreditor Agreement.

(B)   As a condition to the ability of the Borrowers to incur Second Priority Class Debt after the date of the Junior Priority Lien Intercreditor Agreement and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors, in each case under and pursuant to the Second Priority Collateral Documents relating thereto, the Second Priority Class Debt Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Priority Lien Intercreditor Agreement. Section 8.09 of the Junior Priority Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Junior Priority Lien Intercreditor Agreement as Additional Second Priority Debt Obligations and Additional Second Priority Debt Parties, respectively, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Priority Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the New Representative agrees as follows:

SECTION 1 In accordance with Section 8.09 of the Junior Priority Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Junior Priority Lien Intercreditor Agreement as Additional Second Priority Debt Obligations and Additional Second Priority Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Priority Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Junior Priority Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Priority Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2 The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Junior Priority Lien Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3 This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4 Except as expressly supplemented hereby, the Junior Priority Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5 THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6 In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7 All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Junior Priority Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8 The Borrowers agree to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

IN WITNESS WHEREOF, the New Representative has duly executed this Representative Supplement to the Junior Priority Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [__________________ ]

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[______________________] as Designated Senior Representative[2]

By:
Name:
Title:

[2]	Failure by the Designated Senior Representative to acknowledge this Representative Supplement shall not affect the effectiveness hereof.

Acknowledged by:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[SUBSIDIARY GRANTORS]

By:
Name:
Title:

Schedule I to the
Representative Supplement to the

Junior Priority Lien Intercreditor Agreement

Grantors

[     ]

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [   ] dated as of [ ], 20[   ] to the JUNIOR PRIORITY LIEN INTERCREDITOR AGREEMENT dated as of [ ] (the “Junior Priority Lien Intercreditor Agreement”), among RAPID7 INC. (the “Company”) and RAPID7, LLC (together with the Company, the “Borrowers” and each individually, a “Borrower”), the other Grantors (as defined below) party hereto, certain subsidiaries and affiliates of the Borrowers (each a “Grantor”), JPMORGAN CHASE BANK, N.A., as First Lien Credit Agreement Collateral Agent under the First Lien Credit Agreement, [ ], as Initial Second Lien Collateral Agent under the Initial Second Lien Agreement, and the additional Representatives from time to time party thereto.

(A)   Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Lien Intercreditor Agreement.

(B)   As a condition to the ability of the Borrowers to incur Senior Class Debt after the date of the Junior Priority Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents relating thereto, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Priority Lien Intercreditor Agreement. Section 8.09 of the Junior Priority Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Priority Lien Intercreditor Agreement as Additional Senior Debt Obligations and Additional Senior Debt Parties, respectively, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Priority Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the New Representative agrees as follows:

SECTION 1 In accordance with Section 8.09 of the Junior Priority Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Priority Lien Intercreditor Agreement as Additional Senior Debt Obligations and Additional Senior Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Priority Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Junior Priority Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Priority Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2 The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Priority Lien Intercreditor Agreement as Senior Secured Parties.

SECTION 3 This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4 Except as expressly supplemented hereby, the Junior Priority Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5 THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6 In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7 All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Junior Priority Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8 The Borrowers agree to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

IN WITNESS WHEREOF, the New Representative has duly executed this Representative Supplement to the Junior Priority Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [__________________ ]

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[______________________] as Designated Senior Representative[3]

By:
Name:
Title:

[3]	Failure by the Designated Senior Representative to acknowledge this Representative Supplement shall not affect the effectiveness hereof

Acknowledged by:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[SUBSIDIARY GRANTORS]

By:
Name:
Title:

Schedule I to the
Representative Supplement to the

Junior Priority Lien Intercreditor Agreement

Grantors

[        ]